EXHIBIT 10.01

PUBLISHED DEAL CUSIP NO. 87150VAN6
REVOLVING FACILITY CUSIP NO. 87150VAS5
INITIAL TERM FACILITY CUSIP NO. 87150VAQ9

DELAYED DRAW TERM FACILITY CUSIP NO. 87150VAP1

CREDIT AGREEMENT

dated as of November 4, 2019

among

SYMANTEC CORPORATION,

The Issuing Banks and Lenders Party Hereto,

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
as Revolver Administrative Agent and Swingline Lender,

JPMORGAN CHASE BANK, N.A.,
as Term Loan Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

WELLS FARGO SECURITIES, LLC,

BOFA SECURITIES, INC.,

MIZUHO BANK, LTD.,

BARCLAYS BANK PLC,

and

THE BANK OF NOVA SCOTIA,

as Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A.,

MIZUHO BANK, LTD.,

BARCLAYS BANK PLC,

and

THE BANK OF NOVA SCOTIA

as Syndication Agents

and,

GOLDMAN SACHS BANK USA, FIFTH THIRD BANK,

HSBC SECURITIES (USA) INC., MUFG BANK, LTD., SUNTRUST ROBINSON HUMPHREY, INC., CITIZENS BANK, N.A., BMO CAPITAL MARKETS CORP., BNP PARIBAS SECURITIES CORP., and SANTANDER BANK, N.A.,

as Co-Documentation Agents

i

Section 3.7	Effect of Letter of Credit Documents	86
Section 3.8	Removal and Resignation of Issuing Banks	86
Section 3.9	Reporting of Letter of Credit Information and L/C Commitment	86
Section 3.10	Letters of Credit Issued for Subsidiaries	87
Section 3.11	Letter of Credit Amounts	87
Section 3.12	Cash Collateralization	87

ARTICLE IV Representations and Warranties		88

Section 4.1	Organization; Powers	88
Section 4.2	Authorization; Enforceability	88
Section 4.3	Governmental Approvals; No Conflicts	89
Section 4.4	Financial Condition; No Material Adverse Change; Projections	89
Section 4.5	Properties	90
Section 4.6	Litigation and Environmental Matters	99
Section 4.7	Compliance with Laws and Agreements	90
Section 4.8	Investment Company Status	90
Section 4.9	Taxes	90
Section 4.10	ERISA	91
Section 4.11	Disclosure	91
Section 4.12	Margin Regulations	91
Section 4.13	Anti-Corruption Laws and Sanctions	91
Section 4.14	Solvency	92
Section 4.15	Beneficial Ownership Certification	92

ARTICLE V Conditions		92

Section 5.1	Effective Date	92
Section 5.2	Each Credit Event	95
Section 5.3	Delayed Draw Term Loan Borrowing	95

ARTICLE VI Affirmative Covenants		96

Section 6.1	Financial Statements; Ratings Change and Other Information	96
Section 6.2	Notices of Material Events	97
Section 6.3	Existence; Conduct of Business	98
Section 6.4	Payment of Obligations	98
Section 6.5	Maintenance of Properties; Insurance	98
Section 6.6	Books and Records; Inspection Rights	98
Section 6.7	Compliance with Laws	99
Section 6.8	Use of Proceeds	99
Section 6.9	Financial Covenant	99
Section 6.10	Additional Guarantors	99
Section 6.11	Information Regarding Collateral and Further Assurances	100
Section 6.12	Certain Post-Closing Obligations	100

ARTICLE VII Negative Covenants		100

Section 7.1	Indebtedness	101
Section 7.2	Liens	104
Section 7.3	Fundamental Changes	105

SCHEDULES:

Schedule 1.1(b)	Subsidiaries Excluded from Material Subsidiaries
Schedule 2.1(a)	Revolving Commitments
Schedule 2.1(b)	Term Loan Commitments
Schedule 2.1(c)	Notice Information
Schedule 3.1	Existing Letters of Credit
Schedule 4.6	Disclosed Matters
Schedule 6.12	Certain Post-Closing Obligations
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.5	Existing Investments
EXHIBITS:
Exhibit A-1	Form of Assignment and Assumption
Exhibit A-2	Form of Affiliated Lender Assignment and Assumption
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Swingline Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D-1	Form of Revolving Note
Exhibit D-2	Form of Term Note
Exhibit E-1 – E-4	Form of U.S. Tax Compliance Certificates
Exhibit F	Form of Guaranty Agreement
Exhibit G	Form of Security Agreement
Exhibit H	Form of Compliance Certificate
Exhibit I	Form of Intercompany Subordination Agreement
Exhibit J	Form of Perfection Certificate

CREDIT AGREEMENT dated as of November 4, 2019, among SYMANTEC CORPORATION, as Borrower, the LENDERS party hereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Revolver Administrative Agent and Swingline Lender and JPMORGAN CHASE BANK, N.A., as Term Loan Administrative Agent and Collateral Agent.

RECITALS

The Borrower (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I), has requested that (a) certain of the Lenders make Loans to the Borrower on a revolving credit basis and the Issuing Banks issue Letters of Credit at the request and for the account of the Borrower on and after the date hereof and at any time and from time to time during the Availability Period, (b) certain of the Lenders make the Initial Term Loans to the Borrower on the Effective Date and (c) certain of the lenders make the Delayed Draw Term Loans on and after the date hereof and at any time and from time to time during the Delayed Draw Term Loan Availability Period.

The proceeds of borrowings and Letters of Credit hereunder are to be used for the purposes described in Section 6.8. The Lenders are willing to establish the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2016 Revolving Credit Agreement” means that certain credit agreement dated as of August 1, 2016, by and among the Borrower, the lenders party thereto, the Term Loan Administrative Agent and the Revolver Administrative Agent.

“2016 Term Loan Agreement” means that certain term loan agreement dated as of August 1, 2016, by and among the Borrower, the lenders party thereto and JPMorgan, as the administrative agent.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accretive Acquisition” means any transaction or series of related transactions, consummated on or after the Effective Date, by which the Borrower or any Subsidiary thereof (i) acquires all or substantially all of the assets of any Person or any going business, division thereof or line of business, whether through purchase of assets, merger or otherwise, or (ii) acquires Equity Interests of any Person having at least a majority of combined voting power of the then outstanding Equity Interests of such Person; provided that the Consolidated EBITDA of the Borrower and its Subsidiaries for the Measurement Period ending on the last day of the most recently ended fiscal quarter of the Borrower prior to the closing of such Accretive Acquisition for which financial statements have been delivered, or for which such financial statements were required to have been delivered, pursuant to Section 6.1 after giving Pro Forma Effect to such Accretive Acquisition is greater than the Consolidated EBITDA of the Borrower and its Subsidiaries for such Measurement Period without giving Pro Forma Effect to such Accretive Acquisition.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of “Consolidated EBITDA” were references to such Acquired Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning given to such term in the definition of “Consolidated EBITDA.”

“Acquisition” means any acquisition, or any series of related acquisitions, consummated on or after the date of this Agreement, by which the Borrower or any of Subsidiary (a) acquires any business or all or substantially all of the assets of any Person, or business unit, line of business or division thereof, whether through purchase of assets, exchange, issuance of stock or other equity or debt securities, merger, reorganization, amalgamation, division or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Act” has the meaning specified in Section 10.16.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agents” means, collectively, the Revolver Administrative Agent and the Term Loan Administrative Agent. For the avoidance of doubt, any reference in this Agreement to “the Administrative Agent” shall be deemed to refer both of the Administrative Agents unless the context requires otherwise.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the applicable Administrative Agent.

“Affected Class” has the meaning specified in Section 2.21(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Fund” means an Affiliated Lender that is a bona fide debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course and the investment decisions of which are not controlled by the private equity business of Silver Lake Partners or Bain & Company.

“Affiliated Lender” means, at any time, any Lender that is an Affiliate of the Borrower (other than the Borrower or any Subsidiary thereof) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.4(f)(v).

“Affiliated Lender Cap” has the meaning specified in Section 10.4(f)(iii).

“Agent Parties” has the meaning specified in Section 10.1(d).

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Alternative Currency” means Euro, Sterling, Canadian Dollars, Yen, Australian Dollars, Israeli Shekel, Arab Emirate Dirham, Indian Rupee, and any other currency (other than dollars) that is freely available, freely transferable, freely convertible into dollars and available in the London interbank deposit market, provided that at the time of the issuance, amendment, increase or extension of any Letter of Credit denominated in a currency other than dollars, Euro, Sterling, Canadian Dollars, Yen, Australian Dollars, Israeli Shekel, Arab Emirate Dirham or Indian Rupee, such other currency is acceptable to the Administrative Agent, the applicable Issuing Bank in respect of such Letter of Credit.

“Anniversary Date” means any date that is an anniversary of the Effective Date.

“Applicable Account” means, with respect to any payment to be made to either Administrative Agent hereunder, the account specified by such Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Percentage” means (i) with respect to any Lender holding a Revolving Commitment, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment; provided, however, that if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments, (ii) with respect to any Lender holding an Initial Term Loan, the percentage of the total outstanding principal balance of the Initial Term Loans represented by the outstanding principal balance of such Lender’s Initial Term Loans (including, if applicable, after giving effect to any Incremental Term Loans incurred in accordance with Section 2.20) and (iii) with respect to any Lender holding a Delayed Draw Term Loan, the percentage of the total outstanding principal balance of the Delayed Draw Term Loans represented by the outstanding principal balance of such Lender’s Delayed Draw Term Loans.

“Applicable Rate” means, for any day: with respect to any Term Loan, Revolving Loan, Swingline Loan or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth across from the caption “Applicable Rate for Eurodollar Loans”, “Applicable Rate for ABR Loans and Swingline Loans” or “Commitment Fee” in the table below, as the case may be, based upon the lowest pricing level (with Level 1 being the lowest and Level 5 being the highest) allowable by reference to either of the Debt Rating or the Consolidated Leverage Ratio, as more fully described below; provided that (i) if the respective Debt Ratings issued by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. differ by one level, then the pricing level for the higher of such Debt Ratings shall apply (with the Debt Rating for pricing level 1 being the highest and the Debt Rating for pricing level 5 being the lowest); (ii) if there is a split in such Debt Ratings of more than one level, then the pricing level that is one level lower than the pricing level of the higher Debt Rating shall apply; (iii) if the Borrower has only one such Debt Rating, the pricing level that is one level lower than that of such Debt Rating shall apply; and (iv) if the Borrower does not have any such Debt Ratings, the pricing level shall be based on the Consolidated Leverage Ratio.

	Level 1	Level 2	Level 3	Level 4	Level 5
Debt Ratings	Baa2 / BBB or higher	Baa3 / BBB-	Ba1 / BB+	Ba2 / BB	BA3 / BB- or lower
Consolidated Leverage Ratio	≤ 1.50x	> 1.50x but ≤ 2.25x	> 2.25x but ≤ 3.00x	> 3.00x but ≤ 3.75x	> 3.75x
Commitment Fee	0.125%	0.15%	0.20%	0.25%	0.30%
Applicable Rate for Eurodollar Loans	1.125%	1.25%	1.375%	1.50%	1.75%
Applicable Rate for ABR Loans and Swingline Loans	0.125%	0.25%	0.375%	0.50%	0.75%

As of the Effective Date, the Applicable Rate for any Loans shall be based upon pricing Level 4. Thereafter, each change in the Applicable Rate resulting from (x) a publicly announced change in the Debt Rating or (y) delivery of a Compliance Certificate reflecting a change in Consolidated Leverage Ratio, shall be effective, in the case of an upgrade of the Debt Rating or decrease in the Consolidated Leverage Ratio, during the period commencing on the date of delivery by the Borrower to the Administrative Agents of notice thereof pursuant to Section 6.1(e) and ending on the date immediately preceding the effective date of the next such change of the Debt Rating or Consolidated Leverage Ratio and, in the case of a downgrade of the Debt Rating or increase in the Consolidated Leverage Ratio, during the period commencing on the date of the public announcement of such Debt Rating or delivery of a Compliance Certificate reflecting such change in Consolidated Leverage Ratio and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arab Emirate Dirham” refers to lawful money of the United Arab Emirates.

“Arrangers” means JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, BofA Securities, Inc., Mizuho Bank, Ltd., Barclays Bank PLC, and The Bank of Nova Scotia, in their capacity as joint lead arrangers and joint bookrunners in respect of the Revolving Facility and the Term Loan Facility.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the applicable Administrative Agent, in the form of Exhibit A-1 or any other form reasonably approved by the applicable Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.20(d)(x).

“Assumption Agreement” has the meaning specified in Section 2.21(c)(iii)(A).

“Australian Dollar” refers to lawful money of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of all of the Revolving Commitments in full.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basel III” means, collectively, those certain agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems”, “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring”, and “Guidance for National Authorities Operating the Countercyclical Capital Buffer”, each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary banking regulatory authority.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the applicable Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the applicable Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the applicable Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the applicable Administrative Agent in a manner substantially consistent with market practice (or, if the applicable Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the applicable Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the applicable Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(a)           in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(b)           in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(a)           a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(b)           a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(c)           a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the applicable Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the applicable Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.24 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 2.24.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blue Coat Transactions” means the acquisition by way of the merger pursuant to the Agreement and Plan of Merger, dated as of June 12, 2016, by and among the Borrower, S-B0616 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Borrower.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Symantec Corporation, a Delaware corporation.

“Borrowing” means (a) Loans of the same Type and Class that are made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Charlotte, North Carolina are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Dollar” refers to lawful money of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease as determined with GAAP as of the Effective Date be considered a capital lease (whether or not such lease was in effect on such date) regardless of any change in GAAP following the Effective Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as a capital lease.

“Cash Collateralize” means, to pledge and deposit with, or deliver to the Revolver Administrative Agent, or directly to the applicable Issuing Bank (with notice thereof to the Revolver Administrative Agent), for the benefit of one or more of the Issuing Banks, the Swingline Lender or the Lenders, as collateral for LC Exposure, Letter of Credit Obligations or obligations of the Lenders to fund participations in respect of Letter of Credit Obligations or Swingline Loans, cash or deposit account balances or, if the Revolver Administrative Agent and the applicable Issuing Bank and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Revolver Administrative Agent, such Issuing Bank and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(1)           United States dollars, or money in other currencies received in the ordinary course of business;

(2)           securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition;

(3)           (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any State thereof having capital, surplus and undivided profits in excess of $500,000,000 whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;

(4)           repurchase obligations with a term of not more than thirty days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)           commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within one year after the date of acquisition;

(6)           securities with maturities of one year or less from the date of acquisition which (or the issuer of which) are rated at least A or A-1 by S&P or A2 or P-1 by Moody’s;

(7)           money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (6) above;

(8)           in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and

(9)           investments similar to those described in clauses (1) through (8) above that are permitted pursuant to Borrower’s investment policy as approved by the Board of Directors of the Borrower from time to time.

“Cash Pooling Arrangements” means any agreement entered into in the ordinary course of business to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, in a pooling agreement among the Borrower or one or more Subsidiaries of the Borrower and a financial institution (or an in-house bank).

“Change in Control” means any “person” or “group” that becomes the “beneficial owner” (as defined in Rules 13d−3 and 13d−5 under the Exchange Act) of 40% or more of the equity securities of the Borrower entitled to vote for members of the board of directors on a fully diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option or similar right).

For purposes of this definition, including other defined terms used herein in connection with this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof and (ii) the phrase “person” or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan. Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (A) a person or group shall not be deemed to beneficially own equity securities to be acquired by such person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the equity securities in connection with the transactions contemplated by such agreement and (B) a person or group will not be deemed to beneficially own the equity securities of another person as a result of its ownership of equity securities or other securities of such other person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the equity securities entitled to vote for the election of directors of such person’s parent having a majority of the aggregate votes on the board of directors of such person’s parent.

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, to the extent enacted, adopted, promulgated or issued after the Effective Date, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and the Subsidiaries by the Administrative Agents or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities, including, without limitation, for purposes of Section 2.15.

“Charges” has the meaning specified in Section 10.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans or Delayed Draw Term Loans and, when used in reference to any Commitment, whether such Commitment is a Revolving Commitment, Initial Term Commitment or a Delayed Draw Term Commitment and, when used in reference to any Lender, refers to whether such Lender has, any (a) Revolving Credit Exposure or Revolving Commitment, (b) Initial Term Commitment or Initial Term Loans or (c) Delayed Draw Term Commitment or Delayed Draw Term Loans.

“Co-Documentation Agents” means Goldman Sachs Bank USA, Fifth Third Bank, HSBC Securities (USA) Inc., MUFG Bank, Ltd., SunTrust Robinson Humphrey, Inc., Citizens Bank, N.A., BMO Capital Markets Corp., BNP Paribas Securities Corp., and Santander Bank, N.A., in their capacity as co-documentation agents in respect of the Revolving Facility and the Term Loan Facility.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning set forth in the Security Agreement and all of the “Collateral” as defined in any Security Document and any other asset pledged (or purported to be pledged) pursuant to any Security Document.

“Collateral Agent” means the Term Loan Administrative Agent acting as the collateral agent for the Secured Parties pursuant to the Security Documents.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or its Subsidiaries in the ordinary course of business.

“Commitment” means, with respect to each Lender, the Revolving Commitment, the Initial Term Commitment or the Delayed Draw Term Commitment of such Lender (or any combination thereof, as the context may require).

“Commitment Date” has the meaning set forth in Section 2.20(b)(iii).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 10.1(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)           without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)         total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income, and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(ii)        provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations,

(iii)      depreciation and amortization (including amortization of capitalized software expenditures and other intangibles and amortization of deferred financing fees or costs),

(iv)      other non-cash charges (including stock option expense and impairment charges) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v)       the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,

(vi)      losses or discounts on sales of receivables and related assets in connection with any Securitization Transaction,

(vii)     fees and expenses and other cash charges incurred during such period, or any amortization thereof for such period in connection with any acquisition, divestiture, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument or as a result of other restructuring, separation, integration and transition activities and any charges or non-recurring costs incurred during such period as a result of any such transaction, including retention and integration costs and transaction-related compensation, earn-out obligations and indemnity payments, in each case whether or not successful and including in any event in connection with the Blue Coat Transaction and the Specified Divestiture,

(viii)    any unusual or non-recurring charges or losses for such period and any restructuring charges, accruals or reserves, severance or retention costs, litigation costs, costs associated with new business or cost savings initiatives, costs associated with facilities closures and any other business optimization expenses,

(ix)       any loss on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and any corporate charges, overhead and similar costs previously allocated to any discontinued business but not included within discontinued operations; and

(x)        any losses for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

plus

(b)           without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies (including costs to achieve such cost savings, operating expense reductions and synergies) related to the Blue Coat Transactions and other business combinations, acquisitions, mergers, divestitures (including the Specified Divestiture), restructurings, cost savings initiatives and other similar initiatives of the Borrower that are reasonably identifiable and factually supportable and projected by the Borrower reasonably and in good faith to result from actions that have been taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the reasonable and good faith determination of the Borrower) within 24 months after such business combination, acquisition, merger, divestiture, restructuring, cost savings initiative or other initiative is consummated or initiated (as applicable), including planned reduction of “stranded costs” resulting from the Specified Divestiture, net of the amount of actual benefits realized during such period from such actions, in each case calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period; provided that the aggregate amount added back pursuant to this clause (b) relating to standalone cost saving initiatives and similar initiatives that are not related to, or otherwise initiated in connection with, any acquisition or other business combination or the Specified Divestiture and, in each case, that are commenced after (and for the avoidance of doubt are not part of an initiative announced prior to) the Effective Date (and comparable add backs in the definition of “Pro Forma Effect”) shall not exceed 20% of Consolidated EBITDA for the applicable four quarter period (calculated after giving effect to any such add backs for such period), less

(c)           without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)         non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii)        the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly owned subsidiary added (and not deducted in such period from Consolidated Net Income), and

(iii)      any gain on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), provided that there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); provided that the Borrower may choose not to make such an adjustment with respect any acquisition having consideration in an amount less than $100,000,000. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated Funded Debt” of any person means (a) all obligations of such person that would be classified as Indebtedness in accordance with GAAP (it being understood that convertible securities subject to Financial Accounting Standard Board Staff Position APB 14-1 shall be accounted for as set forth therein), (b) obligations of such person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise and (c) all Guarantees of such person with respect to any Indebtedness of others, determined on a consolidated basis in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any period, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, for the Borrower and the Subsidiaries on a consolidated basis, the net income of the Borrower and the Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period and computed in accordance with GAAP. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements, as a result of any acquisition or investment consummated prior to or after the Effective Date or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” means, the consolidated total assets of the Borrower and the Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or Section 6.1(b); provided that, at all times prior to the first delivery of financial statements pursuant to Section 6.1(a) or Section 6.1(b), this definition shall be applied based on the pro forma consolidated balance sheet of the Borrower and the Subsidiaries set forth on Schedule 1.1(b) hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Cure Amount” has the meaning specified in Section 8.2.

“Cure Right” has the meaning specified in Section 8.2.

“Debt Rating” means, as of any date of determination, the rating as determined by either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc., of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning specified in Section 2.21(b)(y).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81,47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.22, any Lender that, as determined by the Administrative Agents (with notice to the Borrower, the Swingline Lender, the Issuing Banks and each Lender of such determination), (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in Letters of Credit or Swingline Loans, within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the applicable Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) has notified the Borrower or the applicable Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan and participations in then outstanding Letters of Credit and Swingline Loans hereunder and states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), (c) has failed, within three Business Days after written request by an Administrative Agent or the Borrower, to confirm in writing in a manner reasonably satisfactory to such Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation made in good faith by the Administrative Agents and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writes of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Delayed Draw Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) September 15, 2020 and (b) the date of termination of all of the Delayed Draw Term Commitments in full.

“Delayed Draw Maturity Date” means the fifth anniversary of the Effective Date or, if such day is not a Business Day, the immediately preceding Business Day.

“Delayed Draw Term Commitment” means, with respect to each Delayed Draw Term Lender, the commitment of such Lender to make Delayed Draw Term Loans hereunder on and after the Effective Date, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Delayed Draw Term Lender’s Delayed Draw Term Commitment is set forth on Schedule 2.1(b). The initial aggregate amount of the Lenders’ Delayed Draw Term Commitments as of the Effective Date is $750,000,000.

“Delayed Draw Term Facility” means the Delayed Draw Term Loans.

“Delayed Draw Term Lenders” means the Persons listed on Schedule 2.1(b) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Assumption Agreement in respect of any Delayed Draw Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Delayed Draw Term Loan” means a Loan made pursuant to Section 2.1(c).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.6.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disqualified Securities” means, with respect to any Person, any securities of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition:

(a)           matures or is mandatorily redeemable (other than solely for Equity Interests in such Person and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)           is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person and cash in lieu of fractional shares of such Equity Interests); or

(c)           is redeemable (other than solely for Equity Interests in such Person and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the latest Maturity Date.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Revolver Administrative Agent) by the applicable Thompson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Revolver Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Revolver Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Revolver Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Election” means the occurrence of:

(a)           (i) a determination by either Administrative Agent or (ii) a notification by the Required Lenders to the applicable Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities for similarly situated borrowers being executed at such time, or that include language similar to that contained in Section 2.24, are being executed or amended, as applicable, consistent with market practice, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(b)          (i) the election by either Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by either Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the applicable Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.2).

“Eligible Assignee” has the meaning specified in Section 2.20(c).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure of any Plan or Multiemployer Plan to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, or the filing pursuant to Section 431(d) of the Code or Section 304(d) of ERISA of an application for the extension of amortization periods with respect to any Multiemployer Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single lawful money of participating member states of the EMU.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any amount denominated in a currency other than dollars, the rate at which such currency may be exchanged into dollars as set forth at approximately 11:00 a.m. on such day as set forth on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Revolver Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the spot rate of exchange of the Revolver Administrative Agent through its principal foreign exchange trading office, at or about 11:00 a.m., New York City time on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Revolver Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Swap Obligation” means with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations, and agreed by the Revolver Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or Issuing Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or Issuing Bank with respect to an applicable interest in a Loan or Commitment or obligations to reimburse amounts drawn under a Letter of Credit pursuant to a law in effect on the date on which (i) such Lender or Issuing Bank acquires such interest in the applicable Commitment (or, in the case of a Loan not funded by such Lender pursuant to a prior Commitment, acquires such interest in the applicable Loan) or Letter of Credit, other than pursuant to an assignment request by the Borrower under Section 2.19(b) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in such Loan, Commitment or Letter of Credit or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit” means each letter of credit (a) previously issued by a Lender for the account of the Borrower or any Subsidiary that is outstanding on the Effective Date and (b) is listed on Schedule 3.1.

“Extending Lender” has the meaning specified in Section 2.21(b)(y).

“Extension Date” has the meaning specified in Section 2.21(b).

“Facility” means the Revolving Facility or the Term Loan Facility.

“Facility Increase” has the meaning set forth in Section 2.20(a)(ii).

“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and the Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements between a non-U.S. jurisdiction and the United States (and any related laws, regulations, or official administrative guidance) implementing the foregoing.

“FCPA” has the meaning assigned to such term in Section 4.13(b).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, then such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Performance Covenant” means the covenant set forth in Section 6.9.

“Foreign Lender” means any Lender that is not a Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank, other than such Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been (a) reallocated to other Lenders in accordance with Section 2.22 or (b) funded by such Defaulting Lender in accordance with Section 2.5.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such Guarantee would be considered Indebtedness hereunder).

“Guarantor” means (i) any Subsidiary of the Borrower that has delivered the Guaranty pursuant to Section 5.1(e) or a Guaranty Accession pursuant to Section 6.10 and (ii) solely in respect of any Secured Hedging Agreement or Cash Pooling Arrangement to which the Borrower is not a party, the Borrower.

“Guaranty” has the meaning set forth in Section 5.1(e).

“Guaranty Accession” has the meaning set forth in the Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Date” has the meaning set forth in Section 2.20(a)(ii).

“Indian Rupee” refers to lawful money of India.

“Increasing Lender” has the meaning set forth in Section 2.20(b)(iii).

“Incremental Term Loan” has the meaning set forth in Section 2.20(a)(ii).

“Incremental Term Loan Commitment” has the meaning set forth in Section 2.20(a)(ii).

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than (1) current trade payables incurred in the ordinary course of such Person’s business, and (2) deferred or equity compensation arrangements payable to directors, officers or employees), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all Disqualified Securities of such Person, (h) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 8.1(f) and 8.1(g) only, the net obligations of such Person in respect of all Swap Agreements entered into with a particular counterparty. The Indebtedness of any Person shall (x) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor and (y) exclude customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person.

“Indemnified Taxes” means all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.3(b).

“Information Memorandum” means the Lender Presentation dated October 3, 2019, relating to the Borrower and the Transactions.

“Initial Issuing Bank” means, as the context may require, (a) JPMorgan or any affiliate thereof, in its capacity as issuer of any Letter of Credit, (b) Wells Fargo or any affiliate thereof, in its capacity as issuer of any Letter of Credit, (c) Bank of America, N.A. or any affiliate thereof, in its capacity as issuer of any Letter of Credit, (d) Mizuho Bank, Ltd. or any affiliate thereof, in its capacity as issuer of any Letter of Credit, (e) Barclays Bank PLC or any affiliate thereof, in its capacity as issuer of any Letter of Credit and (f) any other Lender that is an Issuing Bank as of the Effective Date. For the avoidance of doubt, references to the Initial Issuing Bank shall mean each Initial Issuing Bank or the applicable Initial Issuing Bank as the context may require.

“Initial Term Commitment” means, with respect to each Initial Term Lender, the commitment of such Lender to make Initial Term Loans hereunder on the Effective Date, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or Section 10.4. The initial aggregate amount of the Lenders’ Initial Term Commitments (immediately prior to the making of the Initial Term Loans on the Effective Date pursuant to Section 2.1(b)) is $500,000,000 with the initial amount of each Initial Term Lender’s Initial Term Commitment as set forth on Schedule 2.1(b).

“Initial Term Facility” means the Initial Term Loans.

“Initial Term Lenders” means the Persons listed on Schedule 2.1(b) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Assumption Agreement in respect of any Initial Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Initial Term Loan” means a Term Loan made pursuant to Section 2.1(b).

“Initial Term Maturity Date” means the fifth anniversary of the Effective Date, or, if such day is not a Business Day, the immediately preceding Business Day.

“Intangible Assets” means, at any date of determination, the sum, calculated on a consolidated basis in accordance with GAAP for any Person, of (a) goodwill, organizational expenses, capitalized research and development expenses, Intellectual Property, licenses and rights in any thereof, covenants not to compete, training costs and other similar intangibles, (b) deferred charges or unamortized debt discount and expense other than deferred income taxes, (c) any write-up in the book value of any assets resulting from a reevaluation thereof subsequent to the end of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or Section 6.1(b), (d) accounts receivable, notes receivable or other receivables or amounts owed by officers, shareholders or Affiliates, and (e) any other asset that is treated as an intangible asset under GAAP.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.8.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if agreed to by each Lender participating therein, twelve or fewer months or a period of shorter than one month) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the applicable Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payments to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment (to the extent any such payments to be deducted does not exceed the remaining principal amount of such Investment), and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“ISP98” means the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Israeli Shekel” refers to lawful money of Israel.

“Issuing Bank” means (a) each Person listed on Schedule 2.1(a) with respect to such Person’s Letter of Credit Commitment only, (b) solely with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit and (c) any other Revolving Lender to the extent it has agreed in its sole discretion to act as an “Issuing Bank” hereunder and that has been approved in writing by the Borrower and the Revolver Administrative Agent (such approval by the Revolver Administrative Agent not to be unreasonably delayed or withheld) as an “Issuing Bank” hereunder, in each case in its capacity as issuer of any Letter of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit (including, for the avoidance of doubt, Existing Letters of Credit) to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate and for all purposes of the Loan Documents.

“Joinder Agreement” has the meaning set forth in Section 2.20(d)(ii).

“JPMorgan” means JPMorgan Chase Bank, N.A.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Lenders other than the applicable Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate amount of all Letters of Credit that remains available for drawing at such time (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP98, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lender Counterparties” means and includes any Administrative Agent (and any Affiliate thereof) or Lender (and any Affiliate thereof) party to a Swap Agreement or Cash Pooling Arrangement as long as (a) such Person was an Administrative Agent (or Affiliate party thereto) or a Lender (or Affiliate party thereof) at the time it entered into such Swap Agreement or Cash Pooling Arrangement or (b) such Swap Agreement or Cash Pooling Arrangement is in existence on the Effective Date and such Person (or Affiliate party thereof) is an Administrative Agent (or Affiliate party thereto) or a Lender on the Effective Date (notwithstanding if the respective Administrative Agent or Lender subsequently ceases at any time to be an Administrative Agent or a Lender under this Agreement for any reason), together with such Administrative Agent’s, Lender’s or Affiliate’s successors and assigns (if any).

“Lenders” means the Persons listed on Schedule 2.1(a) and Schedule 2.1(b) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.20(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Letter of Credit Application” means an application requesting the applicable Issuing Bank to issue a Letter of Credit in the form specified by the applicable Issuing Bank from time to time.

“Letter of Credit Commitment” means, as to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrower or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Issuing Banks, the amount set forth opposite the name of each such Initial Issuing Bank on Schedule 2.1(a) and (b) for any other Issuing Bank becoming an Issuing Bank after the Effective Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Bank, in each case of clauses (a) and (b) above, any such amount may be changed after the Effective Date in a written agreement between the Borrower and such Issuing Bank (which such agreement shall be promptly delivered to the Revolver Administrative Agent upon execution); provided that the Letter of Credit Commitment with respect to any Person that ceases to be an Issuing Bank for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“Letter of Credit Documents” means with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit Application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Bank and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Bank from time to time.

“Letter of Credit Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the total Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the total Revolving Commitments.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and the Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Specified Divestiture and the use of proceeds therefrom, and the Transactions, determined in accordance with GAAP consistently applied.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the applicable Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Document Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and the Guarantors arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower, a Guarantor or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Loan Document Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower or the Guarantors under any Loan Document and (b) the obligation of the Borrower or the Guarantors to reimburse any amount in respect of any of the foregoing that any Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of any Loan Party.

“Loan Documents” means this Agreement, the Notes (if any), the Guaranty (including any supplements to the Guaranty delivered pursuant to Section 6.10) and the Security Documents.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Revolving Loans, the Term Loans and the Swingline Loans.

“Material Acquisition” shall mean an acquisition or a series of related acquisitions of any Person, property, business or assets for which the aggregate consideration payable by Borrower or a Subsidiary is not less than $250,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under this Agreement or any of the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Indebtedness” means (i) the Indebtedness of the Borrower under any notes issued pursuant to the Indenture, dated as of March 4, 2016, between the Borrower and Wells Fargo, as trustee, relating to the 2.5% convertible senior notes due 2021, (ii) the Indebtedness of the Borrower under any notes issued pursuant to the Indenture, dated as of August 1, 2016, between the Borrower and Wells Fargo, as trustee, relating to the 2.0% convertible senior notes due 2021, and (iii) any other Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in a principal amount exceeding $150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, at any date of determination, a Domestic Subsidiary of the Borrower (other than as set forth on Schedule 1.1(b)) that, either individually or together with its Subsidiaries, taken as a whole, has either (i) revenues for such quarter in excess of 5.0% of the consolidated revenues of the Borrower and the Subsidiaries or (ii) from and after the first full fiscal quarter following the Effective Date, Total Tangible Assets in excess of 0.75% of Consolidated Total Assets, in either case as of the most recent available quarterly or year-end financial statements; provided, however, that a Domestic Subsidiary shall not be a Material Subsidiary if (i) the provision of a Guaranty by it could reasonably be expected to give rise to or increase the amount includable in income of the Borrower pursuant to Section 956 of the Code or (ii) it constitutes a Real Estate SPE.

“Maturity Date” means the Revolving Maturity Date, the Initial Term Maturity Date or the Delayed Draw Maturity Date, as the case may be.

“Maximum Rate” has the meaning specified in Section 10.13.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower on or immediately prior to such date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and to which the Borrower or any ERISA Affiliate makes, is obligated to make, or has been obligated to make, contributions.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2(b) and (b) has been approved by the Required Lenders and, in the case of amendments that require the approval of all or all affected Lenders of a particular Class, the Required Revolving Lenders, the Required Initial Term Loan Lenders or Required Delayed Draw Term Loan Lenders, as applicable.

“Note” has the meaning set forth in Section 2.10(g).

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the applicable Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning set forth in Section 10.4(d).

“Participant Register” has the meaning set forth in Section 10.4(d).

“Payment Office” means, with respect to an Administrative Agent, the office of such Administrative Agent designated on Schedule 2.1(c) under the heading “Instructions for wire transfers” with respect to such Administrative Agent, or such other office as such Administrative Agent may designate to the Lenders and the Borrower for such purpose from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate of the Borrower and the Guarantors in the form of Exhibit J or any other form approved by the Collateral Agent.

“Permitted Accretive Acquisition Debt” means Indebtedness incurred by the Borrower in connection with an Accretive Acquisition, which Indebtedness is assumed by, or otherwise becomes Indebtedness of, a Foreign Subsidiary of the Borrower (including any Person that becomes a Foreign Subsidiary of the Borrower as a result of such Accretive Acquisition).

“Permitted Acquisition” means any Acquisition that meets all of the following requirements:

(a)        no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;

(b)        in the case of a merger with, or purchase or other acquisition of the Equity Interests of another Person, the board of directors (or equivalent governing body) of the respective Person or business to be acquired shall have approved such Acquisition and such Acquisition shall not be in connection with a “hostile takeover” or proxy fight or similar transaction;

(c)        if such Acquisition is a merger or consolidation, the Borrower or a Subsidiary of the Borrower shall be the surviving Person, and such surviving Person shall become, if required, a Guarantor in accordance with Section 6.10; and no Change in Control shall have been effected thereby; and

(d)       the Borrower will be compliance with the Financial Performance Covenant (determined with regard to calculations made on a pro forma basis for the Measurement Period then most recently ended for which the Administrative Agents have received the financial statements required by Section 6.1 or for which such financial statements were required to have been delivered, as if such transactions had been consummated, such payment had been made and any related Indebtedness had been incurred on the last day of such Measurement Period).

“Permitted Encumbrances” means:

(a)        Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.4;

(b)       carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.4;

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)        judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k) or securing appeal or other surety bonds relating to such judgments;

(f)        Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;

(g)       Liens arising from precautionary filings in respect of operating leases;

(h)       Liens arising from leases, licenses, subleases or sublicenses which do not (A) interfere in any material respect with the business of the Borrower or any Subsidiary or (B) secure any Indebtedness;

(i)         Liens on cash collateral or government securities to secure obligations under Swap Agreements and letters of credit; provided that the aggregate value of such collateral so pledged by the Borrower and its Subsidiaries does not at any time exceed, in the aggregate, $50,000,000;

(j)         Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)        Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating or similar agreements entered into in the ordinary course of business;

(l)         easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(m)       Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(n)        rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(o)        leases, licenses, subleases or sublicenses granted to others that do not interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole, or secure any Indebtedness;

(p)       any interest or title of a lessor under leases (other than leases constituting capital leases) entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q)       Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(r)         Liens on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price of such Investment or otherwise in connection with any escrow arrangements with respect to such Investment or any disposition, including the Specified Divestiture, in each case, to the extent such Investment or disposition would have been permitted on the date of the creation of such Lien;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of all or any portion of Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (such Indebtedness, the “Refinanced Indebtedness”) except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 7.1 and Section 7.2 immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made, (b) if the Refinanced Indebtedness is subordinated in right of payment to the Loans, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, (c) such Permitted Refinancing Indebtedness shall not be secured by (i) Liens on assets other than assets securing the Refinanced Indebtedness at the time of such refinancing, refunding, renewal, extension or replacement or (ii) Liens having a higher priority than the Liens, if any, securing the Refinanced Indebtedness and (d) immediately after giving effect thereto, no Event of Default shall have occurred and be continuing. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 7.1. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and with respect to which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 10.1(d).

“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and the Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Prime Rate” means (a) with respect to Revolving Loans, the rate of interest per annum publicly announced from time to time by Wells Fargo as its “prime rate” (it being understood that the “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate) and (b) with respect to the Term Loans, the rate of interest per annum publicly announced from time to time by the Term Loan Administrative Agent as its “prime rate” (it being understood that the “prime rate” is a rate set by JPMorgan based upon various factors including JPMorgan’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Effect” means, with respect to any calculation required under this Agreement to be made giving Pro Forma Effect to a transaction, that the calculation is made after giving effect to pro forma cost savings, operating expense reductions, synergies and other adjustments related to such transaction that are reasonably identifiable, factually supportable and projected by the Borrower in good faith to be realized, and to result from actions that have been taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (as determined in good faith by the Borrower) without duplication of the amount of actual benefits realized during such period from such actions, in each case within 18 months after such acquisition, which adjustments may include (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead.

“Proceeding” has the meaning specified in Section 10.3(b)(iv).

“Purchasing Borrower Party” means the Borrower or any Subsidiary.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Quarterly Capital Return” means an amount equal to $0.20 per common share of the Borrower’s common stock as of the Effective Date (as such amount shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock consolidations or other similar transactions) (including each common share issuable pursuant to the Borrower’s 2.5% convertible senior notes due 2021 and 2.0% convertible senior notes due 2021) each fiscal quarter of the Borrower occurring during the period this Agreement is in effect.

“Real Estate SPE” means any Subsidiary substantially all of the assets of which consist of ownership, leasehold or other interests in real property.

“Recipient” means any Administrative Agent or any Lender, as applicable.

“Refinancing” means the repayment of all principal, accrued but unpaid interest, fees and other amounts (other than contingent obligations not then due and payable) outstanding on the Effective Date under the 2016 Term Loan Agreement and the 2016 Revolving Credit Agreement.

“Register” has the meaning set forth in Section 10.4(c).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Bank pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Required Delayed Draw Term Loan Lenders” means, at any time, the Lenders having outstanding Delayed Draw Term Loans or unused Delayed Draw Term Commitments representing, in the aggregate, more than 50% of the aggregate outstanding Delayed Draw Term Loans and unused Delayed Draw Term Commitments of all Lenders at such time. The outstanding Delayed Draw Term Loans and unused Delayed Draw Term Commitments of any Defaulting Lender, any Purchasing Borrower Party and any Affiliated Lender (other than any Affiliated Debt Fund) shall be disregarded in determining Required Delayed Draw Term Loan Lenders at any time.

“Required Initial Term Loan Lenders” means, at any time, the Lenders having outstanding Initial Term Loans representing more than 50% of the outstanding Initial Term Loans of all Lenders at such time. The outstanding Initial Term Loans of any Defaulting Lender, any Purchasing Borrower Party and any Affiliated Lender (other than any Affiliated Debt Fund) shall be disregarded in determining Required Initial Term Loan Lenders at any time.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender, any Purchasing Borrower Party and any Affiliated Lender (other than any Affiliated Debt Fund) shall be disregarded in determining Required Lenders at any time.

“Required Revolving Lenders” means, at any time, Lenders having unused Revolving Commitments and Revolving Credit Exposures representing more than 50% of the sum of the aggregated unused Revolving Commitments and Revolving Credit Exposures at such time. The Revolving Commitment and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Required Term Loan Lenders” means the Required Initial Term Loan Lenders or the Required Delayed Draw Term Loan Lenders, as the context may require.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer or assistant treasurer, or other similar officer, manager or a director of the Borrower and with respect to certain limited liability companies or partnerships that do not have officers, any manager, sole member, managing member or general partner thereof. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” has the meaning set forth in Section 7.4(iii).

“Restriction” has the meaning set forth in Section 7.7(iv).

“Revaluation Date” shall mean with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month, (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof, and (iv) any additional date as the Revolver Administrative Agent may determine at any time when an Event of Default exists.

“Revolver Administrative Agent” means Wells Fargo, in its capacity as administrative agent for the Lenders in respect of the Revolving Facility, or any successor thereto.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.9 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 2.20 or Section 10.4. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1(a). The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $1,000,000,000.

“Revolving Commitment Increase” has the meaning set forth in Section 2.20(a)(i).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and its Swingline Exposure at such time and (b) with respect to any Letter of Credit Obligations on any date, the outstanding amount thereof on such date after giving effect to any extensions of credit occurring on such date and any other changes in the aggregate amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Facility” means the revolving credit facility established hereunder.

“Revolving Lenders” means, collectively, all of the Lenders with a Revolving Commitment or if the Revolving Commitment has been terminated, all Lenders having Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.1(a).

“Revolving Maturity Date” means the date that is the fifth anniversary of the Effective Date, or, if such day is not a Business Day, the immediately preceding Business Day.

“Revolving Note” means a Note evidencing a Revolving Loan.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which (a) the Borrower or any Subsidiary sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) the Borrower or any Subsidiary thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Pooling Obligations” means the due and punctual payment and performance of all obligations of the Borrower and any of its Subsidiaries in respect of any Cash Pooling Arrangement provided to the Borrower or any Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to an Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or (c) owed to a Person that is a Lender Counterparty at the time such obligations are incurred.

“Secured Hedging Agreement” means any Swap Agreement between the Borrower or any of its Subsidiaries and a Lender Counterparty, as amended, modified, extended, restated, replaced or supplemented from time to time.

“Secured Hedging Obligations” means, without duplication, all of the obligations, indebtedness and liabilities, including by Guarantee, of the Borrower or any of its Subsidiaries to the Lender Counterparties, whenever arising, under the Secured Hedging Agreements, including principal, interest, fees, premiums, scheduled periodic payments, breakage, termination and other payments, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the U.S. Bankruptcy Code with respect to any Loan Party, regardless of whether such interest is an allowed claim under the U.S. Bankruptcy Code).

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Hedging Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) and (c) the Secured Cash Pooling Obligations.

“Secured Parties” means (a) each Lender and Issuing Bank, (b) the Administrative Agents and the Collateral Agent, (c) each Lender Counterparty to whom any Secured Hedging Obligations are owed, (d) each Person to whom any Secured Cash Pooling Obligations are owed and (e) the permitted successors and assigns of each of the foregoing.

“Securitization Assets” means any accounts receivable owed to or payable to the Borrower or any Subsidiary thereof (whether now existing or arising or acquired in the future) arising in the ordinary course of business of the Borrower or such Subsidiary, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, and all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with securitizations of accounts receivable.

“Securitization Entity” means any limited purpose financing vehicle which finances the acquisition of Securitization Assets from the Borrower or any Subsidiary thereof in connection with a Securitization Transaction.

“Securitization Transaction” means any transaction or series of transactions entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiaries sell, pledge, convey or otherwise transfer Securitization Assets in a manner that does not result in the incurrence by the Borrower or its Subsidiaries of any Indebtedness, including in respect of Guarantees, with recourse to the Borrower or such Subsidiaries or their assets (other than recourse solely against the Borrower’s or such Subsidiaries’ retained interest in the applicable Securitization Entity, or against the Borrower or a Subsidiary with respect to customary representations regarding the Securitization Assets not related to the collectability thereof).

“Security Agreement” has the meaning set forth in Section 5.1(f).

“Security Document” means, collectively, the Security Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant thereto, any security or similar agreement entered into pursuant to this Agreement in favor of the Collateral Agent, and all Uniform Commercial Code financing statements required by the terms of any such agreement to be filed with respect to the security interests created pursuant thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Sold Entity or Business” has the meaning given such term in the definition of “Consolidated EBITDA.”

“Solvent” means (a) the Fair Value of the assets of the Borrower and the Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (b) the Present Fair Saleable Value of the assets of the Borrower and the Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (c) the Borrower and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Specified Divestiture and the use of proceeds therefrom, and the Transactions, is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the scheduled maturity of the Loans taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and the Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity and (d) for the period from the date hereof through the scheduled maturity of the Loans, the Borrower and the Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity determined on a pro forma basis taking into account the Specified Divestiture and the use of proceeds therefrom, and the Transactions.

“Specified Capital Return” means an amount equal to the sum of (i) $1,600,000,000 and (ii) $12.00 per share of the Borrower’s common stock as of the Effective Date (as such amount shall be appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock consolidations or other similar transactions) (including each common share issuable pursuant to the Borrower’s 2.5% convertible senior notes due 2021 and 2.0% convertible senior notes due 2021).

“Specified Divestiture” means the sale of the Borrower’s enterprise security assets pursuant to that certain Asset Purchase Agreement, dated as of August 8, 2019 (as may be amended or supplemented from time to time).

“Specified Representations” means the following: the representations and warranties of the Borrower and the Guarantors set forth in Section 4.1 (with respect to the Borrower and the Guarantors), Section 4.2 (with respect to the entering into, borrowing under, guaranteeing under and performance of the Loan Documents), Section 4.3(b) (with respect to the incurrence of the Loans, the provision of the guarantees and entering into of the Loan Documents and solely with respect to the charter, by-laws or other organizational documents of the Borrower and the Guarantors), Section 4.8, Section 4.12, Section 4.13(a), Section 4.13(b), Section 4.14, Section 4.15 and Sections 2.3(f) and 3.2(c) of the Security Agreement with respect to granting of a security interest in the Collateral.

“Spot Rate” for a currency means the rate determined by the Revolver Administrative Agent or Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the Business Day prior to the date as of which the foreign exchange computation is made; provided that the Revolver Administrative Agent or Issuing Bank may obtain such spot rate from another financial institution designated by the Revolver Administrative Agent or such Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the applicable Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” refers to lawful money of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the Loans.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and which is required by GAAP to be consolidated in the consolidated financial statements of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Borrowing Request” means a request by the Borrower for a Swingline Borrowing in accordance with Section 2.5.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means Wells Fargo, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.5.

“Swingline Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the total Revolving Commitments. The Swingline Sublimit is part of, and not in addition to, the total Revolving Commitments.

“Syndication Agents” means Bank of American, N.A., Mizuho Bank, Ltd., Barclays Bank PLC, and The Bank of Nova Scotia, in their capacity as syndication agents in respect of the Revolving Facility and the Term Loan Facility.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lenders” means, collectively, the Initial Term Lenders and the Delayed Draw Term Lenders.

“Term Loan Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders in respect of the Term Loan Facility, or any successor thereto.

“Term Loan Facility” means the Initial Term Facility or the Delayed Draw Term Facility, as the case may be.

“Term Loan Maturity Date” means the Initial Term Maturity Date or the Delayed Draw Maturity Date, as the case may be.

“Term Loans” means, collectively, the Initial Term Loans and the Delayed Draw Term Loans. For purposes of Section 10.2(b), the reference to “an outstanding Term Loan” shall mean either “an outstanding Initial Term Loan” or “an outstanding Delayed Draw Term Loan”, as the context may require.

“Term Note” means a Note evidencing a Term Loan.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Total Tangible Assets” means, with respect to any Person, the excess of (a) the total assets of such Person as set forth on the balance sheet of such Person as of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.1(a) or Section 6.1(b) over (b) the sum of, without duplication (i) the Intangible Assets of such Person, (ii) any Equity Interests of a Subsidiary that is not a Material Subsidiary held by such Person and (iii) intercompany indebtedness owed to such Person.

“Transaction Costs” means the payment of all fees and expenses incurred in connection with the Transactions, the Specified Divestiture and the Refinancing.

“Transactions” means the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof.

“Transferred Guarantor” has the meaning specified in Section 9.9.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral (as defined in the Security Agreement) is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party, any Administrative Agent or any other Person that is required by applicable law to withhold Taxes.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” refers to lawful money of Japan.

Section 1.2            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.3            Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.4            Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agents that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agents notify the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.5            Administrative Agents. Each Lender, Agent Party, Issuing Bank and Swingline Lender and any other party hereto agrees that (i) the Term Loan Administrative Agent shall be the administrative agent with respect to the Term Loans and the Term Lenders and shall exercise such duties, rights and responsibilities set forth herein applicable to the Term Loans and the Term Lenders and (ii) the Revolver Administrative Agent shall be the administrative agent with respect to the Revolving Loans, the Revolving Commitments, the Revolving Lenders, the Swingline Loans, the Swingline Lenders, the Letters of Credit, LC Disbursements and the Issuing Banks and shall exercise such duties, rights and responsibilities set forth herein applicable to the Revolving Loans, the Revolving Commitments, the Revolving Lenders, the Swingline Loans, the Swingline Lenders, the Letters of Credit, LC Disbursements and the Issuing Banks. References to “applicable” Administrative Agent shall mean, when referring to a Term Loan or Term Lender, the Term Loan Administrative Agent and when referring to the Revolving Loans, the Revolving Commitments, the Revolving Lenders, Swingline Loans, Swingline Lenders, the Letters of Credit, LC Disbursements and the Issuing Banks and the Revolver Administrative Agent.

Section 1.6            Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.7            Currency Translation; Rates

(a)           The Revolver Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of the Revaluation Date, using the Exchange Rate for such currency in relation to dollars in effect on the date of determination.

(b)           Each amount determined pursuant to clause (a) of this Section 1.7 shall be the Dollar Equivalent of the applicable Letter of Credit until the next required calculation thereof pursuant to the preceding sentence of this paragraph. The Revolver Administrative Agent shall notify the Borrower and the applicable Lenders of each calculation of the Dollar Equivalent of each Letter of Credit denominated in a currency other than dollars.

(c)           Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Dollar Equivalent (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward).

(d)           Notwithstanding the foregoing, for purposes of any determination under Article VI (other than Section 6.9), Article VII or Article VIII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Spot Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Lien, Investment or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or Restricted Payment made; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.7 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be incurred or Restricted Payment made at any time under such Sections. For purposes of any determination of the Consolidated Leverage Ratio, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 6.1(a) or Section 6.1(b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Revolver Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.8            Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021,it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.24 of this Agreement, such Section 2.24 provides a mechanism for determining an alternative rate of interest. The applicable Administrative Agent will notify the Borrower, pursuant to Section 2.24, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, each Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.24, will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

THE CREDITS

Section 2.1            Commitments.

(a)            Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)           Subject to the terms and conditions set forth herein, (i) each Initial Term Lender severally agrees to make Initial Term Loans to the Borrower on the Effective Date in an aggregate principal amount equal to its Initial Term Commitment and (ii) each Increasing Lender severally agrees to make Incremental Term Loans to the Borrower on the Commitment Date applicable to any such Incremental Term Loans in which such Increasing Lender participates in accordance with Section 2.20. Initial Term Loans, to the extent prepaid or repaid, may not be reborrowed.

(c)            Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make Delayed Draw Term Loans to the Borrower in a single drawing during the Delayed Draw Availability Period in an aggregate principal amount that will not result in (i) the Delayed Draw Term Loans issued by such Lender to exceed such Lender’s Delayed Draw Term Commitment or (ii) the sum of the aggregate outstanding Delayed Draw Term Loans exceeding the total Delayed Draw Term Commitment. Delayed Draw Term Loans, to the extent prepaid or repaid, may not be reborrowed.

Section 2.2            Loans and Borrowings.

(a)            Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders in accordance with their respective Applicable Percentages. Each Initial Term Loan shall be made as part of a Borrowing consisting of Initial Term Loans made by the Lenders ratably in accordance with their respective Initial Term Commitments (or, if the Initial Term Commitments shall have terminated, the aggregate principal balance of Initial Term Loans held by each Lender). Each Delayed Draw Term Loan shall be made as part of a Borrowing consisting of Delayed Draw Term Loans made by the Lenders ratably in accordance with their respective Delayed Draw Term Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b)           Subject to Section 2.14, each Borrowing (other than a Borrowing of Swingline Loans) shall consist entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each ABR Borrowing (other than a Borrowing of Swingline Loans) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments. Each Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date in respect of the Revolving Loans, the Initial Term Maturity Date in respect of the Initial Term Loans and the Delayed Draw Maturity Date in respect of the Delayed Draw Term Loans.

Section 2.3            Requests for Borrowings. To request a Borrowing (other than a Borrowing of Swingline Loans or Term Loans), the Borrower shall notify the Revolver Administrative Agent of such request by telephone (confirmed by electronic mail) (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Charlotte, North Carolina time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Charlotte, North Carolina time, one Business Day before the date of the proposed Borrowing. To request a Borrowing of Term Loans, the Borrower shall notify the Term Loan Administrative Agent of such request by telephone (x) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (y) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the applicable Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B-1 attached hereto and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)          whether such Borrowing is to be a Revolving Borrowing, Initial Term Loan Borrowing or a Delayed Draw Term Loan Borrowing;

(v)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)          the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.7 or, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 3.5, the identity of the Issuing Bank that made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the applicable Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4            [Reserved]

Section 2.5            Swingline Loans

(a)           Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the lesser of (A) the Swingline Sublimit and (B) the unutilized Revolving Commitment of the Swingline Lender or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Notwithstanding the foregoing, the Swingline Lender shall not make any Swingline Loan to the Borrower if any Lender is at that time a Defaulting Lender, unless the Swingline Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Swingline Lender (in its sole discretion) with the Borrower or such Lender to eliminate the Swingline Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iii)) with respect to the Defaulting Lender arising from either the Swingline Loan then proposed to be made or that Swingline Loan and all other Swingline Exposure as to which the Swingline Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(b)           To request a Swingline Loan, the Borrower shall notify the Revolver Administrative Agent of such request by telephone (confirmed by electronic mail), not later than 1:00 p.m. Charlotte, North Carolina time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable, shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 3.5, the identity of the Issuing Bank that made such LC Disbursement, and shall be confirmed promptly by hand delivery or facsimile to the Revolver Administrative Agent of a written Swingline Borrowing Request in substantially the form of Exhibit B-2 attached hereto and signed by the Borrower. The Revolver Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 3.5, by remittance to the applicable Issuing Bank) by 3:00 p.m., Charlotte, North Carolina time, on the requested date of such Swingline Loan.

(c)           The Swingline Lender may by written notice given to the Revolver Administrative Agent not later than 10:00 a.m., Charlotte, North Carolina time, on any Business Day require the Lenders then holding a Revolving Commitment to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Revolver Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender then holding a Revolving Commitment hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Revolver Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender then holding a Revolving Commitment acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, the Revolver Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default, or (iii) the failure of any conditions set forth in Section 5.2 or elsewhere herein to be satisfied. Each Lender then holding a Revolving Commitment shall comply with its obligation under this Section 2.5(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.7 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Revolver Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Revolver Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.5(c), and thereafter payments in respect of such Swingline Loan shall be made to the Revolver Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Revolver Administrative Agent and any such amounts received by the Revolver Administrative Agent shall be promptly remitted by the Revolver Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Revolver Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.6            [Reserved]

Section 2.7            Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Eastern time, to the Applicable Account of the applicable Administrative Agent; provided that Swingline Loans shall be made as provided in Section 2.5. Upon satisfaction of the conditions set forth in Section 5.2 (and, if such Borrowing is requested to be made on the Effective Date, Section 5.1), the applicable Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 3.5 shall be remitted by the Revolver Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 3.5 to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b)           Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (other than a Borrowing of Swingline Loans) that such Lender will not make available to such Administrative Agent such Lender’s Applicable Percentage of such Borrowing, such Administrative Agent may assume that such Lender has made such Applicable Percentage available on such date in accordance with Section 2.7(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing available to the applicable Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the applicable Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the applicable Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the applicable Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the applicable Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower and such Lender shall pay such interest to the applicable Administrative Agent for the same or an overlapping period, the applicable Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the applicable Administrative Agent.

(c)           Obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.3(c).

Section 2.8            Interest Elections.

(a)           Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each Term Loan Borrowing initially shall be an ABR Borrowing (provided that the Borrower may request, no later than three Business Days prior to the applicable date of such Borrowing, that the Lenders make the Term Loans constituting any Term Loan Borrowing as Eurodollar Loans if the Borrower has delivered to the applicable Administrative Agent a letter in form and substance reasonably satisfactory to the applicable Administrative Agent indemnifying the Lenders in the manner set forth in Section 2.16). Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefore, all as provided in this Section 2.8. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their Applicable Percentage, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.8 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section 2.8, the Borrower shall notify the applicable Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the applicable Administrative Agent of an Interest Election Request in substantially the form of Exhibit C attached hereto and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)          if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the applicable Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.9            Termination and Reduction of Commitments.

(a)           Unless previously terminated, the Revolving Commitments, the commitment of the Swingline Lender to make Swingline Loans and the commitment of the Issuing Banks to issue Letters of Credit shall terminate on the Revolving Maturity Date. The Initial Term Commitments (other than any Incremental Term Loan Commitments) shall automatically terminate simultaneously with the making of the Initial Term Loans on the Effective Date. The Delayed Draw Term Commitments shall automatically terminate upon the earlier of (i) the making of the Delayed Draw Term Loans on the applicable Borrowing date of such Delayed Draw Term Loans, and (ii) the end of the Delayed Draw Availability Period (such date of termination, the “Delayed Draw Termination Date”). The Incremental Term Loan Commitments shall automatically terminate simultaneously with the making of the Incremental Term Loans on the applicable Increase Date.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000, (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Commitments, (iii) if, after giving effect to any reduction of the Revolving Commitments, the Swingline Sublimit exceeds the total Revolving Commitments, then the Swingline Sublimit shall be automatically reduced by the amount of such excess and (iv) if, after giving effect to any reduction of the Revolving Commitments, the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Revolver Administrative Agent in an amount equal to such excess.

(c)           The Borrower may at any time terminate, or from time to time reduce, the Delayed Draw Term Commitments; provided that each reduction of the Delayed Draw Term Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.

(d)           The Borrower shall notify the Revolver Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.9(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Revolver Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.9 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of other financing arrangements, in which case such notice may be revoked by the Borrower (by notice to the Revolver Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be applied to the applicable Lenders in accordance with their respective Applicable Percentages.

(e)           The Borrower shall notify the Term Loan Administrative Agent of any election to terminate or reduce the Delayed Draw Term Commitments under Section 2.9(c) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Term Loan Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.9 shall be irrevocable; provided that a notice of termination of the Delayed Draw Term Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of other financing arrangements, in which case such notice may be revoked by the Borrower (by notice to the Term Loan Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Delayed Draw Term Commitments shall be permanent. Each reduction of the Delayed Draw Term Commitments shall be applied to the applicable Lenders in accordance with their respective Applicable Percentages.

Section 2.10          Repayment of Loans; Evidence of Debt.

(a)           The Borrower shall repay to the Term Loan Administrative Agent for the ratable account of the Initial Term Lenders with respect to the Initial Term Loans, on the last Business Day of each March, June, September and December, commencing with the quarter ended March 31, 2021, a principal amount equal to 1.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Effective Date immediately after funding the Initial Term Loans.

(b)           From and after the Borrowing of the Delayed Draw Term Loans, the Borrower shall repay to the Term Loan Administrative Agent for the ratable account of the Delayed Draw Term Lenders, on the last Business Day of each March, June, September and December, commencing with the later of (i) March 31, 2021 and (ii) the first full fiscal quarter ended following the Borrowing of the Delayed Draw Term Loans, a principal amount equal to 1.25% of the aggregate principal amount of all Delayed Draw Term Loans that are outstanding immediately after the Borrowing of the Delayed Draw Term Loans.

(c)           To the extent not previously paid, the Borrower hereby unconditionally promises to pay (i) to the Revolver Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan on the Revolving Maturity Date, (ii) to the Term Loan Administrative Agent for the account of each applicable Lender the then unpaid principal amount of (A) each Initial Term Loan on the Initial Term Maturity Date and (B) each Delayed Draw Term Loan on the Delayed Draw Maturity Date, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(d)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)           Each Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof, in each case in respect of the applicable Facility.

(f)            The entries made in the accounts maintained pursuant to Sections 2.10(d) and 2.10(e) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)           Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note and/or a Term Note, in each case payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered permitted assigns) in substantially the form of Exhibit D-1 or D-2 attached hereto, as applicable. Thereafter, the Loans evidenced by such Notes and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11          Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with and in minimum amounts set forth in Section 2.11(b). Any prepayments of Term Loans made pursuant to this Section 2.11(a) shall be applied on a pro rata basis according to the respective outstanding principal amounts of all Classes of then outstanding Term Loans.

(b)           The Borrower shall (i) with respect to a prepayment of Revolving Loans notify the Revolver Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of such prepayment (A) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Charlotte, North Carolina time, three Business Days before the date of prepayment, (B) in the case of prepayment of an ABR Borrowing (other than a Borrowing consisting of Swingline Loans), not later than 11:00 a.m., Charlotte, North Carolina time, one Business Day before the date of prepayment or (C) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., Charlotte, North Carolina time, on the date of prepayment and (ii) with respect to a prepayment of Initial Term Loans or Delayed Draw Term Loans, notify the Term Loan Administrative Agent by telephone (confirmed by facsimile) of such prepayment (x) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment or (y) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or consummation of other financing arrangements, or upon other specified events, in which case such notice may be revoked by the Borrower (by notice to the applicable Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to any Revolving Borrowing or Term Loan Borrowing, the applicable Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans of the Lenders in accordance with their respective Applicable Percentages. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any costs incurred as contemplated by Section 2.16.

(c)           In the event and on each occasion that the aggregate Revolving Credit Exposures exceed the aggregate Revolving Commitments (including as a result of a determination with respect to the Dollar Equivalent of any Letter of Credit made by the Revolver Administrative Agent pursuant to Section 1.7), the Borrower shall prepay Revolving Loans or Swingline Loans (or, if no such Borrowings are outstanding, deposit Cash Collateral in a Cash Collateral Account pursuant to Section 3.12) in an aggregate amount necessary to eliminate such excess.

Section 2.12          Fees.

(a)           The Borrower agrees to pay to the Revolver Administrative Agent for the account of each Lender then holding a Revolving Commitment (other than the Defaulting Lenders, if any) a commitment fee, which shall accrue at the relevant percentage set forth across from the heading “Commitment Fee” in the definition of “Applicable Rate” on the daily amount of the unused Revolving Commitment of such Lender (determined excluding the Swingline Exposure of such Lender) during the period from and including the Effective Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to have been used to the extent of the then outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)           The Borrower agrees to pay to:

(i)            the Revolver Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate, in each case, used to determine the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements (expressed in dollars in the amount of Dollar Equivalent thereof in the case of a Letter of Credit denominated in a currency other than dollars)), during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure;

(ii)           each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank to the Borrower or any Subsidiary of the Borrower for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum or such other percentage per annum to be agreed upon between the Borrower and such Issuing Bank of the daily outstanding amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each January, April, July and October shall be payable in accordance with clause (f) below; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand until the expiration or cancellation of all outstanding Letters of Credit. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)           The Borrower agrees to pay to the Term Loan Administrative Agent for the account of each Lender then holding a Delayed Draw Term Commitment (other than the Defaulting Lenders, if any) a commitment fee, which shall accrue at the relevant percentage set forth across from the heading “Commitment Fee” in the definition of “Applicable Rate” on the daily amount of the unused Delayed Draw Term Commitment of such Lender during the period from and including the Effective Date to but excluding the Delayed Draw Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Delayed Draw Term Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)           The Borrower agrees to pay to the Revolver Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Revolver Administrative Agent.

(e)           The Borrower agrees to pay to the Term Loan Administrative Agent, for each of its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Term Loan Administrative Agent.

(f)            All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances.

Section 2.13          Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Notwithstanding the foregoing, at all times when a Default has occurred hereunder and is continuing, all overdue amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.13(a).

(d)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period or an ABR Term Loan prior to the applicable Term Loan Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefore, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the applicable Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14          Alternate Rate of Interest.

If at least two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)            the applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurodollar Borrowing, or (ii) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii)           the applicable Administrative Agent is advised by the Required Revolving Lenders, the Required Initial Term Loan Lenders or the Required Delayed Draw Term Loan Lenders (as applicable to Revolving Loans, Initial Term Loans or Delayed Draw Term Loans, respectively) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then such Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until such Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received. Notwithstanding the foregoing, if the applicable Administrative Agent has made the determination described in clause (i) of this Section 2.14 and/or is advised by the Required Revolving Lenders, the Required Initial Term Loan Lenders or the Required Delayed Draw Term Loan Lenders, as applicable, of their determination in accordance with clause (ii) of this Section 2.14 and the Borrower shall so request, the applicable Administrative Agent, the Required Revolving Lenders, the Required Initial Term Loan Lenders or the Required Delayed Draw Term Loan Lenders, as applicable, and the Borrower shall negotiate in good faith to amend the definition of “LIBO Rate” and other applicable provisions to preserve the original intent thereof in light of such change; provided that, until so amended, the Loans under such Eurodollar Borrowing at issue will be handled as otherwise provided pursuant to the terms of this Section 2.14 and Section 2.24.

Section 2.15          Increased Costs.

(a)           If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)           subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) with respect to its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)           impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the actual cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or Issuing Bank or other Recipient, the Borrower will pay to such Lender or Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that the Borrower shall not be liable for such compensation unless such Lender or other Recipient certifies that it is generally charging such amounts to similarly situated borrowers under comparable syndicated credit facilities.

(b)           If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or any lending office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or Issuing Bank or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c)           A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 2.15(a) or 2.15(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.16           Break Funding Payments. In the event of (a) the payment or prepayment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefore (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17           Taxes.

(a)           For purposes of this Section 2.17, the term “applicable law” includes FATCA.

(b)           All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Lender (or, in the case of payments made to an Administrative Agent for its own account, the applicable Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c)           The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)           The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the applicable Administrative Agent), or by the applicable Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the applicable Administrative Agent.

(f)            (i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the applicable Administrative Agent, at the time or times reasonably requested by the Borrower or the applicable Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the applicable Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the applicable Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the applicable Administrative Agent as will enable the Borrower or the applicable Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(f)(ii)(A), 2.17(f)(ii)(B) and 2.17(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing:

(A)           any Lender that is a U.S. person shall deliver to the Borrower and the applicable Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the applicable Administrative Agent), two duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the applicable Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the applicable Administrative Agent), two duly executed copies of whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with a U.S. trade or business of the Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)           to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership of a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of such direct and indirect partner(s);

(C)            any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the applicable Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the applicable Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the applicable Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the applicable Administrative Agent as may be necessary for the Borrower and the applicable Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount to deduct and withhold from such payment, if any. Solely for purposes of this Section 2.17(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify the Borrower and the applicable Administrative Agent in writing of its legal ineligibility to do so.

Each Lender hereby authorizes the applicable Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(f).

(g)           If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the applicable Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            For the avoidance of doubt, the term “Lender” for purposes of this Section 2.17 includes any Issuing Bank and any Swingline Lender.

Section 2.18          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Eastern time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the applicable Administrative Agent at its Payment Office, except payments to be made directly to the Swingline Lender or any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.3 shall be made directly to the Persons entitled thereto. Each Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder, including in respect of LC Disbursements, shall be made in dollars.

(b)           If at any time insufficient funds are received by and available to the applicable Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal then due hereunder, unreimbursed LC Disbursements, Letter of Credit Obligations and to the Revolver Administrative Agent for the account of the Issuing Banks, to provide cash collateral for that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of letters of credit issued under this Agreement to the extent not otherwise provided by the Borrower and to the payment of all other Loan Document Obligations, in each case, ratably among the parties entitled thereto in accordance with the respective amounts described in this clause (ii) then due to such parties, and (iii) third, the balance, if any after all of the obligations hereunder have been paid in full, to the Loan Parties as otherwise required by applicable law.

(c)           If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans or participations in LC Disbursements and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the applicable Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans or participations in LC Disbursements and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans or participations in LC Disbursements and other amounts owing them; provided that:

(i)             if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this Section 2.18(c) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.18(c) shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Notwithstanding anything to the contrary herein, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligations”, no amounts received from, or set off with respect to, any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations set forth in Section 4.02 of the Security Agreement and/or the similar provisions in the other Security Documents.

For purposes of subclause (b) of the definition of “Excluded Taxes”, a Lender that acquires a participation pursuant to Section 2.18(c) shall be treated as having acquired such participation on the earlier date(s) on which such Lender acquired the applicable interest(s) in the Commitment(s) and/or Loan(s) to which such participation relates.

(d)           Unless the applicable Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to such Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, such Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the applicable Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the applicable Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           Any repayment or prepayment of the Loans shall not affect the Borrower’s or its Subsidiary’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

Section 2.19           Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the applicable Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the applicable Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments;

(iv)          such assignment does not conflict with applicable law; and

(v)           in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the applicable Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

Section 2.20           Facility Increases.

(a)           The Borrower may, not more than once in any year, by notice to the applicable Administrative Agent, request (i) that the aggregate amount of the Revolving Commitments be increased by a minimum amount equal to $100,000,000 or an integral multiple of $100,000,000 in excess thereof (each a “Revolving Commitment Increase”) and/or (ii) one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional Initial Term Loans (any such additional term loan, each an “Incremental Term Loan” and together with the Revolving Commitment Increases, a “Facility Increase”) in a minimum amount equal to $100,000,000 or an integral multiple in excess thereof, to be effective as of a date (the “Increase Date”) that is at least 90 days prior to the scheduled Revolving Maturity Date then in effect (in the case of a Revolving Commitment Increase) or the Initial Term Maturity Date then in effect (in the case of an Incremental Term Loan) as specified in the related notice to the applicable Administrative Agent; provided, however, that no Default shall have occurred and be continuing as of the date of such request or as of the applicable Increase Date, or shall occur as a result thereof and, provided, further, that after giving effect thereto, the aggregate amount of all such Facility Increases does not exceed $500,000,000.

(b)           The applicable Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Facility Increase, which notice shall include (i) the proposed amount of such requested Facility Increase and whether such Facility Increase constitutes a Revolving Commitment Increase or an Incremental Term Loan, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Facility Increase must provide their commitment thereto (the “Commitment Date”). Each Lender that is willing to participate in such requested Facility Increase (each an “Increasing Lender”) shall give written notice to the applicable Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving Commitment and/or provide an Incremental Term Loan, as applicable. If the Lenders notify the applicable Administrative Agent that they are willing to increase the amount of their respective Revolving Commitments or provide Incremental Term Loans by an aggregate amount that exceeds the amount of the requested Facility Increase, then the requested Facility Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the applicable Administrative Agent. The failure of any Lender to respond shall be deemed to be a refusal of such Lender to increase its Revolving Commitment and/or provide an Incremental Term Loan, as applicable.

(c)           Promptly following each Commitment Date, the applicable Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Facility Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Facility Increase on any such Commitment Date is less than the requested Facility Increase, then the Borrower may extend offers to one or more Persons reasonably acceptable to the applicable Administrative Agent (each, an “Eligible Assignee”) to participate in any portion of the requested Facility Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)           On each Increase Date, (x) each Eligible Assignee that accepts an offer to participate in a requested Facility Increase in accordance with Section 2.20(c) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Maturity Date in accordance with Section 2.21(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date, (y) the Revolving Commitment of each Increasing Lender for such requested Revolving Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.20(b)) as of such Increase Date and (z) each Increasing Lender shall make, in accordance with Section 2.1(b), its Incremental Term Loan in an amount equal to its offered Incremental Term Loan Commitment (or the amount allocated to such Lender pursuant to the last sentence of Section 2.20(b)); provided, however, that the applicable Administrative Agent shall have received on or before such Increase Date the following, each dated as of such date:

(i)             (A) a certificate of the Borrower signed by an authorized officer of the Borrower (1) certifying and attaching the resolutions adopted by the Board of Directors of the Borrower or the executive committee of such Board approving the Facility Increase and the corresponding modifications to this Agreement, and (2) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the Increase Date, assuming for purposes hereof that the references therein to the “Effective Date” shall be deemed to be to the “Increase Date” and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.20, the representations and warranties contained in Section 4.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1, and (y) no Default exists, (B) a certificate of the Borrower signed by an authorized officer of the Borrower certifying that (and attaching calculations demonstrating that) the Borrower is in pro forma compliance with Section 6.9 (determined on a pro forma basis for the Measurement Period then most recently ended for which the applicable Administrative Agent has received the financial statements required by Section 6.1 or for which such financial statements were required to have been delivered, as if such Facility Increase and all Loans available thereunder had been made, and any related Indebtedness had been incurred, on the last day of such Measurement Period) and (C) an opinion of counsel for the Borrower (which may be in-house counsel) in form and substance reasonably satisfactory to the applicable Administrative Agent;

(ii)            a joinder agreement from each Assuming Lender, if any, in form and substance satisfactory to such Assuming Lender, the Borrower and the applicable Administrative Agent (each a “Joinder Agreement”), duly executed by such Assuming Lender, the applicable Administrative Agent and the Borrower; and

(iii)           confirmation from each Increasing Lender of the increase in the amount of its Revolving Commitment and/or its Incremental Term Loan Commitment in a writing satisfactory to the Borrower and the applicable Administrative Agent.

(e)           On each Increase Date in respect of a Revolving Commitment Increase, upon fulfillment of the conditions set forth in Section 2.20(d), in the event any Revolving Loans are then outstanding, (i) each relevant Increasing Lender and Assuming Lender shall make available to the Revolver Administrative Agent such amounts in immediately available funds as the Revolver Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to the applicable Revolving Commitment Increase and the application of such amounts to make payments to such other Lenders, the Revolving Loans to be held ratably by all Lenders as of such date in accordance with their respective Applicable Percentages (after giving effect to the Revolving Commitment Increase), (ii) the Borrower shall be deemed to have prepaid and reborrowed all outstanding Revolving Loans made to it as of such Commitment Date (with each such borrowing to consist of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower in accordance with the requirements of Section 2.2) and (iii) the Borrower shall pay to the Lenders the amounts, if any, payable under Section 2.16 as a result of such prepayment.

(f)            On each Increase Date on which any Incremental Term Loan Commitment becomes effective, upon satisfaction or waiver of the conditions set forth in Section 2.20(d), each Increasing Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its allocated commitment.

(g)           All terms and conditions applicable to each Revolving Commitment increased pursuant to a Facility Increase shall be identical to the terms and conditions applicable to the existing Revolving Commitments. All terms and conditions applicable to each Incremental Term Loan shall be identical to the terms and conditions applicable to the initial Initial Term Loans and the Incremental Term Loans shall be deemed to be Initial Term Loans.

(h)           Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Incremental Term Loans and Revolving Commitments increased, in each case, pursuant to this Section 2.20 and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the applicable Administrative Agent and the Borrower, to effect the provisions of this Section 2.20, and the Lenders hereby expressly authorize the applicable Administrative Agent to enter into any such amendment.

(i)            This Section 2.20 shall supersede any provisions in Section 2.18 or 10.2 to the contrary.

Section 2.21           Extension of Maturity Date.

(a)           At least 45 days but not more than 60 days prior to any Anniversary Date, the Borrower, by written notice to the applicable Administrative Agent, may request an extension of the Maturity Date in effect at such time with respect to any Class by one calendar year from its then scheduled expiration (each Class subject to such extension request, an “Affected Class”). The applicable Administrative Agent shall promptly notify each relevant Lender of the Affected Class of such request, and each such Lender shall in turn, in its sole discretion, not later than 30 days prior to such Anniversary Date, notify the Borrower and the applicable Administrative Agent in writing as to whether such Lender will consent to such extension for the Affected Class. If any relevant Lender of the Affected Class shall fail to notify the applicable Administrative Agent of the Affected Class and the Borrower in writing of its consent to any such request for extension of the applicable Maturity Date for such Affected Class at least 30 days prior to the applicable Anniversary Date, such Lender shall be deemed to be a Declining Lender with respect to such request. The applicable Administrative Agent shall notify the Borrower not later than 25 days prior to the applicable Anniversary Date of the decision of the applicable Lenders regarding the Borrower’s request for an extension of the Maturity Date for such Affected Class.

(b)           If all of the applicable Lenders of the Affected Class consent in writing to any such request in accordance with Section 2.21(a), the applicable Maturity Date for such Affected Class in effect at such time shall, effective as at the applicable Anniversary Date (the “Extension Date”), be extended for one calendar year; provided that on each Extension Date, the Borrower shall deliver to the applicable Administrative Agent a certificate of the Borrower signed by an authorized officer of the Borrower certifying that, before and after giving effect to such extension, (i) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the Extension Date, assuming for purposes hereof that the references therein to the “Effective Date” shall be deemed to be to the “Extension Date” and except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.21, the representations and warranties contained in Section 4.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1, and (ii) no Default or Event of Default exists. If (x) in the case of an extension of the Revolving Maturity Date, the sum of the Revolving Commitments of the existing Lenders that have agreed so to extend their Revolving Maturity Date and the additional Revolving Commitments of assignees assumed in accordance with Section 2.21(c) shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the existing Revolving Maturity Date, or (y) in the case of an extension of the Term Loan Maturity Date of such Affected Class, the sum of the Loans of the existing Lenders in the Affected Class that have agreed so to extend the applicable Maturity Date and the additional Loans of the Affected Class of assignees assumed in accordance with Section 2.21(c) shall be more than 50% of the aggregate amount of the Loans of such Affected Class outstanding immediately prior to the existing Term Loan Maturity Date of such Affected Class, then the applicable Maturity Date in effect at such time shall, effective as at the applicable Extension Date, be extended as to those Lenders of such Affected Class that so consented (each an “Extending Lender”) but shall not be extended as to any other Lender (each a “Declining Lender”). To the extent that the applicable Maturity Date is not extended as to any Lender of the Affected Class pursuant to this Section 2.21 and the Commitments or Loans of the Affected Class held by such Lender are not assigned in accordance with Section 2.21(c) on or prior to the applicable Extension Date, the Commitments of the Affected Class held by such Declining Lender shall automatically terminate in whole on such unextended Maturity Date of the Affected Class without any further notice or other action by the Borrower, such Lender or any other Person and any outstanding Loans of the Affected Class held by such Declining Lender, together with accrued and unpaid interest, fees and other amounts due to such Declining Lender shall be paid in full on such unextended Maturity Date of the Affected Class; provided that such Declining Lender’s rights under Sections 2.15, 2.17 and 10.3 shall survive the Maturity Date of the Affected Class for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of any Maturity Date. No Maturity Date may be extended in accordance with this Section 2.21 more than two times.

(c)           If there are any Declining Lenders with respect to the Affected Class, the Borrower may arrange for one or more Extending Lenders or Assuming Lenders, subject to the requirements of Section 10.4(b), to assume, effective as of the Extension Date, any Declining Lender’s Commitments and/or Loans of the Affected Class and all of the obligations of such Declining Lender under this Agreement thereafter arising with respect to the Affected Class, without recourse to or warranty by, or expense to, such Declining Lender; provided, however, that the amount of the Commitments and/or Loans, as applicable, of any such Assuming Lender as a result of such substitution shall in no event be less than $50,000,000 unless the amount of the Commitments or Loans of the Affected Class held by such Declining Lender is less than $50,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided, further, that:

(i)            any such Extending Lender or Assuming Lender shall have paid to such Declining Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Loans of the Affected Class, if any, of such Declining Lender plus (B) any accrued but unpaid fees owing to such Declining Lender as of the effective date of such assignment;

(ii)            all additional cost reimbursements, expense reimbursements and indemnities payable to such Declining Lender, and all other accrued and unpaid amounts owing to such Declining Lender hereunder, as of the effective date of such assignment shall have been paid to such Declining Lender; and

(iii)           with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 10.4 for such assignment shall have been paid;

provided, further, that such Declining Lender’s rights under Sections 2.15, 2.17 and 10.3 shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the applicable Administrative Agent an Assignment and Assumption, in form and substance satisfactory to the Borrower and the applicable Administrative Agent (an “Assumption Agreement”), duly executed by such Assuming Lender, such Declining Lender, the Borrower and the applicable Administrative Agent, (B) any such Extending Lender shall have delivered confirmation in writing satisfactory to the Borrower and the applicable Administrative Agent as to the increase in the amount of its Commitments and/or Loans of the Affected Class and (C) each Declining Lender being replaced pursuant to this Section 2.21 shall have delivered to the applicable Administrative Agent any Note or Notes held by such Declining Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding proviso, each such Extending Lender or Assuming Lender, as of the Extension Date, will be substituted for such Declining Lender under this Agreement and shall be a Lender of the Affected Class for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Declining Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)           If all of the Extending Lenders and Assuming Lenders (after giving effect to any assignments and assumptions pursuant to Section 2.21(c)) consent in writing to a requested extension of the Affected Class (whether by written consent pursuant to Section 2.21(a), by execution and delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the applicable Administrative Agent shall so notify the Borrower, and, so long as no Default shall have occurred and be continuing as of such Extension Date, or shall occur as a consequence thereof, the Maturity Date of the Affected Class then in effect shall be extended for the additional one-year period as described in Section 2.21(a), and all references in this Agreement, and in the Notes, if any, to the “Maturity Date” or similar term with respect to the Affected Class shall, with respect to each Extending Lender and each Assuming Lender for such Extension Date, refer to the Maturity Date of the Affected Class as so extended. Promptly following each Extension Date, the applicable Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Maturity Date of the Affected Class in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Extending Lender and each such Assuming Lender.

(e)           Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Commitments or Loans as extended pursuant to this Section 2.21 and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the applicable Administrative Agent and the Borrower, to effect the provisions of this Section 2.21, and the Required Lenders, Required Revolving Lenders, Required Initial Term Loan Lenders and Required Delayed Draw Term Loan Lenders hereby expressly authorize the applicable Administrative Agent to enter into any such amendment.

(f)            This Section 2.21 shall supersede any provisions in Section 2.18 or Section 10.2 to the contrary.

Section 2.22           Defaulting Lenders.

(a)           Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Required Revolving Lenders, Required Initial Term Loan Lenders and Required Delayed Draw Term Loan Lenders, as applicable, and in Section 10.2.

(ii)           Any payment of principal, interest, fees or other amounts received by the applicable Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the applicable Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by such Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to such Administrative Agent hereunder; second, in the case of a Lender under the Revolving Facility, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Bank and the Swingline Lender hereunder; third, in the case of a Lender under the Revolving Facility, if so determined by the Revolver Administrative Agent or requested by any Issuing Bank or the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Swingline Loan or LC Disbursement, fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or LC Disbursement in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the applicable Administrative Agent; fifth, if so determined by the applicable Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and LC Disbursements under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swingline Loans are held by the Lenders pro rata in accordance with their respective Applicable Percentage without giving effect to Section 2.22(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.12 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(iii)          All or any part of such Defaulting Lender’s Swingline Exposure and LC Exposure shall automatically (effective on the day such Lender becomes a Defaulting Lender) be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(iv)          If the reallocation described in Section 2.22(a)(iii) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within two Business Days following notice by the Administrative Agent, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure.

(b)           If the Borrower, the applicable Administrative Agent, each Issuing Bank and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the applicable Administrative Agent will so notify the parties under the applicable Facility, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), in the case of a Lender under the Revolving Facility, that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Revolver Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           So long as any Lender under the Revolving Facility is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

Section 2.23          Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 2.24           Effect of Benchmark Transition Event.

(a)           Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agents and the Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event that has been approved by the Administrative Agents (and, in the case of any amendment pursuant to the first sentence of this Section 2.24(a), the Borrower) will become effective at 5:00 p.m. on the fifth Business Day after each Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as neither Administrative Agent has received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of any Class. Any such amendment with respect to an Early Opt-in Election that has been approved by the Administrative Agents (and, in the case of any amendment pursuant to the first sentence of this Section 2.24(a), the Borrower) will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the applicable Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 2.24 will occur prior to the applicable Benchmark Transition Start Date.

(b)           In connection with the implementation of a Benchmark Replacement, the Administrative Agents will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that the Administrative Agents shall post any amendment implementing such Benchmark Replacement Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

(c)           Each Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by either Administrative Agent or Lenders pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.24.

(d)           Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon LIBOR will not be used in any determination of ABR.

ARTICLE III

LETTER OF CREDIT FACILITY

Section 3.1             Availability. Subject to the terms and conditions hereof, each Issuing Bank, in reliance on the agreements of the Revolving Lenders set forth in Section 3.4(a), agrees to issue Standby Letters of Credit or Commercial Letters of Credit in an aggregate amount not to exceed its Letter of Credit Commitment for the account of the Borrower or, subject to Section 3.10, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Effective Date to, but not including the fifteenth Business Day prior to the Revolving Maturity Date in such form as may be approved from time to time by the applicable Issuing Bank; provided, that no Issuing Bank shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Bank would exceed its Letter of Credit Commitment, (ii) the Letter of Credit Obligations would exceed the Letter of Credit Sublimit or (iii) the aggregate Revolving Credit Exposure of all Revolving Lenders would exceed the aggregate Revolving Commitments of all Revolving Lenders; provided, further, that none of Goldman Sachs Bank USA or any of its Affiliates will be required to issue Letters of Credit (i) denominated in Indian Rupees or (ii) that are not Standby Letters of Credit. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.

(b)           Each Letter of Credit shall (i) be denominated in dollars or any Alternative Currency, (ii) expire on a date no more than twelve months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one year periods (but not to a date later than the date set forth below, unless the relevant Issuing Bank has approved a later expiry date (which approval may be subject to such Letter of Credit being Cash Collateralized or otherwise backstopped pursuant to arrangements acceptable to such Issuing Bank)) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Bank), which date shall be no later than the fifth Business Day prior to the Revolving Maturity Date, and (iii) unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), be subject to the UCP, in the case of a Commercial Letter of Credit, or ISP98, in the case of a Standby Letter of Credit, as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Bank and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Bank shall at any time be obligated to issue (or amend) any Letter of Credit that is not a Standby Letter of Credit, unless otherwise agreed by such Issuing Bank, or to issue (or amend) any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any applicable law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the Effective Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Bank as of the Effective Date and that such Issuing Bank in good faith deems material to it, (B) the conditions set forth in Section 4.2 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person (x) for the purpose of funding any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.22(a)(iii)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Effective Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder.

(c)           Notwithstanding anything to the contrary contained in this Agreement, this Article III shall be subject to the terms and conditions of Section 2.22.

Section 3.2             Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Bank issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Bank at its applicable office (with a copy to the Revolver Administrative Agent) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Bank, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Bank or the Revolver Administrative Agent may request, not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Revolver Administrative Agent and such Issuing Bank may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (a) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (b) the date on which such Letter of Credit is to expire (which shall comply with Section 3.1(b)), (c) the amount of such Letter of Credit, (d) the name and address of the beneficiary thereof, (e) the purpose and nature of such Letter of Credit and (f) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit Application, the applicable Issuing Bank shall, if in its sole discretion it elects to do so, process such Letter of Credit Application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 3.2) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Bank and the Borrower. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Revolver Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Bank or the Revolver Administrative Agent may require. The applicable Issuing Bank shall promptly furnish to the Borrower and the Revolver Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Revolver Administrative Agent shall promptly notify each Revolving Lender of the issuance and upon request by any Revolving Lender, furnish to such Revolving Lender a copy of such Letter of Credit and the amount of such Revolving Lender’s participation therein.

Section 3.3            Fees, Costs, Charges and Expenses. In addition to the fees payable pursuant to Sections 2.12(a) and (b), the Borrower shall pay or reimburse each Issuing Bank for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable on demand and are nonrefundable.

Section 3.4             L/C Participations.

(a)           Each Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Applicable Percentage in each Issuing Bank’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Bank that, if a draft is paid under any Letter of Credit issued by such Issuing Bank for which such Issuing Bank is not reimbursed in full by the Borrower through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Bank upon demand at such Issuing Bank’s address for notices specified herein an amount equal to such L/C Participant’s Applicable Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b)           Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Bank pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Bank under any Letter of Credit, issued by it, such Issuing Bank shall notify the Revolver Administrative Agent of such unreimbursed amount and the Revolver Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Bank) of the amount and due date of such required payment and such L/C Participant shall pay to the Revolver Administrative Agent (which, in turn shall pay such Issuing Bank) the amount specified on the applicable due date. If any such amount is paid to such Issuing Bank after the date such payment is due, such L/C Participant shall pay to the Revolver Administrative Agent, which in turn shall pay such Issuing Bank on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate as determined by the Revolver Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. A certificate of such Issuing Bank with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Bank of the unreimbursed amounts described in this Section 3.4, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c)           Whenever, at any time after any Issuing Bank has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Applicable Percentage of such payment in accordance with this Section 3.4, such Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Revolver Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Bank shall be required to be returned by such Issuing Bank, such L/C Participant shall return to the Revolver Administrative Agent, which shall in turn pay to such Issuing Bank, the portion thereof previously distributed by such Issuing Bank to it.

(d)           Each L/C Participant’s obligation to make the Revolving Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against any Issuing Bank, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 3.5             Reimbursement. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section 3.5 or with funds from other sources), in same day funds, the applicable Issuing Bank by paying to the Revolver Administrative Agent the amount in dollars equal to the Dollar Equivalent of such drawing not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m., or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 3.3 incurred by such Issuing Bank in connection with such payment. Unless the Borrower shall immediately notify the Revolver Administrative Agent and such Issuing Bank that the Borrower intends to reimburse such Issuing Bank for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Borrowing Request to the Revolver Administrative Agent requesting that the Revolving Lenders make a Revolving Loan as an ABR Loan on the applicable repayment date in the amount (without regard to the minimum and multiples specified in Section 2.3(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 3.3 incurred by such Issuing Bank in connection with such payment, and the Revolving Lenders shall make a Revolving Loan as an ABR Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Bank for the amount of the related drawing and such fees and expenses. Each Revolving Lender acknowledges and agrees that its obligation to fund a Revolving Loan in accordance with this Section 3.5 to reimburse such Issuing Bank for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Bank as provided above, or if the amount of such drawing is not fully refunded through an ABR Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding ABR Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full.

Section 3.6            Obligations Absolute.

(a)           The Borrower’s obligations under this Article III (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:

(i)       any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;

(ii)      the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Bank or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)     the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)     any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(b)           any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.6, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(c)           The Borrower also agrees that the applicable Issuing Bank and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Bank, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.

(d)           In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Bank may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

Section 3.7            Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

Section 3.8            Removal and Resignation of Issuing Banks.

(a)           The Borrower may at any time remove any Lender from its role as an Issuing Bank hereunder upon not less than thirty (30) days prior notice to such Issuing Bank and the Revolver Administrative Agent (or such shorter period of time as may be acceptable to such Issuing Bank and the Revolver Administrative Agent).

(b)           Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Revolver Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.

(c)            Any removed or resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its removal or resignation as an Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Revolving Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the removal or resignation of a Lender as an Issuing Bank hereunder, the Borrower may, or at the request of such removed or resigned Issuing Bank the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Banks to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed or resigned Issuing Bank and outstanding at the time of such removal or resignation, or make other arrangements satisfactory to the removed or resigned Issuing Bank to effectively cause another Issuing Bank to assume the obligations of the removed or resigned Issuing Bank with respect to any such Letters of Credit.

Section 3.9             Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Bank that is not also the financial institution acting as Revolver Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Revolver Administrative Agent, each Issuing Bank (or, in the case of clauses (b), (c) or (d) of this Section 3.9, the applicable Issuing Bank) shall deliver to the Revolver Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Revolver Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Bank) with respect to each Letter of Credit issued by such Issuing Bank that is outstanding hereunder. In addition, each Issuing Bank shall provide notice to the Revolver Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Bank or making any change to its L/C Commitment. No failure on the part of any Issuing Bank to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Lender hereunder with respect to its reimbursement and participation obligations hereunder.

Section 3.10           Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 3.11           Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

Section 3.12           Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Revolver Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Revolver Administrative Agent (such account, a “Cash Collateral Account”), in the name of the Revolver Administrative Agent and for the benefit of the Issuing Banks and the Lenders, an amount of cash in dollars equal to the Dollar Equivalent of the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. The Borrower also shall deposit Cash Collateral pursuant to this paragraph as and to the extent required by Section 2.11(c). Each such deposit shall be held by the Revolver Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Revolver Administrative Agent, any Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Revolver Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender’s Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Revolver Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Revolver Administrative Agent in Cash Equivalents and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Revolver Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement in accordance with the terms of the Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrowers are required to provide an amount of Cash Collateral hereunder pursuant to Section 2.11(c), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(c) and no Event of Default shall have occurred and be continuing.

ARTICLE IV

Representations and Warranties

The Borrower represents and warrants to the Lenders that as of the Effective Date:

Section 4.1             Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.2            Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3            Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries, (c) will not violate any order of any Governmental Authority, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries other than such violations, defaults or payments that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of the Subsidiaries (other than any Liens created under any of the Loan Documents).

Section 4.4            Financial Condition; No Material Adverse Change; Projections.

(a)           The Borrower has heretofore furnished to the Lenders its (i) audited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended March 31, 2019, reported on by KPMG LLP, independent public accountants and (ii) unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended June 30, 2019. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)           Since March 31, 2019, except as set forth in documents publicly available and filed by the Borrower with the SEC prior to the Effective Date, and after giving effect to the Specified Divestiture, there has been no material adverse change in the business, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole.

(c)           The projections furnished to the Lenders prior to the Effective Date were prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and as of the Effective Date; it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.

Section 4.5             Properties.

(a)            Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and after giving effect to the Specified Divestiture, each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)           Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.6            Litigation and Environmental Matters.

(a)           There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.

(b)           Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.7            Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.8            Investment Company Status. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 4.9            Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books such reserves as may be required by GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10          ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 4.11          Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to any Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.12          Margin Regulations. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System). No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X of the Board of Governors of the Federal Reserve System or any provision of the Securities Exchange Act of 1934.

Section 4.13          Anti-Corruption Laws and Sanctions.

(a)           The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(b)           The Borrower and the Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(c)           Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, none of the Borrower or the Subsidiaries has, in the past three years, committed a violation of applicable regulations of OFAC, Title III of the USA Patriot Act or the FCPA.

(d)           Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Borrower, the Subsidiaries, or, to the knowledge of the Borrower, any director, officer or employee thereof is an individual or entity currently on OFAC’s list of Specifically Designated Nationals and Blocked Persons, nor is the Borrower or any Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.

Section 4.14          Solvency. Immediately after the consummation of the Specified Divestiture, the use of proceeds therefrom and the other transactions to occur on the Effective Date, the Borrower and the Subsidiaries will, on a consolidated basis, be Solvent.

Section 4.15        Beneficial Ownership Certification. As of the Effective Date, to Borrower’s knowledge, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

ARTICLE V

Conditions

Section 5.1            Effective Date. The obligations of the Lenders to make Loans and each of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)           The Administrative Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agents (which may include facsimile or other electronic transmission of a signed signature page of this Agreement and each other Loan Document) that such party has signed a counterpart of this Agreement and each other Loan Document.

(b)           The Administrative Agents shall have received each Note executed by the Borrower in favor of each Lender that has requested such Note at least five Business Days prior to the Effective Date.

(c)            The Administrative Agents shall have received a favorable written opinion (addressed to the Administrative Agents, the Issuing Banks and the Lenders and dated as of the Effective Date) of Fenwick & West LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agents. The Borrower hereby requests such counsel to deliver such opinion.

(d)           The Administrative Agents shall have received such customary secretary’s closing certificate, organizational documents, customary evidence of authorization of the Transactions, this Agreement and the other Loan Documents and good standing certificates in jurisdictions of formation/organization, in each case with respect to the Borrower and the Guarantors, as the Administrative Agents may reasonably request.

(e)           The Administrative Agents shall have received a guaranty agreement (the “Guaranty”) in substantially the form of Exhibit F hereto, executed by each of the Material Subsidiaries.

(f)            The Administrative Agents shall have received a security agreement (the “Security Agreement”) in substantially the form of Exhibit G hereto, executed by the Borrower and each of the Guarantors.

(g)           All fees required to be paid on the Effective Date and reasonable out-of-pocket expenses required to be paid on the Effective Date, in each case as previously agreed in writing, to the extent invoiced at least three Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial funding of the Initial Term Loans, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Initial Term Loans, as applicable)

(h)           The Administrative Agents shall have received a solvency certificate in form and substance reasonably satisfactory to the Administrative Agents, and demonstrating that the Borrower is, individually and together with its Subsidiaries, are and will be Solvent immediately after giving effect to the Transactions and after giving effect to the Specified Divestiture;

(i)            The Administrative Agents shall have received a Borrowing Request related to the Initial Term Loans in substantially the form attached hereto as Exhibit B-1 and signed by the Borrower.

(j)            The Borrower shall have repaid, or substantially concurrently with the funding of the Initial Term Loans shall repay, all amounts outstanding under the 2016 Term Loan Agreement and the 2016 Revolving Credit Agreement, and all commitments thereunder shall have been, or shall on the Effective Date be, terminated.

(k)           The Administrative Agents shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agents certifying that the conditions precedent to the Specified Divestiture have been satisfied or waived and that the Specified Divestiture will be consummated substantially concurrently with the Effective Date.

(l)            (i) The Administrative Agents and the Arrangers shall have received, at least three Business Days prior to the Effective Date, (i) all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agents or the Arrangers in writing at least 10 Business Days prior to the Effective Date and that the Administrative Agents and the Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(m)          The Administrative Agents shall have received (i) a Perfection Certificate executed by the Borrower and each of the Guarantors, (ii) all certificates, agreements or instruments representing or evidencing the Pledged Collateral (as defined in the Security Agreement) accompanied by instruments of transfer or stock powers undated and endorsed in blank, (iii) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable requirements of law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents, (iv) all other certificates, agreements or instruments necessary to perfect the Collateral Agent’s security interest in other Collateral of each Loan Party to the extent required by the Security Agreement; (v) certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Encumbrances or any other Liens acceptable to the Collateral Agent;

(n)           The Administrative Agents shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.5 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable and shall name the Administrative Agents, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agents

The Administrative Agents shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article IX, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agents shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 5.2            Each Credit Event. The obligation of each Lender to make, convert or continue a Loan (other than a Delayed Draw Term Loan) on the occasion of any Borrowing and/or any Issuing Bank to issue or extend any Letter of Credit, and the effectiveness of any Facility Increase pursuant to Section  2.20 or any extension of any Maturity Date pursuant to Section 2.21, is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of the Borrower set forth in this Agreement (other than, after the Effective Date, as set forth in Section 4.4(b) and Section 4.6(a)) and the other Loan Documents shall be true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing, except that for purposes of this Section 5.2(a) for any Borrowing that is made after the Effective Date, the representations and warranties contained in Section 4.4(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1(a) and 6.1(b).

(b)           At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

(c)           The applicable Administrative Agent and, if applicable, the Swingline Lender shall have received a Borrowing Request (or, in the case of a Borrowing of Swingline Loans, a Swingline Borrowing Request) in accordance with the requirements hereof.

Each Borrowing of a Loan, and each Facility Increase, shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in Sections 5.2(a) and 5.2(b) have been satisfied as of the date thereof. A conversion of a Borrowing to a different Type, or a continuation of a Borrowing, shall not be deemed to constitute a Borrowing for purposes of this Section 5.2.

Section 5.3            Delayed Draw Term Loan Borrowing. The obligation of each Lender to make a Delayed Draw Term Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)               The Specified Representations shall be true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing.

(b)               At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

(c)               The Term Loan Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

Each Borrowing of a Delayed Draw Term Loan shall be deemed to constitute a representation and warranty by the Borrower that the conditions specified in Sections 5.3(a) and 5.3(b) have been satisfied as of the date thereof. A conversion of a Borrowing to a different Type, or a continuation of a Borrowing, shall not be deemed to constitute a Borrowing for purposes of this Section 5.3.

ARTICLE VI

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, all fees payable hereunder shall have been paid in full and termination or cash collateralization in accordance with the provisions of this Agreement of all Letters of Credit, the Borrower covenants and agrees with the Lenders that:

Section 6.1            Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agents and each Lender:

(a)           within 90 days after the end of each fiscal year of the Borrower (beginning with fiscal year ending on or about March 31, 2020), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than any “going concern” or like qualification or exception that is expressly resulting solely from an upcoming maturity date under the Facilities occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)            concurrently with any delivery of financial statements under Section 6.1(a) or 6.1(b), a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit H attached hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Performance Covenant and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)           concurrently with any delivery of financial statements under Section 6.1(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)           promptly after (and in any event within five Business Days after) the Borrower obtaining knowledge thereof, written notice of any upgrade, decrease or cancellation of any Debt Rating;

(f)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet at http://www.symantec.com (or any successor page) or at http://www.sec.gov;

(g)           promptly after the Borrower obtaining knowledge thereof, any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification; and

(h)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agents (or through an Administrative Agent, any Lender) may reasonably request; provided that the Borrower will not be required to provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers or suppliers, (ii) in respect of which disclosure to the Administrative Agents or any Lender (or any of their respective representatives) is prohibited by applicable law or (iii) the disclosure of which would waive any attorney-client privilege, or violate any confidentiality obligations owed to any third party by the Borrower or any Subsidiary.

Section 6.2             Notices of Material Events. The Borrower will furnish to the Administrative Agents and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3            Existence; Conduct of Business. The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, in each case (other than the preservation of the existence of the Borrower) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 6.4            Payment of Obligations. The Borrower will, and will cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could, individually or in the aggregate, result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books such reserves with respect thereto as may be required by with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 6.5            Maintenance of Properties; Insurance. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain insurance (either by way of self-insurance or with financially sound and reputable insurance companies) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Each general liability and casualty insurance policy maintained by a Loan Party providing coverage in respect of Collateral shall (i) in the case of each general liability policy, name each Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy providing coverage in respect of Collateral, contain a loss payable or endorsement that names each Administrative Agent, on behalf of the Secured Parties as the loss payee thereunder.

Section 6.6            Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities as and to the extent required by GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by any Administrative Agent (or any Lender acting through the applicable Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 6.7            Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.8            Use of Proceeds. The proceeds of the Revolving Loans and Initial Term Loans will be used by the Borrower and the Subsidiaries to fund the Refinancing and to pay the Transaction Costs, and, along with the Swingline Loans and Letters of Credit, for general corporate purposes, including acquisitions and stock repurchases under stock repurchase programs approved by the Borrower. The proceeds of the Delayed Draw Term Loans will be used by Borrower to refinance Borrower’s 4.20% Senior Notes due 2020. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

Section 6.9            Financial Covenant. The Borrower shall maintain, as of the last day of each fiscal quarter of the Borrower, commencing with the first fiscal quarter of the Borrower following the Effective Date, a Consolidated Leverage Ratio for the Measurement Period ending on such day of not more than 5.25:1.00; provided that such maximum Consolidated Leverage Ratio shall increase to 5.75:1.00 for the four fiscal quarters ending immediately after the consummation of a Material Acquisition.

Section 6.10        Additional Guarantors. If, as of the date of the most recently available financial statements delivered pursuant to Section 6.1(a) or 6.1(b), as the case may be, any Person shall have become a Material Subsidiary, then the Borrower shall, within 30 days after delivery of such financial statements (or such later date as agreed by the Administrative Agents), cause such Material Subsidiary to enter into a Guaranty Accession and a supplement to the Security Agreement in the form provided for therein, together with, the documents of the type referred to in Section 5.1(m) and, to the extent requested by either Administrative Agent or the Collateral Agent, Section 5.1(d), unless (i) such Material Subsidiary is a direct or indirect subsidiary of any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (ii) in the case of any Person who shall become a Material Subsidiary as a result of an acquisition by the Borrower or any of its Subsidiaries, the execution of such a counterpart would violate any agreement to which such Material Subsidiary shall be party (and which was not entered into upon or following such acquisition). In the event a Guarantor ceases to be a Material Subsidiary pursuant to a transaction permitted by this Agreement, the Administrative Agents shall release the applicable Guarantor from its Guarantee upon Borrower’s reasonable written request, provided that Borrower delivers to the Administrative Agents a certificate of an officer of the Borrower to the effect that such Guarantor is not a Subsidiary or a Material Subsidiary pursuant to a transaction permitted by this Agreement.

Section 6.11          Information Regarding Collateral and Further Assurances.

(a)           The Borrower will furnish to the Collateral Agent promptly (and in any event within 60 days or such longer period as reasonably agreed to by the Collateral Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in the address of the chief executive office of any Loan Party.

(b)           Not later than five Business Days after delivery of financial statements pursuant to Section 6.1(a), the Borrower shall deliver to the Collateral Agent a certificate executed by a Responsible Officer of the Borrower (i) setting forth the information required pursuant to Schedules 1 through 3 of the Perfection Certificate or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) identifying any Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal year.

(c)           The Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), at the expense of the Loan Parties, that may be required under any applicable law or that the Collateral Agent may reasonably request, for the continued validity, perfection and priority of the Liens on the Collateral securing the Secured Obligations subject to no other Liens other than Permitted Encumbrances.

Section 6.12        Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 6.12 or such later date as the Administrative Agents reasonably agree to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 6.12.

ARTICLE VII

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan, all fees and other amounts payable hereunder have been paid in full and each Letter of Credit has been terminated or Cash Collateralized in accordance with the provisions of this Agreement, the Borrower covenants and agrees with the Lenders that:

Section 7.1            Indebtedness. The Borrower will not, and will not permit any Subsidiary to create, incur or assume any Indebtedness, except:

(a)             Indebtedness under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or Section 2.21);

(b)             Indebtedness existing on the date hereof and described in Schedule 7.1 and any Permitted Refinancing thereof;

(c)             Indebtedness in respect of Capital Lease Obligations, Sale Leasebacks and purchase money Indebtedness (and any refinancing, extension, renewal or replacement thereof) in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $250,000,000, and (y) 20% of Consolidated EBITDA for the Measurement Period then most recently ended for which the financial statements required by Section 6.1 have been delivered prior to such incurrence; provided that any such Indebtedness shall be secured only by the asset (including all accessions, attachments, improvements and the proceeds thereof) acquired, constructed or improved in connection with the incurrence of such Indebtedness;

(d)             Indebtedness in an aggregate outstanding principal amount not to exceed (i) the greater of (x) $250,000,000, and (y) 20% of Consolidated EBITDA for the Measurement Period then most recently ended for which the financial statements required by Section 6.1 have been delivered prior to such incurrence, plus (ii) such additional amounts as shall not result, at the time of incurrence of such Indebtedness, in Borrower’s Consolidated Leverage Ratio exceeding 0.5x less than the then applicable ratio required pursuant to the Financial Performance Covenant without giving effect to any increase to such ratio that may be applicable pursuant to the Financial Performance Covenant (determined with regard to calculations made on a pro forma basis for the Measurement Period then most recently ended for which the Administrative Agents have received the financial statements required by Section 6.1 or for which such financial statements were required to have been delivered, as if such payment had been made and any related Indebtedness had been incurred on the last day of such Measurement Period); provided that, (x) both immediately prior and after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall exist or result therefrom and (y) such Indebtedness is not guaranteed by any Person other than the Loan Parties;

(e)             unsecured Indebtedness of the Borrower so long as Borrower’s Consolidated Leverage Ratio does not exceed the then applicable ratio required pursuant to the Financial Performance Covenant without giving effect to any increase to such ratio that may be applicable pursuant to the Financial Performance Covenant (determined with regard to calculations made on a pro forma basis for the Measurement Period then most recently ended for which the Administrative Agents have received the financial statements required by Section 6.1 or for which such financial statements were required to have been delivered, as if such payment had been made and any related Indebtedness had been incurred on the last day of such Measurement Period); provided that, in each case, (i) no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness does not provide for any maturity, mandatory prepayments in cash, scheduled repayment in cash, mandatory redemption in cash, sinking fund obligation or any similar mandatory cash payment requirement with respect to the principal of such Indebtedness prior to the date that is 91 days after the latest Maturity Date hereunder at the time such Indebtedness is incurred (other than any amounts permitted to be incurred under other provisions of this Section 7.1) and (iii) such Indebtedness is (x) unsecured and (y) is not guaranteed by any Person other than the Loan Parties; provided, however, that (I) the rights of holders of such Indebtedness to convert, and any conversion of such Indebtedness by a holder thereof into shares of Equity Interests (other than Disqualified Securities) of the Borrower, or at the option of the Borrower, cash or a combination of cash and shares of Equity Interests (other than Disqualified Securities), (II) the rights of holders of such Indebtedness to require any repurchase in cash by the Borrower upon a fundamental change of the Borrower, shall not constitute a scheduled repayment in cash, mandatory redemption in cash, sinking fund obligation or any similar cash payment requirement and (III) regular scheduled payments of interest, in each case, shall not be restricted or limited by clause (ii) of the first proviso in this paragraph.

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(f)              Indebtedness of any Subsidiary of the Borrower acquired after the Effective Date and Indebtedness of a Person merged or consolidated with or into the Borrower or a Subsidiary of the Borrower after the Effective Date, which Indebtedness in each case exists at the time of such acquisition, merger or consolidated and was not created or incurred in contemplation of such acquisition, merger or consolidation;

(g)             Indebtedness in respect to letters of credit issued for the account of the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $50,000,000;

(h)             Indebtedness which may be deemed to exist pursuant to any Guarantees, performance, statutory or similar obligations (including in connection with workers’ compensation) or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto incurred in the ordinary course of business, or pursuant to any appeal obligation, appeal bond or letter of credit in respect of judgments that do not constitute an Event of Default under clause (k) of Section 8.1;

(i)              Indebtedness in connection with cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer, Cash Pooling Arrangements, netting services, and other cash management arrangements of Borrower or any Subsidiary, in each case in the ordinary course of business;

(j)              Guarantees by the Borrower of Indebtedness of a Subsidiary or Guarantees by a Subsidiary of Indebtedness of the Borrower or another Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 7.1 (subject to the limitations in clauses (d) and (e) above); provided that if the Indebtedness that is being guaranteed is unsecured and/or subordinated to the Secured Obligations, the Guarantee shall also be unsecured and/or subordinated to the Secured Obligations;

(k)             Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, or to hedge currency exposure or to hedge energy costs or exposure, which, in any case, are not entered into for speculative purposes;

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(l)              Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business, or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder;

(m)            Indebtedness arising from agreements of Borrower or the Subsidiaries providing for indemnification, adjustment of purchase price or other similar adjustments, earn-outs or similar obligations, in each case incurred or assumed in connection with the Transactions, the Specified Divestiture or any Acquisition, Investment, or other disposition, in each case permitted hereunder;

(n)             Indebtedness consisting of the financing of insurance premiums;

(o)             Permitted Accretive Acquisition Debt of any Foreign Subsidiary and any Permitted Refinancing thereof; provided that (x) both immediately prior and after giving effect to such Foreign Subsidiary becoming liable in respect thereof, no Default or Event of Default shall exist or result therefrom, (y) the principal amount of any Indebtedness that any Foreign Subsidiary shall become liable for under this Section 7.1(o) shall not be greater than the fair market value of the assets or Equity Interests (as determined in good faith by the Borrower) acquired by the Borrower and/or its Subsidiaries in the Accretive Acquisition related to such Permitted Accretive Acquisition Debt and (z) such Indebtedness shall not be guaranteed by, or otherwise become a liability of, any other Subsidiary of the Borrower; provided, further, that in the case of Permitted Accretive Acquisition Debt incurred in connection with an Accretive Acquisition for which the aggregate cash consideration paid exceeds $250,000,000, the Borrower shall have delivered a certificate of a Financial Officer, certifying that such acquisition complies with all of the requirements set forth in the definition of “Accretive Acquisition” and containing reasonably detailed calculations in support thereof; and

(p)             Indebtedness of a Subsidiary owed to the Borrower or another Subsidiary; provided that all such Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party shall be subordinated to the Loans (but only to the extent permitted by applicable law on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany subordination agreement attached as Exhibit I or (B) otherwise reasonably satisfactory to the Administrative Agents.

For purposes of determining compliance with this Section 7.1, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in this Section 7.1 but may be permitted in part under any relevant combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in this Section 7.1, the Borrower may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.1 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant only to such clause or clauses (or any portion thereof).

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Section 7.2            Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)             Liens created under the Loan Documents;

(b)             Permitted Encumbrances;

(c)             any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth in Schedule 7.2; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)             any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)             Liens securing Indebtedness permitted pursuant to Section 7.1(c); provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f)              the filing of protective Uniform Commercial Code financing statements in connection with any Securitization Transaction naming as secured party the applicable Securitization Entity and indicating as collateral the applicable Securitization Assets with the aggregate value of all such Securitization Assets not exceeding, at the time of entering into any Securitization Transaction, the greater of (i) $250,000,000 and (ii) 20% of Consolidated EBITDA for the Measurement Period then most recently ended for which the financial statements required by Section 6.1 have been delivered prior to such time;

(g)             Liens on deposit accounts subject to Cash Pooling Arrangements in favor of the financial institutions providing such Cash Pooling Arrangements;

(h)             Liens in respect of any Sale Leasebacks; provided that such Liens do not at any time extend to or cover any assets other than the assets subject to such Sale Leasebacks (and accessions to or proceeds of such assets);

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(i)             (A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (B) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Subsidiary in joint ventures;

(j)             in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(k)            Liens on cash and Cash Equivalents deposited to cash-collateralize letters of credit permitted under Section 7.1(g);

(l)             Liens on property of any Subsidiary that is not a Loan Party, which Liens secure Indebtedness or other obligations of such Subsidiary or another Subsidiary that is not a Loan Party, in each case, in an amount not to exceed $75,000,000; and

(m)           other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed, the greater of (i) $250,000,000 and (ii) 20% of Consolidated EBITDA for the Measurement Period then most recently ended for which the financial statements required by Section 6.1 have been delivered prior to such time.

Notwithstanding anything herein to the contrary, no consensual Liens pursuant to clause (l) or (m) above shall be permitted to exist, directly or indirectly, on any fee-owned real property held by, or Equity Interests held by or of, the Borrower or the Subsidiaries.

For purposes of determining compliance with this Section 7.2, (A) a Lien need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in this Section 7.2 but may be permitted in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in this Section 7.2, the Borrower may, in its sole discretion, classify or divide such Lien (or any portion thereof) in any manner that complies with this Section 7.2 and will be entitled to only include the amount and type of such Lien (or any portion thereof) in one of the above clauses and such Lien (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Section 7.3            Fundamental Changes.

(a)            The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)                 any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and such merger does not result in the Borrower ceasing to be a corporation, partnership or limited liability company organized under the laws of the United States, any state thereof or the District of Columbia;

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(ii)              any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary;

(iii)             the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, or (B) to the extent constituting an Investment, such Investment must be an Investment in a Subsidiary that is not a Loan Party permitted by Section 7.5;

(iv)             any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(v)               the Borrower or any of the Subsidiaries may sell any Subsidiary, or substantially all of the capital stock or assets thereof; provided that (A) any such sale is for fair market value, determined in good faith by the Borrower (and, if approval by its board of directors of the sale is required by applicable law or otherwise, such determination shall be approved by its board of directors) and (B) if such sale requires a release of all or substantially all of the Collateral of such Subsidiary that is a Loan Party or of the value of the Guaranty, each of the Lenders has provided its written consent to the extent required by clause (v) of Section 10.2(b).

(b)           The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related or complementary thereto.

For the avoidance of doubt, nothing in this Section 7.3 shall be deemed to restrict the Specified Divestiture.

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Section 7.4            Restricted Payments. The Borrower will not, directly or indirectly, (i) declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Equity Interests, (ii) purchase, redeem, retire or otherwise acquire for value any shares of its Equity Interests or (iii) make any payment or prepayment of principal of, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness (other than any Permitted Refinancing with respect thereto) (collectively, a “Restricted Payment”), or set aside funds for any of the foregoing, unless, at the time any such payment is declared and immediately after giving effect to such payment and any Indebtedness incurred in connection therewith, no Event of Default has occurred and is continuing and the Borrower’s Consolidated Leverage Ratio does not exceed 5.00:1.00 (determined with regard to calculations made on a pro forma basis for the Measurement Period then most recently ended for which the Administrative Agents have received the financial statements required by Section 6.1 or for which such financial statements were required to have been delivered, as if such payment had been made and any related Indebtedness had been incurred on the last day of such Measurement Period); provided, however, that this Section 7.4 shall not prohibit (a) the making of any Restricted Payment within 90 days after the date of declaration thereof or call therefor so long as such Restricted Payment was permitted under this Section 7.4 on such date, (b) the payment of any dividends declared prior to the Effective Date, (c) the declaration and payment, in cash, of a dividend in an amount not to exceed the Quarterly Capital Return, (d) Restricted Payments after the Effective Date in an aggregate amount of up to the Specified Capital Return, (e) the repurchase of Equity Interests pursuant to any accelerated stock repurchase or similar agreement; provided that any payment made by the Borrower with respect to such repurchase is permitted under this Section 7.4 (without regard to this clause (e)) at the time that the Borrower enters into such accelerated stock repurchase or similar agreement, (f) the repurchase of fractional shares of Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities or exercises of warrants or options, (g) the repurchase of Equity Interests deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or warrants or other incentive interest, (h) Restricted Payments made in connection with equity compensation that consist solely of the withholding of shares to any employee in an amount equal to the employee’s tax obligation on such compensation, (i) the repurchase of Equity Interests or rights in respect thereof granted to employees or other providers of services to the Borrower and the Subsidiaries at the original purchase price of such Equity Interests or rights in respect thereof pursuant to a right of repurchase set forth in equity compensation plans in connection with a cessation of service, (j) the repurchase of Equity Interests pursuant to the terms of a call spread or similar arrangement entered into in connection with the issuance of convertible notes; provided that any such repurchase is paid using proceeds from the issuance and sale of such convertible notes, (k) the declaration and payment of Restricted Payments payable solely in shares of any class of the Borrower’s Equity Interests (other than Disqualified Securities), and (l) the making of regularly scheduled payments of principal and interest (including any customary catch up payments) in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time in accordance with Section 7.6 hereof. For the avoidance of doubt, the payment of interest or other amounts on (and including the settlement of any conversions of) convertible Indebtedness, shall not constitute a “Restricted Payment”. Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 7.4 will not prohibit the payment of any Restricted Payment or the consummation of any irrevocable redemption, purchase, defeasance or other payment after the date of declaration thereof, the giving of notice thereof or the entry into an agreement therefor, as applicable, if at the date of declaration, the giving of such notice or the entry into such agreement such payment would have been permitted under this Agreement.

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For purposes of determining compliance with this Section 7.4, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payment (or any portion thereof) described in this Section 7.4, but may be permitted in part under any relevant combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payment (or any portion thereof) described in this Section 7.4, the Borrower may, in its sole discretion, classify or divide such Restricted Payment (or any portion thereof) in any manner that complies with this Section 7.4 and will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Restricted Payment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof).

Section 7.5            Investments. The Borrower will not, and will not permit any Subsidiary to make or hold any Investment, except:

(a)             Cash Equivalents at the time such Investment is made;

(b)             loans or advances to employees of the Borrower and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests in the Borrower and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed $10,000,000;

(c)             Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary; provided that in the case of any Investment by a Loan Party in a Subsidiary that is not a Loan Party, the aggregate principal amount outstanding thereof in reliance on this clause (c) shall not exceed $75,000,000;

(d)             Investments consisting of prepayments to suppliers or loans to customers in the ordinary course of business;

(e)             Investments consisting of extensions of trade credit in the ordinary course of business;

(f)              Investments (i) existing or contemplated on the date hereof and set forth on Schedule 7.5 and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Borrower or any Subsidiary in the Borrower or any Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except as permitted by this Section 7.5;

(g)             Investments in Swap Agreements permitted under Section 7.1;

(h)             Promissory notes and other non-cash consideration received in connection with the disposition of assets;

(i)              Permitted Acquisitions;

(j)              [reserved];

(k)             Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

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(l)              Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)            advances of payroll payments to employees in the ordinary course of business;

(n)             Investments and other acquisitions to the extent that payment for such Investments is made with Equity Interests (other than Disqualified Securities) of the Borrower; provided that any amounts used for such an Investment or other acquisition that are not Equity Interests (other than Disqualified Securities) of the Borrower shall otherwise be permitted pursuant to this Section 7.5;

(o)             Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p)             non-cash Investments in connection with tax planning and reorganization activities, provided that after giving effect thereto, the perfection and priority of the security interest of the Lenders in the collateral is not materially impaired;

(q)             Investments consisting of Liens, Indebtedness, fundamental changes, dispositions, including the Specified Divestiture, and Restricted Payments permitted under this Agreement;

(r)              to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights, in each case in the ordinary course of business; and

(s)              additional Investments; provided that after giving effect to such Investment (A) the Borrower is in compliance with the Financial Performance Covenant without giving effect to any increase to such ratio that may be applicable pursuant to the Financial Performance Covenant (determined with regard to calculations made on a pro forma basis for the Measurement Period then most recently ended for which the Administrative Agents have received the financial statements required by Section 5.1 or for which such financial statements were required to have been delivered, as if such Investment had been made and any related Indebtedness had been incurred on the last day of such Measurement Period) and (B) there is no Event of Default.

Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 7.5 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

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For purposes of determining compliance with this Section 7.5, (A) an Investment need not be permitted solely by reference to one category of permitted investments (or any portion thereof) described in this Section 7.5, but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in this Section 7.5, the Borrower may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 7.5 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof).

Section 7.6            Amendments of Documents Relating to Subordinated Indebtedness. The Borrower shall not, and shall not permit any Subsidiary to, amend or otherwise change, or consent to any amendment or change to, the terms of any Subordinated Indebtedness (other than intercompany indebtedness among any of the Borrower and any Subsidiary), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change, taken as a whole, is materially adverse to the interests of the Lenders.

Section 7.7            No Restriction on Subsidiary Distributions. The Borrower will not, and will not permit any Material Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary, (iii) make loans or advances to the Borrower or any other Material Subsidiary, or (iv) transfer any of its property or assets to the Borrower or any other Material Subsidiary (any such consensual encumbrance or restriction, a “Restriction”), except for such Restrictions existing by reason of (a) any Restrictions existing under any of the Loan Documents or any other agreements or contracts in effect on the Effective Date, (b) any Restrictions with respect to any Person that becomes a Subsidiary of the Borrower after the Effective Date under any agreement in existence at the time such Person becomes such a Subsidiary (so long as such Restriction was not entered into in contemplation of this clause (b)), (c) any Restrictions with respect to any Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, (d) any Restrictions with respect to any Subsidiary all or substantially all of whose assets are property encumbered by Liens permitted under Section 7.2, (e) Restrictions imposed by applicable laws, (f) Restrictions under licenses or other contracts governing intellectual property rights, joint venture agreements, leases of, or mortgages and other agreements relating to Liens on, specified property or assets limiting or prohibiting transfers of such property or assets (including, without limitation, non-assignment clauses, due-on-sale clauses and clauses prohibiting junior Liens, subletting, sublicensing or other similar transfers of property or assets), (g) any Restrictions under any agreement evidencing Indebtedness pursuant to Section 7.1 which Restrictions (taken as a whole) are either not materially more restrictive as those under this Agreement or are Restrictions similar to comparable transactions in the market at the time such Indebtedness is issued, (h) any Restrictions on assets that do not constitute Collateral, and (i) any Restrictions existing under any agreement (including in respect of Permitted Refinancing) that amends, refinances, supplements, restates, renews or replaces any agreement containing Restrictions permitted under the preceding clauses (a) through (h); provided that the terms and conditions of any such agreement, as they relate to any such Restrictions, are not materially more restrictive to the Borrower and such Subsidiary, as applicable, taken as a whole, than those under the agreement so amended, refinanced, supplemented, restated, renewed or replaced.

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With respect to any Indebtedness and any Lien securing Indebtedness that was permitted to be incurred at a given time, such Lien or such Indebtedness will also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness will mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

The Dollar Equivalent amount of a Lien, Indebtedness, Investment or Restricted Payments denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Lien, Indebtedness, Investment or Restricted Payment was incurred, invested or paid.

ARTICLE VIII

Events of Default

Section 8.1            Event of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)             the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)             the Borrower shall fail to pay any interest on any Loan, or any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount referred to in Section 8.1(a)) payable under any of the Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)             any representation or warranty made or deemed made by or on behalf of the Borrower or any Material Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or if qualified as to materiality or Material Adverse Effect, in any respect) when made or deemed made;

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(d)             the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.2(a), Section 6.3 (with respect to the Borrower’s existence), Section 6.8 or Section 6.9 or in Article VII; provided that any Event of Default under Section 6.9 is subject to cure as provided in Section 8.2 and an Event of Default with respect to such Section 6.9 shall not occur until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable; provided, further, that in the event the Borrower fails to comply with the Financial Performance Covenant, the Lenders shall not be required to make any credit extension in respect of a Borrowing unless and until the Borrower has received the Cure Amount required to cause the Borrower to be in compliance with the Financial Performance Covenant;

(e)             the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any of the Loan Documents (other than those specified in Section 8.1(a), Section 8.1(b) or Section 8.1(d)), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)              the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g)             any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; provided that this Section 8.1(g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) the exercise by any holder of its right to require the Borrower on or after March 4, 2020 to repurchase the 2.5% convertible senior notes due 2021 as set forth in Section 3.02 of the Indenture, dated as of March 4, 2016, between the Borrower and Wells Fargo, as trustee;

(h)             an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)              the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

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(j)              the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)             one or more judgments for the payment of money in excess of $150,000,000 in the aggregate (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(l)              an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)            [reserved];

(n)             a Change in Control shall occur; or

(o)             (i) any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations hereunder or thereunder, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document or (ii) any Lien created by the Security Documents shall at any time not constitute, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection is required herein or therein) in favor of the Collateral Agent, free and clear of all other Liens (other than Liens permitted under Section 7.2 or under the respective Security Documents), or, except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by any Loan Party;

then, and in every such event (other than an event with respect to the Borrower described in Section 8.1(h), Section 8.1(i) or Section 8.1(j), and at any time thereafter during the continuance of such event, the applicable Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the applicable Commitments, and thereupon such Commitments shall terminate immediately, (ii) declare the applicable Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 3.12, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 8.1(h), Section 8.1(i) or Section 8.1(j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

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Section 8.2            Right to Cure. Notwithstanding anything to the contrary contained in Section 8.1, in the event that the Borrower and the Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any fiscal quarter of the Borrower, at any time after the beginning of such fiscal quarter until the expiration of the 10th Business Day following the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), the Borrower or any parent entity thereof shall have the right to issue common Equity Interests or other Equity Interests (other than Disqualified Securities) (provided such other Equity Interests are reasonably satisfactory to the Administrative Agents) for cash or otherwise receive cash contributions to the capital of the Borrower as cash common Equity Interests or other Equity Interests (other than Disqualified Securities) (provided such other Equity Interests are reasonably satisfactory to the Administrative Agents) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the net proceeds of such issuance that are not otherwise applied (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:

(a)             Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b)             if, after giving effect to the foregoing pro forma adjustment (without giving effect to any portion of the Cure Amount on the balance sheet of the Borrower and the Subsidiaries with respect to such fiscal quarter only but with giving pro forma effect to any portion of the Cure Amount applied to any repayment of any Indebtedness), the Borrower and the Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower and the Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and

(c)             Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times and (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any financial ratio-based conditions or tests or any available basket under Article VII of this Agreement.

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Section 8.3            Application of Proceeds. After the exercise of remedies provided for in Section 8.1, any amounts received on account of the Secured Obligations shall be applied by the Collateral Agent in accordance with Section 4.02 of the Security Agreement and/or the similar provisions in the other Security Documents.

ARTICLE IX

THE ADMINISTRATIVE AGENTS AND THE COLLATERAL AGENT

Section 9.1            Appointment and Authority. Each of the Revolving Lenders and the Issuing Banks hereby irrevocably appoints Wells Fargo to act on its behalf as the Revolver Administrative Agent hereunder and under the other Loan Documents and authorizes the Revolver Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Revolver Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Initial Term Lenders and Delayed Draw Term Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Term Loan Administrative Agent hereunder and under the other Loan Documents and authorizes the Term Loan Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Term Loan Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agents and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. The Term Loan Administrative Agent shall also act as the “Collateral Agent” under the Security Documents and each of the Revolver Administrative Agent, the Issuing Banks and the Lenders hereby irrevocably appoints and authorizes the Term Loan Administrative Agent to act as the agent of the Revolver Administrative Agent, such Issuing Bank and such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties and entering into the Security Documents, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Term Loan Administrative Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys in-fact appointed by the Term Loan Administrative Agent hereunder for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Term Loan Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X as if set forth in full herein with respect thereto.

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Section 9.2.            Rights as a Lender. The Person serving as the Revolver Administrative Agent, Term Loan Administrative Agent or Collateral Agent hereunder, as the case may be, shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Administrative Agent or Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent or Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3            Exculpatory Provisions.

(a)           No Administrative Agent or Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Administrative Agent or Collateral Agent:

(i)            shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Administrative Agent or Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as an Administrative Agent or Collateral Agent or any of its Affiliates in any capacity.

(b)           No Administrative Agent or Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Administrative Agent or Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 or Article VIII) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. No Administrative Agent or Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until explicit notice describing such Default or Event of Default is given to such Administrative Agent or Collateral Agent by the Borrower, an Issuing Bank or a Lender.

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(c)             No Administrative Agent or Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Administrative Agent or Collateral Agent. The Administrative Agents and Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of any Administrative Agent or Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agents or Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Notwithstanding anything herein to the contrary, none of the Administrative Agents or the Collateral Agent shall be liable for, or be responsible for any claim, liability, loss, cost or expense suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or Dollar Equivalent.

Section 9.4            Reliance by the Administrative Agents. Each Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Administrative Agent and Collateral Agent may presume that such condition is satisfactory to such Lender unless such Administrative Agent and Collateral Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Section 9.5            Delegation of Duties. Each Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Administrative Agent. Each Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of such Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the applicable Facilities as well as activities of the applicable Administrative Agent and the Collateral Agent. Each Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Administrative Agent or Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6            Resignation or Removal of Administrative Agents.

(a)             An Administrative Agent or the Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, (i) with respect to the Revolver Administrative Agent, the Required Revolving Lenders and (ii) with respect to the Term Loan Administrative Agent, the Required Initial Term Loan Lenders and the Required Delayed Draw Term Loan Lenders, shall have the right, in consultation with the Borrower so long as no Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the applicable Lenders in accordance with the preceding sentence and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Revolving Lenders or the Required Initial Term Loan Lenders and Required Delayed Draw Term Loan Lenders, as applicable) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent or Collateral Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)             If the Person serving as an Administrative Agent or the Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may (or, (i) with respect to the Revolver Administrative Agent, the Required Revolving Lenders and (ii) with respect to the Term Loan Administrative Agent, the Required Initial Term Loan Lenders and the Required Delayed Draw Term Loan Lenders may), to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as an Administrative Agent or the Collateral Agent and, thereafter, the Borrower may (with the consent of the Required Lenders), appoint a successor. If no such successor shall have been so appointed by the Borrower and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c)             With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through such Administrative Agent or Collateral Agent shall instead be made by or to each applicable Lender, until such time, if any, as the Required Lenders, the Required Revolving Lenders or the Required Initial Term Loan Lenders and the Required Delayed Draw Term Loan Lenders, as applicable, appoint a successor Administrative Agent or Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent or Collateral Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent or Collateral Agent), and the retiring or removed Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.

(d)             Any resignation by Wells Fargo as Revolver Administrative Agent pursuant to this Section 9.6 shall also constitute its resignation as Swingline Lender and an Issuing Bank. Upon the acceptance of a successor’s appointment as Revolver Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swingline Lender and Issuing Bank and (ii) the retiring Swingline Lender and Issuing Bank shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.

Section 9.7            Non-Reliance on Administrative Agents and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon any Administrative Agent or any other Lender or any Issuing Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon any Administrative Agent or any other Lender or any Issuing Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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Section 9.8            No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 9.9            Guaranty and Collateral Matters. The Lenders irrevocably authorize the Administrative Agents and the Collateral Agent, at their option and in their discretion to release (i) any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Material Subsidiary as a result of a transaction permitted under the Loan Documents (and the Administrative Agents and Collateral Agent may rely conclusively on a certificate to that effect provided to them by the Borrower upon the reasonable request of either Administrative Agent or the Collateral Agent without further inquiry) and (ii) any Lien (or subordinate such Lien) on any assets constituting Collateral (w) upon the grantor of such Lien (if other than the Borrower) ceasing to be a Guarantor, (x) upon the sale or other disposition of such assets as a result of a transaction permitted under the Loan Documents (and the Administrative Agents and Collateral Agent may rely conclusively on a certificate to that effect provided to them by the Borrower upon the reasonable request of either Administrative Agent or the Collateral Agent without further inquiry), (y) if approved, authorized or ratified in writing in accordance with Section 10.2 or (z) upon the payment in full of all Loan Document Obligations, termination or expiration of the Commitments of the Lenders to make any Loan or to issue any Letter of Credit and termination or cash collateralization in accordance with the provisions of this Agreement of all Letters of Credit. Upon request by the Administrative Agents or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agents’ and the Collateral Agent’s authority to release any Guarantor from its obligations under the Guaranty or Liens on any Collateral granted pursuant to the Security Documents pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Administrative Agents and the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty or such Liens on the Collateral, in each case in accordance with the terms of the Loan Documents and this Section 9.9. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.3 hereof).

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Section 9.10        Withholding Tax. To the extent required by law, the applicable Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the applicable Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the applicable Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the applicable Administrative Agent (to the extent that the applicable Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 2.17 and without limiting or expanding the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the applicable Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the applicable Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the applicable Administrative Agent under this Section 9.10. The agreements in this Section 9.10 shall survive the resignation or replacement of the applicable Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document. For the avoidance of doubt, for purposes of this Section 9.10 the term “Lender” shall include any Issuing Bank and any Swingline Lender.

ARTICLE X

Miscellaneous

Section 10.1        Notices.

(a)           Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 10.1(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, as follows:

(i)              if to the Borrower, to it at 350 Ellis Street, Mountain View, CA 94043, Attention of the Treasurer (TreasuryMailbox@symantec.com;Sean_Delehanty@symantec.com), with a copy to General Counsel (Facsimile No. (650) 429 9137);

(ii)             if to the Revolver Administrative Agent, to it at Wells Fargo Bank, National Association, 1525 W. W.T. Harris Blvd, Building 3A2, Mailcode NC 0680 Charlotte, North Carolina 28262, Attention: Syndication Agency Services (Telephone: (704) 590 2706), (Facsimile: (704) 590 2782);

(iii)            if to the Term Loan Administrative Agent, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Rd, Newark, DE 19713-2107, Attention: Keith Stewart (Telephone: (302) 634-3793), (Facsimile: (302) 634-4250);

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(iv)            If to any Issuing Bank, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof);

(v)             if to the Swingline Lender, to it at Wells Fargo Bank, National Association, 1525 W. W.T. Harris Blvd, Building 3A2, Mailcode NC 0680 Charlotte, North Carolina 28262, Attention: Syndication Agency Services (Telephone: (704) 590 2706), (Facsimile: (704) 590 2782); and

(vi)            if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.1(b), shall be effective as provided in such Section 10.1(b).

(b)           Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the applicable Administrative Agents; provided that the foregoing shall not apply to notices pursuant to Article II if any Lender or Issuing Bank has notified the applicable Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any Administrative Agent, the Swingline Lender, any Issuing Bank or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)           The Borrower agrees that each Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy OR COMPLETENESS of the Platform, and expressly disclaim liability for errors or omissions in the materials and/or information provided by or on behalf of the Borrower communicated thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall any Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Administrative Agent’s transmission of Communications through the Platform.

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Section 10.2        Waivers; Amendments.

(a)               No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, any Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time.

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(b)               No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall: (i) extend or increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (including any repayment pursuant to Section 2.10(a) or Section 2.10(b)), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; provided, however, that notwithstanding the foregoing clauses (ii) and (iii) of this Section 10.2(b), only the consent of the Required Lenders shall be necessary (A) to amend Section 2.13(c) or to waive any obligation of the Borrower to pay interest at the default rate set forth therein or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Disbursement or to reduce any fee payable hereunder, (iv) change Section 2.18(b), 2.18(c), 8.3 or any other provision hereof or of the Security Agreement providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release all or substantially all of the value of the Guaranty or all or substantially all of the Collateral, without the written consent of each Lender, except to the extent such release is permitted hereunder and under the other Loan Documents (in which case such release may be made by the Administrative Agent acting alone), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (but any change to the definition of “Required Revolving Lenders” shall only require the written consent of each Lender with a Revolving Credit Exposure or Revolving Commitment at such time, any change to the definition of “Required Delayed Draw Term Loan Lenders” shall only require the written consent of each Lender with an outstanding Delayed Draw Term Loan or Delayed Draw Term Commitment at such time, any change to the definition of “Required Initial Term Loan Lenders” shall only require the written consent of each Lender with an outstanding Initial Term Loan at such time and any change to the definition of “Required Term Loan Lenders” shall only require the written consent of each Lender with an outstanding Term Loan at such time), (vii) waive any condition set forth in Section 5.1 (other than Section 5.1(g)), or, in the case of any Loans (other than Delayed Draw Term Loans) made on the Effective Date, Section 5.2, without the written consent of each Lender, (viii) waive any condition set forth in Section 5.3, without the written consent of the Required Delayed Draw Term Loan Lenders, (ix) (A) waive any condition set forth in Section 5.2 as to any Revolving Borrowing or Swingline Borrowing or (B) amend, waive or otherwise modify any term or provision that directly affects the rights or duties of the Lenders under the Revolving Facility and does not directly affect the rights or duties of the Lenders under any other Facility, in each case, without the written consent of the Required Revolving Lenders or (x) amend, modify or waive this Agreement or any other Loan Document (including, without limitation, Section 4.02 of the Security Agreement and/or the similar provisions in the other Security Documents) so as to alter the ratable treatment of Secured Obligations arising under the Loan Documents and Secured Obligations arising under Swap Agreements or the definition of “Lender Counterparty”, “Secured Hedging Agreement”, “Secured Hedging Obligations” or “Secured Obligations” (as defined in this Agreement or any applicable Loan Document), in each case in a manner adverse to any Lender Counterparty without the written consent of any such Lender Counterparty. Notwithstanding anything to the contrary herein, (i) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Collateral Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, Collateral Agent, any Issuing Bank or the Swingline Lender, as the case may be, (ii) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms directly affects the rights or duties of the Lenders of a particular Class (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.2(b) if such Class of Lenders were the only Class of Lenders hereunder at such time, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender and (iv) if the Administrative Agent and the Borrower shall have jointly identified (each in its sole discretion) an obvious error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the applicable Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following the posting of such amendment to the Lenders.

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Section 10.3        Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agents or Collateral Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and (to the extent that the Administrative Agents or Collateral have notified the Borrower that they are incurring such out-of-pocket expenses) administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agents, the Collateral Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one firm of counsel for the Administrative Agents and all Lenders, taken as a whole, and, if necessary, a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for the Administrative Agents, the Collateral Agent, the Issuing Banks and the Lenders, taken as a whole (and in the case of an actual or perceived conflict of interest where any Administrative Agent, the Collateral Agent or any Issuing Bank or any Lender affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, such other firm of counsel for such affected Person), in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 10.3, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            The Borrower shall indemnify the Administrative Agents, the Collateral Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, or, in the case of the Administrative Agents (and any sub-agent thereof) and their respective Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or LC Disbursement or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (“Proceeding”), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee will have any right to indemnification for any of the foregoing to the extent resulting from (x) such Indemnitee’s own gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) such Indemnitee’s material breach of its funding obligations hereunder as determined by a court of competent jurisdiction in a final non-appealable judgment or (z) any Proceeding solely between or among Indemnitees (other than against any Administrative Agent, the Collateral Agent, an Issuing Bank or Swingline Lender in their capacities as such) not arising from any act or omission by the Borrower or any of its Affiliates; provided that the Administrative Agents, the Collateral Agent, the Issuing Banks, the Syndication Agents, the Co-Documentation Agents and the Arrangers to the extent fulfilling their respective roles as agent or arranger hereunder and in their capacities as such shall remain indemnified in such Proceedings to the extent none of the exceptions set forth in any of clauses (x) and (y) of the preceding proviso apply to such person at such time.

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(c)            To the extent that the Borrower fails to pay any amount required to be paid by it to any Administrative Agent, Collateral Agent, any Issuing Bank or the Swingline Lender under Section 10.3(a) or 10.3(b), each Lender severally agrees to pay to such Administrative Agent, Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures at such time) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Administrative Agent, Collateral Agent, Issuing Bank or the Swingline Lender in its capacity as such.

(d)            To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)             All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

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Section 10.4        Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agents, Collateral Agent, each Issuing Bank and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.4(b), (ii) by way of participation in accordance with the provisions of Section 10.4(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.4(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issued any Letter of Credit), Participants to the extent provided in Section 10.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Collateral Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)            (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.4(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in Section 10.4(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, in the case of any assignment in respect of the Revolving Facility, or $10,000,000, in the case of any assignment in respect of any Term Loan Facility, unless each of the applicable Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 10.4(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

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(iii)         No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition:

(A)             the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the applicable Administrative Agent within five Business Days after having received notice thereof;

(B)              the consent of the applicable Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to any Term Loan Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)              the consent of the Swingline Lender and each Issuing Bank shall be required for any assignment in respect of the Revolving Facility.

(iv)         The parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the applicable Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire.

(v)          No such assignment shall be made to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary thereof.

(vi)         No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

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(vii)          In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the applicable Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the applicable Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender, the Issuing Banks and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and, in the case of Loans under the Revolving Facility, participations in Swingline Loans in accordance with its Applicable Percentage and L/C Participations in accordance with its Letter of Credit Commitment. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to Section 10.4(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4(d).

(c)           Each Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the Commitments of, and principal amounts (and interest amounts) of the Loans and LC Disbursements owing to, each such Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the applicable Administrative Agent, the Collateral Agent, the Issuing Banks and the applicable Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s interest only), at any reasonable time and from time to time upon reasonable prior notice.

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(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the applicable Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b) that requires the consent of all Lenders and affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b); provided that such Participant (x) shall be subject to the provisions of Section 2.19 as if it were an assignee under Section 10.4(b); and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, neither of the Administrative Agents (in its capacity as Administrative Agent) shall have responsibility for maintaining a Participant Register.

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(e)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to any other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to the Affiliated Lenders, subject to the following limitations:

(i)                 Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agents or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agents, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; provided, however, that the foregoing provisions of this clause (i) will not apply to the Affiliated Debt Funds;

(ii)              for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 10.2), or, subject to clause (y) of Section 10.2(b), any plan of reorganization pursuant to the U.S. Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender;

(iii)            the aggregate principal amount of Loans purchased by assignment pursuant to this Section 10.4 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 30% of the outstanding principal amount of all Term Loans calculated at the time such Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iv)             Affiliated Lenders may not purchase Revolving Commitments or Revolving Loans; and

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(v)               the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the applicable Administrative Agent an assignment agreement substantially in the form of Exhibit A-2 hereto (an “Affiliated Lender Assignment and Assumption”); provided that each Affiliated Lender agrees to notify the applicable Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the applicable Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.

Notwithstanding anything in Section 10.2 or the definitions of “Required Lenders”, “Required Initial Term Loan Lenders” or “Required Delayed Draw Term Loan Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Initial Term Loan Lenders or the Required Delayed Draw Term Loan Lenders, as applicable, have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required any Administrative Agent, Collateral Agent, Issuing Bank or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, the aggregate amount of Loans held by any Affiliated Debt Funds shall be deemed to be not outstanding to the extent in excess of 49.9% of the amount required for all purposes of calculating whether the Required Lenders, the Required Initial Term Loan Lenders or the Required Delayed Draw Term Loan Lenders, as applicable, have taken any actions.

Each Affiliated Lender by its acquisition of any Loans outstanding hereunder will be deemed to have waived any right it may otherwise have had to bring any action in connection with such Loans against any Administrative Agent, in its capacity as such, and will be deemed to have acknowledged and agreed that no Administrative Agent shall have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, if a proceeding under the U.S. Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the applicable Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in such Administrative Agent’s sole discretion, unless such Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as such Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of such Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Loans held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Loans held by Lenders that are not Affiliates of the Borrower.

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(g)             Assignments of Term Loans to any Purchasing Borrower Party shall be permitted through “Dutch auctions”, so long as any offer to purchase or take by assignment by such Purchasing Borrower Party shall have been made to all Term Lenders, so long as (i) no Event of Default has occurred and is continuing, (ii) the Term Loans purchased are immediately cancelled and (iii) no proceeds from any loan under the Revolving Facility shall be used to fund such assignments. Purchasing Borrower Parties may not purchase Revolving Loans. The Administrative Agents agree to provide reasonable assistance to the Borrower in connection with any such “Dutch auctions”.

(h)             Upon any contribution of Loans to a Borrower or any Subsidiary and upon any purchase of Loans by a Purchasing Borrower Party, (i) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the applicable Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the applicable Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (ii) the applicable Administrative Agent shall record such cancellation or retirement in the Register.

Section 10.5        Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agents, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the resignation of any Administrative Agent, any Issuing Bank or the Swingline Lender, the replacement of any Lender, or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Revolver Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 3.4 or Section 3.5.

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Section 10.6        Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any other separate letter agreements with respect to fees payable to the Administrative Agents and Collateral Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agents and when the Administrative Agents shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof or thereof.

Section 10.7        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.7, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agents or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.8        Right of Setoff. If an Event of Default shall have occurred and be continuing, each of the Lenders and each of the Issuing Banks and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party then due and owing under this Agreement or any other Loan Document to such Lender or Issuing Bank or its Affiliates, irrespective of whether or not such Lender or Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the applicable Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of such Administrative Agent and the applicable Lenders, and (y) such Defaulting Lender shall provide promptly to the applicable Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each of the Lenders and Issuing Banks and their respective Affiliates under this Section 10.8 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the applicable Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

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Section 10.9        Governing Law; Jurisdiction; Consent to Service of Process.

(a)             This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)             The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any of the other Loan Documents shall affect any right that the Administrative Agents or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(c)             The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.9(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)             Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10.

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Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12    Confidentiality.

(a)             Each of the Administrative Agents, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, or to any credit insurance provider relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and only use such Information in connection with the Facilities), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) to any ratings agency or the CUSIP Service Bureau on a confidential basis, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.12 or (B) becomes available to such Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. In addition, each of the Administrative Agents, the Collateral Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to any of the Administrative Agents, the Collateral Agent or the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For the purposes of this Section 10.12, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of its or their respective businesses (including projections), other than any such information that is available to any Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

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(b)             EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN Section 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)             ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENTS PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE APPLICABLE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefore) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

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Section 10.14    No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agents, the Arrangers, the Co-Documentation Agents, the Syndication Agents, the Lenders and the Issuing Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agents, the Arrangers, the Co-Documentation Agents, the Syndication Agents, the Lenders and the Issuing Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agents, the Arrangers, the Co-Documentation Agents, the Syndication Agents, the Lenders and the Issuing Banks is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither any Administrative Agent nor any Arranger, Co-Documentation Agent, Syndication Agent, Lender or Issuing Bank has any obligation to the Borrower or any of its Affiliates with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agents, the Arrangers, the Co-Documentation Agents, the Syndication Agents, the Lenders, the Issuing Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Administrative Agent nor any Arranger, Co-Documentation Agent, Syndication Agent, Lender or Issuing Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agents, the Arrangers, the Co-Documentation Agents, the Syndication Agents, the Lenders and the Issuing Banks with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.15    Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature”, and words of like import in any Loan Document or in any amendment or other modification thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.16    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

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Section 10.17    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party thereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)              a reduction in full or in part or cancellation of any such liability;

(ii)             a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

139

Schedule 1.1(b)

Subsidiaries Excluded from Material Subsidiaries

None.

Schedule 2.1(a)

Revolving Lender	Revolving Commitment	Applicable Percentage	Letter of Credit Commitment
Wells Fargo Bank, National Association	$82,974,137.93	8.297413793%	$12,450,000.00
JPMorgan Chase Bank, N.A.	$82,974,137.93	8.297413793%	$12,650,000.00
Bank of America, N.A.	$82,974,137.93	8.297413793%	$8,300,000.00
Mizuho Bank, Ltd.	$82,974,137.93	8.297413793%	$8,300,000.00
Barclays Bank PLC	$125,000,000.00	12.500000000%	$8,300,000.00
The Bank of Nova Scotia	$82,974,137.93	8.297413793%	$0.00
Goldman Sachs Bank USA	$72,916,666.67	7.291666667%	$0.00
Fifth Third Bank	$48,401,580.46	4.840158046%	$0.00
HSBC Bank USA, N.A.	$48,401,580.46	4.840158046%	$0.00
MUFG Bank, Ltd.	$48,401,580.46	4.840158046%	$0.00
SunTrust Bank	$48,401,580.46	4.840158046%	$0.00
Citizens Bank, N.A.	$48,401,580.46	4.840158046%	$0.00
Bank of Montreal	$48,401,580.46	4.840158046%	$0.00
BNP Paribas	$48,401,580.46	4.840158046%	$0.00
Santander Bank, N.A.	$48,401,580.46	4.840158046%	$0.00

Schedule 2.1(b)

Initial Term Commitments

Initial Term Lender	Initial Term Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$46,810,344.84	9.362068968%
Wells Fargo Bank, National Association	$46,810,344.83	9.362068966%
Bank of America, N.A.	$46,810,344.83	9.362068966%
Mizuho Bank, Ltd.	$46,810,344.83	9.362068966%
Barclays Bank PLC	$30,000,000.00	6.000000000%
The Bank of Nova Scotia	$46,810,344.83	9.362068966%
Goldman Sachs Bank USA	$17,500,000.00	3.500000000%
Fifth Third Bank	$27,306,034.48	5.461206896%
HSBC Bank USA, N.A.	$27,306,034.48	5.461206896%
MUFG Bank, Ltd.	$27,306,034.48	5.461206896%
SunTrust Bank	$27,306,034.48	5.461206896%
Citizens Bank, N.A.	$27,306,034.48	5.461206896%
Bank of Montreal	$27,306,034.48	5.461206896%
BNP Paribas	$27,306,034.48	5.461206896%
Santander Bank, N.A.	$27,306,034.48	5.461206896%

Delayed Draw Term Commitments

Delayed Draw Term Lender	Delayed Draw Term Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$70,215,517.25	9.362068966%
Wells Fargo Bank, National Association	$70,215,517.25	9.362068966%
Bank of America, N.A.	$70,215,517.25	9.362068966%
Mizuho Bank, Ltd.	$70,215,517.25	9.362068966%
Barclays Bank PLC	$45,000,000.00	6.000000000%
The Bank of Nova Scotia	$70,215,517.24	9.362068966%
Goldman Sachs Bank USA	$26,250,000.00	3.500000000%
Fifth Third Bank	$40,959,051.72	5.461206896%
HSBC Bank USA, N.A.	$40,959,051.72	5.461206896%
MUFG Bank, Ltd.	$40,959,051.72	5.461206896%
SunTrust Bank	$40,959,051.72	5.461206896%
Citizens Bank, N.A.	$40,959,051.72	5.461206896%
Bank of Montreal	$40,959,051.72	5.461206896%
BNP Paribas	$40,959,051.72	5.461206896%
Santander Bank, N.A.	$40,959,051.72	5.461206896%

Schedule 2.1(c)

Notice Information

Party	Address
Borrower

Symantec Corporation

350 Ellis Street

Mountain View, CA 94043

Attention: Treasurer

Email:

With a copy to:

Symantec Corporation

350 Ellis Street

Mountain View, CA 94043

Attention: General Counsel

Facsimile

Wells Fargo Bank, National Association

Instructions for wire transfers to the Revolver Administrative Agent:

Wells Fargo Bank, National Association

Charlotte, NC

ABA: 121000248

Acct: 01104331628807

Acct Name: Agency Services Clearing A/C

Ref: Symantec Corporation

Address for notices as Revolver Administrative Agent:

Wells Fargo Bank, National Association

1525 W. W.T. Harris Blvd

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Telephone:

Facsimile:

Address for notices as Swingline Lender:

Wells Fargo Bank, National Association

1525 W. W.T. Harris Blvd

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Telephone:

Facsimile:

In each case, with a copy to:

Jesse Mason

Wells Fargo Corporate & Investment Banking

90 South 7th Street, 15th Floor

Minneapolis, MN 55402

Telephone:

Email:

JPMorgan Chase Bank, N.A.

Instructions for wire transfers to the Term Loan Administrative Agent:

JPMorgan Chase Bank, N.A.

New York, NY

ABA: 021 000 021

Acct: 9008113381H3957

Acct Name: LS2 Incoming Account

Ref: Symantec Corporation

Address for notices as an Issuing Bank:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd

Newark, DE 19713-2107

Attention: Keith Stewart

Telephone:

Facsimile:

Address for notices as Term Loan Administrative Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd

Newark, DE 19713-2107

Attention: Keith Stewart

Telephone:

Facsimile:

Schedule 3.1

Existing Letters of Credit

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date
Bank of America, N.A.	Safety National Casualty Corporation	$1,075,000.00	11/28/2001	10/30/2020
Bank of America, N.A.	The Revenue Commissioners, AEP Bureau	€150,000.00	1/5/2009	1/31/2020
Bank of America, N.A.	The Travelers Indemnity Company	$25,000.00	6/30/2009	5/31/2020
Bank of America, N.A.	Fianzas Guardiana Inbursa, S.A.	$350,000.00	8/17/2010	7/29/2020
Bank of America, N.A.	Servicio de Salud de Castilla La Mancha (SESCAM)	€80,500.00	4/20/2010	1/31/2020
Bank of America, N.A.	The President of India Acting Through and Represented by The Addl. Commissioner of Income Tax	INR 271,645,524	2/23/2012	9/30/2022
Bank of America, N.A.	Boulevard Properties Pty LTD Can 159 229 40	AUD 415,575.27	1/11/2013	3/28/2020
Bank of America, N.A.	Emirates REIT (CEIC) Limited	AED 172,535.94	3/26/2013	5/31/2020
Bank of America, N.A.	Servicio de Salud de Castilla La Mancha (SESCAM)	€76,810.32	11/5/2013	8/31/2020
Bank of America, N.A.	Cromwell Bt Pty Ltd ACF Cromwell Symantec House Trust ABN 90 968 248 763	AUD 2,536,695.40	2/14/2014	2/38/2022
Bank of America, N.A.	Secretaria de Estado de la Seguridad Social	€91,264.40	6/30/2014	7/31/2020
Bank of America, N.A.	The Commissioners of HM Customs and Excise	GBP 400,000.00	11/16/2015	10/30/2020
Bank of America, N.A.	United Specialty Insurance Company	$1,395,211.00	9/1/2017	9/1/2020
Bank of America, N.A.	State National Insurance Company, Inc.	$607,352.00	9/1/2017	9/1/2020
Bank of America, N.A.	Insurance Commissioner State of Hawaii Division of Insurance Department of Commerce and Consumer Affairs	$800,000.00	12/7/2017	12/1/2019
Citibank NA London	Tammsaare Arimaja OU	€60,121.00	5/8/2008	11/1/2020

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date
Citibank, N.A.	Internet Corporation for Assigned Names and Numbers (ICANN)	$25,000.00	3/12/2013	12/31/2019
Citibank, N.A.	Internet Corporation for Assigned Names and Numbers (ICANN)	$25,000.00	3/12/2013	12/31/2019
Citibank, N.A.	Internet Corporation for Assigned Names and Numbers (ICANN)	$25,000.00	3/12/2013	12/31/2019
Citibank, N.A.	Internet Corporation for Assigned Names and Numbers (ICANN)	$25,000.00	3/12/2013	12/31/2019
Bank of America, N.A.	Reston Town Center Property, LLC	$72,943.75	2/24/2016	3/1/2020
Bank of America, N.A.	FRIT San Jose Town and Country Village, LLC	$535,000.00	5/3/2016	4/1/2020
Citibank, N.A., New York	Hanevi’im Tower Ltd	ILS 150,724.00	5/10/2018	8/31/2020
Citibank, N.A., New York	Hayarkon Holdings (1992) Ltd.	ILS 250,000.00	11/13/2018	6/30/2021
Citibank, N.A., New York	Nina Ofer and Daphna Galili	ILS 135,707.00	1/10/2019	3/5/2020
Citibank, N.A., New York	Migdal Insurance Company Ltd	ILS 6,016,152	2/19/2019	8/31/2026
Citibank, N.A., Pune Branch	The President of India acting through and represented by Deputy Commissioner of Income Tax	INR 31,262,007	4/15/2011	9/30/2020
Citibank, N.A., Pune Branch	Department of Telecommunication	INR 10,000,000	9/25/2014	9/30/2020
Citibank, N.A., Pune Branch	The President of India acting through and represented by Joint Commissioner of Income Tax	INR 281,643,328	7/9/2013	7/8/2020
Citibank, N.A., Pune Branch	Deputy Commissioner of Customs and Central Excise	INR 1,250,000	6/18/2009	2/28/2020
Citibank, N.A., Pune Branch	Deputy Commissioner of Customs and Central Excise	INR 2,000,000	7/6/2009	6/30/2020
Citibank, N.A., Pune Branch	The President of India acting through and represented by Deputy Commissioner of Income Tax	INR 169,202,710	8/18/2011	2/28/2020
Citibank, N.A., Pune Branch	Citibank Tel Aviv	INR 107,070,922	3/5/2010	9/30/2020
Citibank, N.A., Pune Branch	Citibank Tel Aviv	INR 100,000,000	9/23/2014	9/30/2020
Citibank, N.A., Pune Branch	Citibank Tel Aviv	INR 269,601,000	4/24/2015	9/30/2020

Schedule 4.6

Disclosed Matters

Reference is hereby made to the Items entitled “Legal Proceedings” in the publicly made filings of the Borrower with the Securities and Exchange Commission, as of the date hereof.

Schedule 6.12

Certain Post-Closing Obligations

1.	Within 30 calendar days of the Effective Date (or such longer period as the Administrative Agents shall reasonably agree), the Borrower will deliver to the Administrative Agents insurance certificates and endorsements, in form and substance reasonably satisfactory to the Administrative Agents, that (i) name the Administrative Agents, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable/mortgagee clause or endorsement that names the Administrative Agents, on behalf of the Secured Parties, as loss payees/mortgagees thereunder.

Schedule 7.1

Existing Indebtedness

Payor	Bond	Type	Principal Amount	Issue Date	Maturity Date
Symantec Corporation	SYMC 4.20% 9/2020	Senior Notes	750,000,000	9/16/2010	9/15/2020
Symantec Corporation	SYMC 2.50% 4/2021	Convertible Notes	500,000,000	3/4/2016	4/1/2021
Symantec Corporation	SYMC 2.00% 8/2021	Convertible Notes	1,250,000,000	8/1/2016	8/15/2021
Symantec Corporation	SYMC 3.95% 6/2022	Senior Notes	400,000,000	6/14/2012	6/15/2022
Symantec Corporation	SYMC 5.00% 2/2025	Senior Notes	1,100,000,000	2/9/2017	4/15/2025

Schedule 7.2

Liens

None.

Schedule 7.5

Existing Investments

Borrower or Subsidiary	Currency	Investment	Book value est. as of Oct. 28, 2019
Equity Investments

Symantec Corporation	USD	Circle Media	1,068,414.44

Symantec Corporation	USD	Code Play	40,000.00

Symantec Corporation	USD	Credit Sesame	9,999,998.98

Symantec Corporation	USD	CyberCube Analytics	3,378,000.00

Symantec Corporation	USD	Mocana Inv	8,356,422.51

Symantec Corporation	USD	SecureLogix	4,579,052.00

Symantec Corporation	USD	ShieldX	2,999,999.48

Symantec Corporation	USD	vArmour	4,999,999.10

Symantec Corporation	USD	Aporeto	999,999.03

Symantec Corporation	USD	Valimail	5,417,463.25

Symantec Security Ireland Holdings Unlimited Company	USD	Veritas	148,955,000.00
Total			190,794,348.79

Investment Reserve

Symantec Corporation	USD	Code Play	(40,000)

Symantec Corporation	USD	SecureLogix	(4,579,052)
Total			(4,619,052.00)

EXHIBIT A-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the applicable Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees, swingline loans and letters of credit included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

A-1-1

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Symantec Corporation

4.	Administrative Agents:	Wells Fargo Bank, National Association as the Revolver Administrative Agent and JPMorgan Chase Bank, N.A., as the Term Loan Administrative Agent, in each case under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of November 4, 2019 (as may be amended, restated, amended and restated, supplements or otherwise modified and in effect on the date hereof), among Symantec Corporation, the Lenders party thereto, Wells Fargo Bank, National Association as the Revolver Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Initial Term Loan,”, “Delayed Draw Term Loan”, “Revolving Loan,” etc.)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-1-2

[7.	Trade Date:	______________][10]

[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

A-1-3

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]13 Accepted:

[WELLS FARGO BANK, NATIONAL ASSOCIATION][JPMORGAN CHASE BANK, N.A.], as [Revolver Administrative Agent][Term Loan Administrative Agent]

By:
Name:
Title:

[Consented to:

SYMANTEC CORPORATION

By:
Name:
Title: ][14]
[Consented to:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[13]	To be added only if the consent of the applicable Administrative Agent is required by Section 10.4(b)(iii)(B) of the Credit Agreement.

[14]	To be added only if the consent of the Borrower is required by Section 10.4(b)(iii)(A) of the Credit Agreement.

A-1-4

WELLS FARO BANK, NATIONAL ASSOCIATION, as Swingline Lender

By:
Name:
Title:

[EACH ISSUING BANK]

By:
Name:
Title: ][15]

[15]	To be added only if the consent of the Swingline Lender and each Issuing Bank is required by Section 10.4(b)(iii)(C) of the Credit Agreement.

A-1-5

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1        Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.4(b) of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon either Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on either Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

A-1-6

2.           Payments. From and after the Effective Date, the applicable Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the applicable Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-1-7

EXHIBIT A-2

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]16 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 17 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]18 hereunder are several and not joint.]19 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the applicable Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees, letters of credit and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

16    For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

17    For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

18    Select as appropriate.

19    Include bracketed language if there are either multiple Assignors or multiple Assignees.

A-2-1

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Symantec Corporation

4.	Administrative Agents:	Wells Fargo Bank, National Association as the Revolver Administrative Agent and JPMorgan Chase Bank, N.A., as the Term Loan Administrative Agent, in each case under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of November 4, 2019 (as may be amended, restated, amended and restated, supplements or otherwise modified and in effect on the date hereof), among Symantec Corporation, the Lenders party thereto, Wells Fargo Bank, National Association as the Revolver Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent

6.	Assigned Interest[s]:

Assignor[s][20]	Assignee[s][21]	Facility Assigned[22]	Aggregate Amount of Commitment/ Loans for all Lenders[23]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[24]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

Each Assignee acknowledges the limitation on the rights of Lenders that are Affiliated Lenders set forth in the Credit Agreement, including Section 10.4 thereof.

20    List each Assignor, as appropriate.

21    List each Assignee, as appropriate.

22    Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Initial Term Loan,” “Revolving Loan,” etc.)

23    Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

24    Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

A-2-2

[7.	Trade Date:	][25]

25    To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

A-2-3

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY THE APPLICABLE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][26]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][27]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]28 Accepted:

[WELLS FARGO BANK, NATIONAL ASSOCIATION][JPMORGAN CHASE BANK, N.A.], as [Revolver Administrative Agent][Term Loan Administrative Agent]

By:
Name:
Title:

[Consented to:

SYMANTEC CORPORATION

By:
Name:
Title: ][29]

26    Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

27    Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

28    To be added only if the consent of the applicable Administrative Agent is required by Section 10.4(b)(iii)(B) of the Credit Agreement.

29    To be added only if the consent of the Borrower is required by Section 10.4(b)(iii)(A) of the Credit Agreement

A-2-4

[Consented to:

WELLS FARO BANK, NATIONAL ASSOCIATION, as Swingline Lender

By:
Name:
Title:

[EACH ISSUING BANK]

By:
Name:
Title: ][30]

30       To be added only if the consent of the Swingline Lender and each Issuing Bank is required by Section 10.4(b)(iii)(C) of the Credit Agreement.

A-2-5

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1        Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.       Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.4(b) and 10.4(f) of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon either Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) as of the Effective Date, after giving effect to the assignment of the Assigned Interest pursuant to this Assignment and Assumption, the aggregate principal amount of all Loans held by all Affiliated Lenders (other than Affiliated Debt Funds) shall not exceed 30% of the outstanding principal amount of all Term Loans calculated at the time such Loans are assigned, and (viii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on either Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

A-2-6

2.          Payments. From and after the Effective Date, the applicable Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the applicable Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.          General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-2-7

EXHIBIT B-1

BORROWING REQUEST

[Date]

[Wells Fargo Bank, National Association
as Revolver Administrative Agent
1525 W. W.T. Harris Blvd
Mail Code: D1109-019
Charlotte, NC 28262
Attention: Syndication Agency Services

JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent
500 Stanton Christiana Rd.
Newark, DE 19713-2107
Attention: Lauren Mayer][1]

Ladies and Gentlemen:

The undersigned, SYMANTEC CORPORATION, a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of November 4, 2019 (as otherwise amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, certain Lenders from time to time parties thereto, [[JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent] [Wells Fargo Bank, National Association, as Revolver Administrative Agent and Swingline Lender] and you as [[Term Loan Administrative Agent and Collateral Agent] [Revolver Administrative Agent and Swingline Lender]] (the terms defined therein being used herein as therein defined), and, pursuant to Section 2.3 of the Credit Agreement, hereby gives you, as [[Term Loan] [Revolver]]]2 Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of [ABR][Eurodollar]3 Loans under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.3 of the Credit Agreement:

(i)           The aggregate principal amount of the Proposed Borrowing is $_______________.4

(ii)          The Proposed Borrowing is requested to be made on __________________ (the “Borrowing Date”).5

1     Select the applicable Administrative Agent.

2     Select the applicable Administrative Agent.

3     Select the applicable Type of the Proposed Borrowing.

4     Amount of Proposed Borrowing must comply with Section 2.2(c) of the Credit Agreement.

B-1-1

(iii)         The Loans comprising the Proposed Borrowing shall be initially made as [ABR][Eurodollar]6 Loans.

(iv)         The Loans comprising the Proposed Borrowing shall be made as [Revolving Loans][Initial Term Loans][Delayed Draw Term Loans]7.

(v)          [The initial Interest Period for the Eurodollar Loans comprising the Proposed Borrowing shall be [one][two][three][six] months.]8

(vi)         The account to which funds requested by this Borrowing Request shall be disbursed is maintained by the [[Term Loan] [Revolver]9Administrative Agent][ ]]10, located in ____________ and identified by account number ____________.11

[The undersigned hereby certifies that (a) the representations and warranties of the Borrower set forth in the Credit Agreement (other than as set forth in Sections 4.4(b) and 4.6(a) of the Credit Agreement) and the other Loan Documents are true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of the Proposed Borrowing, except that the representations and warranties contained in Section 4.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1(a) and 6.2(b) of the Credit Agreement and (b) at the time of and immediately after giving effect to the Proposed Borrowing no Default has occurred and is continuing.]12

[The undersigned hereby certifies that (a) the Specified Representations are true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of the Proposed Borrowing and (b) at the time of and immediately after giving effect to the Proposed Borrowing no Default has occurred and is continuing.]13

5     Shall be a Business Day after the date hereof (in the case of ABR Loans) or at least three Business Days after the date hereof (in the case of Eurodollar Loans).

6     Select the applicable Type of the Proposed Borrowing.

7     Select the applicable Type for the Loans comprising the Proposed Borrowing.

8      Include this clause only in the case of a Proposed Borrowing comprised of Eurodollar Loans, and select the applicable Interest Period. If agreed to by each Lender participating therein, the Interest Period may be a period of twelve or fewer months or a period shorter than one month.

9     Select the applicable Administrative Agent.

10    In the case of an ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement, insert the applicable Issuing Bank.

11    Designate the appropriate account for the disbursement. The account must comply with the requirements of Section 2.7 of the Credit Agreement.

12    To be included in a Borrowing Request for a Borrowing to occur after the Effective Date, other than a Borrowing of Delayed Draw Term Loans.

13    To be included in a Borrowing Request for a Borrowing of Delayed Draw Term Loans to occur after the Effective Date.

B-1-2

Very truly yours,

SYMANTEC CORPORATION

By:
Name:
Title:

B-1-3

EXHIBIT B-2

SWINGLINE BORROWING REQUEST

[Date]

Wells Fargo Bank, National Association
as Revolver Administrative Agent
1525 W. W.T. Harris Blvd
Mail Code: D1109-019
Charlotte, NC 28262
Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, SYMANTEC CORPORATION, a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of November 4, 2019 (as otherwise amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, certain Lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent and you, as Revolver Administrative Agent (the terms defined therein being used herein as therein defined), and, pursuant to Section 2.5 of the Credit Agreement, hereby gives you, as Revolver Administrative Agent, irrevocable notice that the Borrower requests a Borrowing of a Swingline Loan under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.5 of the Credit Agreement:

(i)            The aggregate principal amount of the Proposed Borrowing is $_______________.1

(ii)           The Proposed Borrowing is requested to be made on __________________ (the “Borrowing Date”).2

(iii)          The account to which funds requested by this Borrowing Request shall be disbursed is maintained by the [[Revolver Administrative Agent][ ]]3, located in ____________ and identified by account number ____________.4

After giving effect to the Proposed Borrowing, (i) the aggregate principal amount of outstanding Swingline Loans will not exceed the lesser of (A) the Swingline Sublimit and (B) the unutilized Revolving Commitment of the Swingline Lender and (ii) the sum of the total Revolving Credit Exposures will not exceed the total Revolving Commitments.

1     Amount of Proposed Borrowing must comply with Section 2.2(c) of the Credit Agreement.

2     Shall be the date hereof or a Business Day after the date hereof.

3     In the case of a Swingline Borrowing requested to finance the reimbursement of an LC Disbursement, insert the applicable Issuing Bank.

4     Designate the appropriate account for the disbursement. The account must comply with the requirements of Section 2.7 of the Credit Agreement.

B-2-1

[The undersigned hereby certifies that (a) the representations and warranties of the Borrower set forth in the Credit Agreement (other than as set forth in Sections 4.4(b) and 4.6(a) of the Credit Agreement) and the other Loan Documents are true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the date of the Proposed Borrowing, except that the representations and warranties contained in Section 4.4(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.1(a) and 6.2(b) of the Credit Agreement and (b) at the time of and immediately after giving effect to the Proposed Borrowing no Default has occurred and is continuing.]5

Very truly yours,

SYMANTEC CORPORATION

By:
Name:
Title:

5     Not to be included in a Borrowing Request for a Borrowing to occur on the Effective Date.

B-2-2

EXHIBIT C

INTEREST ELECTION REQUEST

[Date]

[Wells Fargo Bank, National Association

as Revolver Administrative Agent

1525 W. W.T. Harris Blvd

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

JPMorgan Chase Bank, N.A.,

as Term Loan Administrative Agent

500 Stanton Christiana Rd.

Newark, DE 19713-2107

Attention: Lauren Mayer]1

Ladies and Gentlemen:

The undersigned, SYMANTEC CORPORATION, a Delaware corporation (the “Borrower”), refers to the Credit Agreement, dated as of November 4, 2019 (as otherwise amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, certain Lenders from time to time parties thereto, [[JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent] [Wells Fargo Bank, National Association, as Revolver Administrative Agent and Swingline Lender] and you, as [[Term Loan Administrative Agent and Collateral Agent] [Revolver Administrative Agent and Swingline Lender]]2 (the terms defined therein being used herein as therein defined), and, pursuant to Section 2.8(b) of the Credit Agreement, hereby gives you, as [[Term Loan] [Revolver]]]3 Administrative Agent, irrevocable notice that the Borrower requests a [conversion][continuation] 4 of [Term][Revolving]5 Loans under the Credit Agreement, and to that end sets forth below the information relating to such [conversion][continuation] (the “Proposed [Conversion][Continuation]”) as required by Section 2.8(c) of the Credit Agreement:

(i)        The Proposed [Conversion][Continuation] involves $____________6 in aggregate principal amount of [ABR][Eurodollar]7 [Term][Revolving] Loans made pursuant to a Borrowing on ________________,8 which [Term][Revolving] Loans are presently maintained as [ABR][Eurodollar] Loans and are proposed hereby to be [converted into ABR Loans][continued as ABR Loans][converted into Eurodollar Loans][continued as Eurodollar Loans].9

1    Select the applicable Administrative Agent.

2    Select the applicable Administrative Agent.

3     Select the applicable Administrative Agent.

4     Insert “conversion” or “continuation” throughout the notice, as applicable.

5     Include as applicable throughout.

6    Amount of Proposed Conversion or Continuation must comply with Section 2.2(c) of the Credit Agreement.

7    Select the applicable Type of Loans.

8    Insert the date of the applicable Borrowing for the Loans being converted or continued.

9  Complete with the applicable bracketed language.

C-1-1

(ii)       The Proposed [Conversion][Continuation] is requested to be made on _______________.10

(iii)      [The Interest Period for the [Term][Revolving] Loans being [converted into][continued as] Eurodollar Loans pursuant to this Proposed [Conversion][Continuation] shall be [one][two][three][six] months.]11

The Borrower hereby certifies that the following statement is true both on and as of the date hereof and on and as of the effective date of the Proposed [Conversion][Continuation]: no Default or Event of Default has or will have occurred and is continuing or would result from the Proposed [Conversion][Continuation].

Very truly yours,

SYMANTEC CORPORATION

By:
Name:
Title:

10     Shall be a Business Day after the date hereof (in the case of any conversion of Eurodollar Loans into ABR Loans) or at least three Business Days after the date hereof (in the case of any conversion of ABR Loans into, or continuation of, Eurodollar Loans), and additionally, in the case of any conversion of Eurodollar Loans into ABR Loans, or continuation of Eurodollar Loans, shall be the last day of the Interest Period applicable to such Eurodollar Loans.

11    Include this clause in the case of a Proposed Conversion or Continuation involving a conversion of ABR Loans into, or continuation of, Eurodollar Loans, and select the applicable Interest Period. If agreed to by each Lender participating therein, the Interest Period may be a period of twelve or fewer months or a period shorter than one month.

Signature Page to Interest Election Request

EXHIBIT D-1

Revolving NOTE

$________________	Dated: ___________

FOR VALUE RECEIVED, the undersigned, Symantec Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to _________________ or its registered assigns (the “Lender”) for the account of its applicable lending office the aggregate principal amount of the Revolving Loans and the Swingline Loans (each as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement, dated as of November 4, 2019 (as otherwise amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other lender parties party thereto, JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent and Wells Fargo Bank, National Association, as Revolver Administrative Agent and Swingline Lender.

Both principal and interest on the Revolving Loans are payable in lawful money of the United States of America to Wells Fargo Bank, National Association, as Revolver Administrative Agent, as provided in the Credit Agreement. Both principal and interest on the Swingline Loans are payable in lawful money of the United States of America to the Swingline Lender, as maker of the Swingline Loans, as provided in the Credit Agreement. Each Revolving Loan and Swingline Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Revolving Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Revolving Note.

This Revolving Note is one of the Notes referred to in, and is entitled to the benefits of, and the remedies provided in, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Loans (variously, the “Revolving Loans” or the “Swingline Loans”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Loan and Swingline Loan being evidenced by this Revolving Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

D-1-2

This Revolving Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Revolving Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Revolving Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Revolving Note against the Borrower or its properties in the courts of any jurisdiction.

IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be executed by its duly authorized corporate officer as of the day and year first above written.

SYMANTEC CORPORATION

By
Name:
Title:

Signature Page to Revolving Note

Revolving LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

D-1-3

EXHIBIT D-2

[INITIAL][DELAYED DRAW] Term NOTE

$________________	Dated: ___________

FOR VALUE RECEIVED, the undersigned, Symantec Corporation, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to _________________ or its registered assigns (the “Lender”) for the account of its applicable lending office the aggregate principal amount of the [Initial][Delayed Draw] Term Loans (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement, dated as of November 4, 2019 (as otherwise amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other lender parties party thereto, JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent and Wells Fargo Bank, National Association, as Revolver Administrative Agent and Swingline Lender.

Both principal and interest on the [Initial][Delayed Draw] Term Loans are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent, as provided in the Credit Agreement. Each [Initial][Delayed Draw] Term Loan owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this promissory note (the “Term Note”); provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower under this Term Note.

This Term Note is one of the Notes referred to in, and is entitled to the benefits of, and the remedies provided in, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of [Initial][Delayed Draw] Term Loans (the “[Initial][Delayed Draw] Term Loans”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such [Initial][Delayed Draw] Term Loan being evidenced by this Term Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

D-2-1

This Term Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York. The Borrower hereby submits to the exclusive jurisdiction and venue of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Term Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Term Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Term Note against the Borrower or its properties in the courts of any jurisdiction.

IN WITNESS WHEREOF, the Borrower has caused this Term Note to be executed by its duly authorized corporate officer as of the day and year first above written.

SYMANTEC CORPORATION

By
Name:
Title:

Signature Page to Term Note

[INITIAL][DELAYED DRAW] TERM LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of [Initial][Delayed Draw] Term Loans	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

D-2-3

EXHIBIT E-1

[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of November 4, 2019, (as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Revolver Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) no payments under any Loan Document are effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the applicable Administrative Agent with a certificate of its non-U.S. Person status on an IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the applicable Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the applicable Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	________________ __, 20[__]

E-1-1

EXHIBIT E-2

[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of November 4, 2019, (as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Revolver Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section881(c)(3)(C) of the Code and (v) no payments under any Loan Document are effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on an IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	________________ __, 20[__]

E-2-1

EXHIBIT E-3

[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of November 4, 2019, (as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Revolver Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii)  neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments under any Loan Document are effectively connected with its or any of its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	________________ __, 20[__]

E-3-1

EXHIBIT E-4

[FORM OF U.S. TAX COMPLIANCE CERTIFICATE]

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of November 4, 2019, (as otherwise amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Revolver Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii)  neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank extending within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no payments under any Loan Document are effectively connected with its or any of its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the applicable Administrative Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the applicable Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrower and the applicable Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	________________ __, 20[__]

E-4-1

EXHIBIT F

[Form of GUARANTY AGREEMENT]

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of November 4, 2019 (this “Guaranty”), is made by each of the undersigned Subsidiaries of Symantec Corporation, a Delaware corporation (the “Borrower”), solely in respect of any Secured Hedging Agreement or Cash Pooling Arrangement to which the Borrower is not a party, the Borrower, and each other Subsidiary of the Borrower that, after the date hereof, executes an instrument of accession hereto substantially in the form of Exhibit A (a “Guarantor Accession”; the undersigned and such other Subsidiaries of the Borrower, collectively, the “Guarantors”), in favor of the Guaranteed Parties (as hereinafter defined). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement referred to below.

RECITALS

A.       The Borrower, certain Lenders, Wells Fargo Bank, National Association, as revolver administrative agent for the Lenders (in such capacity, the “Revolver Administrative Agent”) and Swingline Lender, and JPMorgan Chase Bank, N.A., as term loan administrative agent for the Lenders (in such capacity, the “Term Loan Administrative Agent” and, together with the Revolver Administrative Agent, the “Agents”) and Collateral Agent, are parties to a Credit Agreement, dated as of November 4, 2019 (as amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), providing for the availability of certain credit facilities to the Borrower upon the terms and conditions set forth therein.

B.       It is a condition to the extension of credit to the Borrower under the Credit Agreement that each Guarantor shall have agreed, by executing and delivering this Guaranty, to guarantee to the Guaranteed Parties the payment in full of the Guaranteed Obligations (as hereinafter defined). The Guaranteed Parties are relying on this Guaranty in their decision to extend credit to the Borrower under the Credit Agreement, and would not enter into the Credit Agreement without this Guaranty.

C.       The Borrower and the other Guarantors are engaged in related businesses and undertake certain activities and operations on an integrated basis. As part of such integrated operations, the Borrower, among other things, may advance to the other Guarantors from time to time certain proceeds of the Loans made to the Borrower by the Lenders under the Credit Agreement. Each Guarantor will therefore obtain direct or indirect benefits as a result of the extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desires to execute and deliver this Guaranty.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to induce the Guaranteed Parties to enter into the Credit Agreement and to induce the Lenders to extend credit to the Borrower thereunder, each Guarantor hereby agrees as follows:

1.                 Guaranty.

(a)                Each Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally:

(i)               guarantees (A) to the Lenders (including the Swingline Lender in its capacity as such and each Issuing Bank in its capacity as such), the Collateral Agent and each Agent (collectively, including the Hedge Parties party to a Permitted Hedge Agreement and any Cash Management Bank party to a Guaranteed Cash Management Agreement, the “Guaranteed Parties”) the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all obligations (other than in the case of the Borrower, in respect of its own obligations) of the Borrower under the Credit Agreement and the other Loan Documents, including, without limitation, all principal of and interest on the Loans, all fees, reimbursements, expenses, indemnities and other amounts payable by the Borrower under the Credit Agreement or any other Loan Document (including interest, fees and expenses accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any Insolvency Laws (as hereinafter defined), whether or not the claim for such interest is allowed in such proceeding), and all such obligations that, but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, would become due; and (B) to each Hedge Party under any Hedge Agreement that is required or permitted by the Credit Agreement to be entered into by any Loan Party (a “Permitted Hedge Agreement”), all obligations of such Loan Party under such Permitted Hedge Agreement (other than Excluded Swap Obligations); and (C) to each Cash Management Bank under any Cash Management Agreement entered into by any Loan Party (a “Guaranteed Cash Management Agreement”), all of the obligations of such Loan Party under such Cash Management Agreement (other than Excluded Swap Obligations); in each case under this clause (i), whether now existing or hereafter created or arising and whether direct or indirect, absolute or contingent, due or to become due (all liabilities and obligations described in this clause (i), collectively, the “Guaranteed Obligations”); and

(ii)               agrees to pay the reasonable and documented out-of-pocket fees and expenses of counsel for the Guaranteed Parties to, and reimburse upon demand all reasonable and documented out-of-pocket costs and expenses incurred or paid by, (x) any Guaranteed Party in connection with any suit, action or proceeding to enforce or protect any rights of the Guaranteed Parties hereunder and (y) each Agent in connection with any amendment, modification or waiver hereof or consent pursuant hereto, and to indemnify and hold each Guaranteed Party and its directors, officers, employees, agents and Affiliates harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential, that may at any time be imposed on, incurred by or asserted against any such indemnified party as a result of, arising from, or in connection with this Guaranty or the collection or enforcement of the Guaranteed Obligations in accordance with this Guaranty; provided, however, that no indemnified party shall have the right to be indemnified hereunder for any such claims, losses, costs and expenses to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnified party.

(b)                Notwithstanding the provisions of subsection (a) above and notwithstanding any other provisions contained herein or in any other Loan Document:

(i)               no provision of this Guaranty shall require or permit the collection from any Guarantor of interest in excess of the maximum rate or amount that such Guarantor may be required or permitted to pay pursuant to applicable law; and

(ii)              the liability of each Guarantor under this Guaranty as of any date shall be limited to a maximum aggregate amount (the “Maximum Guaranteed Amount”) equal to the greatest amount that would not render such Guarantor’s obligations under this Guaranty subject to avoidance, discharge or reduction as of such date as a fraudulent transfer or conveyance under applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws (collectively, “Insolvency Laws”), in each instance after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under applicable Insolvency Laws (specifically excluding, however, any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or any of its Affiliates to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder, and after giving effect as assets to the value (as determined under applicable Insolvency Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (y) applicable law or (z) any agreement (including this Guaranty) providing for an equitable allocation among such Guarantor and other Affiliates of the Borrower of obligations arising under guaranties by such parties).

(c)                The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made hereunder on any date by a Guarantor (a “Funding Guarantor”) that exceeds its Fair Share (as hereinafter defined) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall (as hereinafter defined) as of such date, with the result that all such contributions will cause each Guarantor’s Aggregate Payments (as hereinafter defined) to equal its Fair Share as of such date. “Fair Share” means, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio (expressed as a fraction) of (x) the Adjusted Maximum Guaranteed Amount (as hereinafter defined) with respect to such Guarantor to (y) the aggregate of the Adjusted Maximum Guaranteed Amounts with respect to all Guarantors, multiplied by the aggregate amount paid or distributed on or before such date by all Funding Guarantors hereunder in respect of the obligations guarantied. “Fair Share Shortfall” means, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor. “Adjusted Maximum Guaranteed Amount” means, with respect to a Guarantor as of any date of determination, the Maximum Guaranteed Amount of such Guarantor, determined in accordance with the provisions of subsection (b) above; provided that, solely for purposes of calculating the “Adjusted Maximum Guaranteed Amount” with respect to any Guarantor for purposes of this subsection (c), any assets or liabilities arising by virtue of any rights to subrogation, reimbursement or indemnity or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to a Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this subsection (c)). The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Funding Guarantor’s right of contribution under this subsection (c) shall be subject to the provisions of Section 4. The allocation among Guarantors of their obligations as set forth in this subsection (c) shall not be construed in any way to limit the liability of any Guarantor hereunder to the Guaranteed Parties.

(d)                The guaranty of each Guarantor set forth in this Section is a guaranty of payment as a primary obligor, and not a guaranty of collection. Each Guarantor hereby acknowledges and agrees that the Guaranteed Obligations, at any time and from time to time, may exceed the Maximum Guaranteed Amount of such Guarantor and may exceed the aggregate of the Maximum Guaranteed Amounts of all Guarantors, in each case without discharging, limiting or otherwise affecting the obligations of any Guarantor hereunder or the rights, powers and remedies of any Guaranteed Party hereunder or under any other Loan Document.

(e)                As used in this Agreement, the following terms have the meanings specified below:

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with the Borrower or a Subsidiary, is a Lender, an Affiliate of a Lender, either Agent or an Affiliate of either Agent or the Collateral Agent or an Affiliate of the Collateral Agent, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Cash Management Agreement with the Borrower or a Subsidiary, in each case in its capacity as a party to such Cash Management Agreement.

“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Hedge Party” means any Person that (a) at the time it enters into a Hedge Agreement with the Borrower or a Subsidiary, is a Lender, an Affiliate of a Lender, either Agent or an Affiliate of either Agent, the Collateral Agent or an Affiliate of the Collateral Agent or (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Hedge Agreement with the Borrower or a Subsidiary, in each case in its capacity as a party to such Hedge Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

2.                   Guaranty Absolute. Each Guarantor agrees that its obligations hereunder and under the other Loan Documents to which it is a party are, to the fullest extent permitted by law, irrevocable, absolute and unconditional, are independent of the Guaranteed Obligations and any security therefor or other guaranty or liability in respect thereof, whether given by such Guarantor or any other Person, and shall not be discharged, limited or otherwise affected by reason of any of the following, whether or not such Guarantor has notice or knowledge thereof:

(i)               any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guaranty or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Credit Agreement, any other Loan Document or any agreement or instrument delivered pursuant to any of the foregoing;

(ii)              the invalidity or unenforceability of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any provisions of the Credit Agreement, any other Loan Document or any agreement or instrument delivered pursuant to any of the foregoing;

(iii)             the addition or release of Guarantors hereunder or the taking, acceptance or release of other guarantees of any Guaranteed Obligations or any security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof;

(iv)             any discharge, modification, settlement, compromise or other action in respect of any Guaranteed Obligations or any guaranty or other liability in respect thereof (other than as a result of the occurrence of the Termination Requirements (as defined in Section 2(ix))), including any acceptance or refusal of any offer or performance with respect to the same or the subordination of the same to the payment of any other obligations;

(v)             any agreement not to pursue or enforce or any failure to pursue or enforce (whether voluntarily or involuntarily as a result of operation of law, court order or otherwise) any right or remedy in respect of any Guaranteed Obligations, any guaranty or other liability in respect thereof or any security for any of the foregoing; any sale, exchange, release, substitution, compromise or other action in respect of any such security; or any failure to create, protect, perfect, secure, insure, continue or maintain any Liens in any security;

(vi)             the exercise of any right or remedy available under the Loan Documents, at law, in equity or otherwise in respect of any security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, in any order and by any manner thereby permitted, including, without limitation, foreclosure on any such security by any manner of sale thereby permitted, whether or not every aspect of such sale is commercially reasonable;

(vii)            any bankruptcy, reorganization, arrangement, liquidation, insolvency, dissolution, termination, reorganization or like change in the corporate structure or existence of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations;

(viii)           any manner of application of any payments by or amounts received or collected from any Person, by whomsoever paid and howsoever realized, whether in reduction of any Guaranteed Obligations or any other obligations of the Borrower or any other Person directly or indirectly liable for any Guaranteed Obligations, regardless of what Guaranteed Obligations may remain unpaid after any such application; or

(ix)             any other circumstance that might otherwise constitute a legal or equitable discharge of, or a defense, set-off or counterclaim available to, the Borrower, any Guarantor or a surety or guarantor generally;

provided that such obligations shall terminate and the Guarantors shall be discharged and released therefrom upon the occurrence of all of the following: (x) the payment in full in cash of the Guaranteed Obligations (other than contingent and indemnification obligations not then due and payable) and (y) the termination of the Commitments (the events in clauses (x) and (y) above, collectively, the “Termination Requirements”).

3.                   Certain Waivers. Each Guarantor hereby knowingly, voluntarily and expressly waives:

(i)               presentment, demand for payment, demand for performance, protest and notice of any other kind, including, without limitation, notice of nonpayment or other nonperformance (including notice of default under any Loan Document with respect to any Guaranteed Obligations), protest, dishonor, acceptance hereof, extension of additional credit to the Borrower and of any of the matters referred to in Section 2 and of any rights to consent thereto;

(ii)              any right to require the Guaranteed Parties or any of them, as a condition of payment or performance by such Guarantor hereunder, to proceed against, or to exhaust or have resort to any security from or any deposit balance or other credit in favor of, the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations, or to pursue any other remedy or enforce any other right; and any other defense based on an election of remedies with respect to any security for any Guaranteed Obligations or for any guaranty or other liability in respect thereof, notwithstanding that any such election (including any failure to pursue or enforce any rights or remedies) may impair or extinguish any right of indemnification, contribution, reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower, any other Guarantor or any other Person directly or indirectly liable for any Guaranteed Obligations or any such security;

(iii)             any right or defense based on or arising by reason of any right or defense of the Borrower or any other Person, including, without limitation, any defense based on or arising from a lack of authority or other disability of the Borrower or any other Person, the invalidity or unenforceability of any Guaranteed Obligations, any security therefor or any Loan Document or other agreement or instrument delivered pursuant thereto, or the cessation of the liability of the Borrower for any reason other than the satisfaction of the Termination Requirements;

(iv)             any defense based on any Guaranteed Party’s acts or omissions in the administration of the Guaranteed Obligations, any guaranty or other liability in respect thereof or any security for any of the foregoing, and promptness, diligence or any requirement that any Guaranteed Party create, protect, perfect, secure, insure, continue or maintain any Liens in any such security;

(v)              any right to assert against any Guaranteed Party, as a defense, counterclaim, crossclaim or set-off, any defense, counterclaim, claim, right of recoupment or set-off that it may at any time have against any Guaranteed Party (including, without limitation, failure of consideration, fraud, fraudulent inducement, statute of limitations, payment, accord and satisfaction and usury), other than compulsory counterclaims and other than the payment in full in cash of the Guaranteed Obligations; and

(vi)             any defense based on or afforded by any applicable law that limits the liability of or exonerates guarantors or sureties or that may in any other way conflict with the terms of this Guaranty.

4.                   No Subrogation. Each Guarantor hereby waives, and agrees that it will not exercise or seek to exercise, any claim or right that it may have against the Borrower or any other Guarantor at any time as a result of any payment made under or in connection with this Guaranty or the performance or enforcement hereof, including any right of subrogation to the rights of any of the Guaranteed Parties against the Borrower or any other Guarantor, any right of indemnity, contribution or reimbursement against the Borrower or any other Guarantor (including rights of contribution as set forth in Section 1(c)), any right to enforce any remedies of any Guaranteed Party against the Borrower or any other Guarantor, or any benefit of, or any right to participate in, any security held by any Guaranteed Party to secure payment of the Guaranteed Obligations, in each case whether such claims or rights arise by contract, statute (including without limitation the Bankruptcy Code), common law or otherwise; provided, however, that a Guarantor may enforce the rights of contribution set forth in Section 1(c) after satisfaction of the Termination Requirements. Each Guarantor further agrees that all indebtedness and other obligations, whether now or hereafter existing, of the Borrower or any other Subsidiary of the Borrower to such Guarantor, including, without limitation, any such indebtedness in any proceeding under the Bankruptcy Code and any intercompany receivables, together with any interest thereon, shall be, and hereby are, subordinated and made junior in right of payment to the Guaranteed Obligations. Each Guarantor further agrees that if any amount shall be paid to or any distribution received by any Guarantor (i) on account of any such indebtedness at any time after the occurrence and during the continuance of an Event of Default, or (ii) on account of any rights of contribution at any time prior to the satisfaction of the Termination Requirements, such amount or distribution shall be deemed to have been received and to be held in trust for the benefit of the Guaranteed Parties, and shall forthwith be delivered to the Collateral Agent in the form received (with any necessary endorsements in the case of written instruments), to be applied against the Guaranteed Obligations, whether or not matured, in accordance with the terms of the applicable Loan Documents and without in any way discharging, limiting or otherwise affecting the liability of such Guarantor under any other provision of this Guaranty. Additionally, in the event the Borrower or any other Loan Party becomes a “debtor” within the meaning of the Bankruptcy Code, the Collateral Agent shall be entitled, at its option, on behalf of the Guaranteed Parties and as attorney-in-fact for each Guarantor, and is hereby authorized and appointed by each Guarantor, to file proofs of claim on behalf of each relevant Guarantor and vote the rights of each such Guarantor in any plan of reorganization, and to demand, sue for, collect and receive every payment and distribution on any indebtedness of the Borrower or such Loan Party to any Guarantor in any such proceeding, each Guarantor hereby assigning to the Collateral Agent all of its rights in respect of any such claim, including the right to receive payments and distributions in respect thereof.

5.                   Representations and Warranties. Each Guarantor hereby represents and warrants to the Guaranteed Parties that, as to itself, all of the representations and warranties relating to it contained in the Credit Agreement are true and correct.

6.                   Financial Condition of Borrower. Each Guarantor represents that it has knowledge of the Borrower’s financial condition and affairs and that it has adequate means to obtain from the Borrower on an ongoing basis information relating thereto and to the Borrower’s ability to pay and perform the Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect with respect to such Guarantor. Each Guarantor agrees that the Guaranteed Parties shall have no obligation to investigate the financial condition or affairs of the Borrower for the benefit of any Guarantor nor to advise any Guarantor of any fact respecting, or any change in, the financial condition or affairs of the Borrower that might become known to any Guaranteed Party at any time, whether or not such Guaranteed Party knows or believes or has reason to know or believe that any such fact or change is unknown to any Guarantor, or might (or does) materially increase the risk of any Guarantor as guarantor, or might (or would) affect the willingness of any Guarantor to continue as a guarantor of the Guaranteed Obligations.

7.                   Payments; Application; Set-Off.

(a)                The Guarantors each, jointly and severally, agree that, upon the failure of the Borrower to pay any Guaranteed Obligations when and as the same shall become due (whether at the stated maturity, by acceleration or otherwise), and without limitation of any other right or remedy that any Guaranteed Party may have at law, in equity or otherwise the Guarantors, the Guarantors will, jointly and severally, but subject to the provisions of Section 1(b), forthwith pay or cause to be paid to the Collateral Agent, for the benefit of the Guaranteed Parties, an amount equal to the amount of the Guaranteed Obligations then due and owing as aforesaid.

(b)                All payments made by each Guarantor hereunder will be made in dollars to the Collateral Agent, without set-off, counterclaim or other defense and, in accordance with the Credit Agreement, free and clear of and without deduction for any Taxes, each Guarantor hereby agreeing to comply with and be bound by the provisions of the Credit Agreement in respect of all payments made by it hereunder.

(c)                All payments made hereunder shall be applied by the Collateral Agent in accordance with Section 4.02 of the Security Agreement and/or the similar provisions in the other Security Documents. In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided therein until exhausted prior to application to the next succeeding category, (y) all amounts shall be apportioned ratably among the Guaranteed Parties in proportion to the amounts of such principal, interest, fees or other Guaranteed Obligations owed to them respectively pursuant to clauses THIRD through SEVENTH thereof and (z) each Agent shall be entitled to rely upon any Guaranteed Party that has entered into a Permitted Hedge Agreement or Guaranteed Cash Management Agreement for a determination (which such Guaranteed Party agrees to provide or cause to be provided upon request of each Agent) of the outstanding Guaranteed Obligations owed to such Guaranteed Party under any such Permitted Hedge Agreement or Guaranteed Cash Management Agreement. Unless it has actual knowledge (including by way of written notice from any such Guaranteed Party) to the contrary, each Agent, in acting hereunder, shall be entitled to assume that no Permitted Hedge Agreements or Guaranteed Cash Management Agreement, or Guaranteed Obligations in respect thereof, are in existence between any Guaranteed Party and any Loan Party. If any Lender or Affiliate thereof that is a party to a Permitted Hedge Agreement or Guaranteed Cash Management Agreement (the obligations of the applicable Loan Party under which are Guaranteed Obligations) ceases to be a Lender or Affiliate thereof, such former Lender or Affiliate thereof shall nevertheless continue to be a Guaranteed Party hereunder with respect to the Guaranteed Obligations under such Permitted Hedge Agreement or Guaranteed Cash Management Agreement.

(d)                In the event that the proceeds of any such sale, disposition or realization are insufficient to pay all amounts to which the Guaranteed Parties are legally entitled, the Guarantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Loan Document for interest on overdue principal or such other rate as shall be fixed by applicable law, together with the costs of collection and all other fees, reimbursements, costs and expenses payable hereunder.

(e)                If an Event of Default shall have occurred and be continuing, each Guaranteed Party and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by such Guaranteed Party or Affiliate to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty or any other Loan Document, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty or any other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Collateral Agent for further application in accordance with the provisions of Section 2.22 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of each Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to each Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

8.                   No Waiver. The rights and remedies of the Guaranteed Parties expressly set forth in this Guaranty and the other Loan Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Guaranteed Party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Guarantors and the Guaranteed Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Guaranty or any other Loan Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Guaranteed Party to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

9.                   Enforcement. The Guaranteed Parties agree that, except as provided in Section 7(e), this Guaranty may be enforced only by the Collateral Agent, acting upon the instructions or with the consent of the Required Lenders as provided for in the Credit Agreement, and that no Guaranteed Party shall have any right individually to enforce or seek to enforce this Guaranty or to realize upon any security given to secure the payment and performance of the Guarantors’ obligations hereunder. The obligations of each Guarantor hereunder are independent of the Guaranteed Obligations, and a separate action or actions may be brought against each Guarantor whether or not action is brought against the Borrower or any other Guarantor and whether or not the Borrower or any other Guarantor is joined in any such action. Each Guarantor agrees that to the extent all or part of any payment of the Guaranteed Obligations made by any Person is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by or on behalf of any Guaranteed Party to a trustee, receiver or any other party under any Insolvency Laws (the amount of any such payment, a “Reclaimed Amount”), then, to the extent of such Reclaimed Amount, this Guaranty shall continue in full force and effect or be revived and reinstated, as the case may be, as to the Guaranteed Obligations intended to be satisfied as if such payment had not been received; and each Guarantor acknowledges that the term “Guaranteed Obligations” includes all Reclaimed Amounts that may arise from time to time.

10.               Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by any Guarantor from, any provision of this Guaranty, shall be effective unless in a writing signed by each Agent and such of the Lenders (if any) as may be required under the provisions of the Credit Agreement to concur in the action then being taken, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

11.               Addition, Release of Guarantors. Each Guarantor recognizes that the provisions of the Credit Agreement require Persons that become Material Subsidiaries of the Borrower and that are not already parties hereto to become Guarantors hereunder by executing a Guarantor Accession, and agrees that its obligations hereunder shall not be discharged, limited or otherwise affected by reason of the same, or by reason of each Agent’s actions in effecting the same or in releasing any Guarantor hereunder, in each case without the necessity of giving notice to or obtaining the consent of any other Guarantor.

12.               Continuing Guaranty; Term; Successors and Assigns; Assignment; Survival. This Guaranty is a continuing guaranty and covers all of the Guaranteed Obligations as the same may arise and be outstanding at any time and from time to time from and after the date hereof, and shall (i) remain in full force and effect until satisfaction of all of the Termination Requirements (provided that the provisions of Sections 1(a)(ii) and 4 shall survive any termination of this Guaranty), (ii) be binding upon and enforceable against each Guarantor and its successors and assigns (provided, however, that no Guarantor may sell, assign or transfer any of its rights, interests, duties or obligations hereunder without the prior written consent of the Lenders) and (iii) inure to the benefit of and be enforceable by each Guaranteed Party and its successors and permitted assigns. Without limiting the generality of clause (iii) above, any Guaranteed Party may, in accordance with the provisions of the Credit Agreement, assign all or a portion of the Guaranteed Obligations held by it (including by the sale of participations), whereupon each Person that becomes the holder of any such Guaranteed Obligations shall (except as may be otherwise agreed between such Guaranteed Party and such Person) have and may exercise all of the rights and benefits in respect thereof granted to such Guaranteed Party under this Guaranty or otherwise. Each Guarantor hereby irrevocably waives notice of and consents in advance to the assignment as provided above from time to time by any Guaranteed Party of all or any portion of the Guaranteed Obligations held by it and of the corresponding rights and interests of such Guaranteed Party hereunder in connection therewith. All representations, warranties, covenants and agreements herein shall survive the execution and delivery of this Guaranty and any Guarantor Accession.

13.               Governing Law; Consent to Jurisdiction; Appointment of Borrower as Representative, Process Agent, Attorney-in-Fact.

(a)                This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b)                Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Loan Document shall affect any right that any Guaranteed Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

(c)                Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in Section 13(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                Each Guarantor hereby irrevocably designates and appoints the Borrower as its designee, appointee and agent to receive on its behalf all service of process in any such action or proceeding and any other notice or communication hereunder, irrevocably consents to service of process in any such action or proceeding by registered or certified mail directed to the Borrower at its address set forth in the Credit Agreement (and service so made shall be deemed to be completed upon the earlier of actual receipt thereof or three (3) business days after deposit in the United States mails, proper postage prepaid and properly addressed), and irrevocably agrees that service so made shall be effective and binding upon such Guarantor in every respect and that any other notice or communication given to the Borrower at the address and in the manner specified herein shall be effective notice to such Guarantor. Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any Guaranteed Party to bring any action or proceeding against any Guarantor in the courts of any other jurisdiction.

(e)                Further, each Guarantor does hereby irrevocably make, constitute and appoint the Borrower as its true and lawful attorney-in-fact, with full authority in its place and stead and in its name, the Borrower’s name or otherwise, and with full power of substitution in the premises, from time to time in the Borrower’s discretion to agree on behalf of, and sign the name of, such Guarantor to any amendment, modification or supplement to, restatement of, or waiver or consent in connection with, this Guaranty, any other Loan Document or any document or instrument pursuant hereto or thereto, and to take any other action and do all other things on behalf of such Guarantor that the Borrower may deem necessary or advisable to carry out and accomplish the purposes of this Guaranty and the other Loan Documents. The Borrower will not be liable for any act or omission nor for any error of judgment or mistake of fact unless the same shall occur as a result of the gross negligence or willful misconduct of the Borrower. This power, being coupled with an interest, is irrevocable by any Guarantor for so long as this Guaranty shall be in effect with respect to such Guarantor. By its signature hereto, the Borrower consents to its appointment as provided for herein and agrees promptly to distribute all process, notices and other communications to each Guarantor.

14.               Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.               Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (a) if to any Guarantor, in care of the Borrower and at the Borrower’s address for notices set forth in the Credit Agreement, and (b) if to any Guaranteed Party, at its address for notices set forth in the Credit Agreement; in each case, as such addresses may be changed from time to time pursuant to the Credit Agreement, and with copies to such other Persons as may be specified under the provisions of the Credit Agreement. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in the Credit Agreement shall be effective as provided therein.

16.               Severability. To the extent any provision of this Guaranty is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Guaranty in any jurisdiction.

17.               Construction. The headings of the various sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

18.               Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Guaranty shall become effective, as to any Guarantor, upon the execution and delivery by such Guarantor of a counterpart hereof or a Guarantor Accession.

IN WITNESS WHEREOF, the parties have caused this Guaranty to be executed under seal by their duly authorized officers as of the date first above written.

Symantec Corporation (solely in respect of any Secured Hedging Agreement or Cash Pooling Arrangement to which the Borrower is not a party)

By:
Name:
Title:

Symantec Operating Corporation
LifeLock, Inc. Blue Coat LLC

By:
Title:

Accepted and agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Revolver Administrative Agent

By:
Title:

Accepted and agreed to:

JPMORGAN CHASE BANK, N.A.,
as Term Loan Administrative Agent and Collateral Agent

By:
Title:

EXHIBIT A

GUARANTOR ACCESSION

THIS GUARANTOR ACCESSION (this “Accession”), dated as of __________, ____, is executed and delivered by [NAME OF NEW GUARANTOR], a [ ] [corporation] (the “New Guarantor”), pursuant to the Guaranty Agreement referred to herein below.

Reference is made to the Credit Agreement, dated as of November 4, 2019, among Symantec Corporation (the “Borrower”), the Lenders party thereto, the Revolver Administrative Agent, Swingline Lender, Term Loan Administrative Agent and Collateral Agent (as amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”). In connection with and as a condition to the initial and continued extensions of credit under the Credit Agreement, the Borrower and certain of its Subsidiaries have executed and delivered a Guaranty Agreement, dated as of November 4, 2019 (as amended, modified, restated, supplemented or otherwise modified from time to time, the “Guaranty”), pursuant to which such Subsidiaries have guaranteed the payment in full of the obligations of the Borrower under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement). Capitalized terms used herein without definition shall have the meanings given to them in the Guaranty.

The Borrower has agreed under the Credit Agreement to cause each of its future Material Subsidiaries to become a party to the Guaranty as a guarantor thereunder. The New Guarantor is a Material Subsidiary of the Borrower. The New Guarantor will obtain benefits as a result of the continued extension of credit to the Borrower under the Credit Agreement, which benefits are hereby acknowledged, and, accordingly, desire to execute and deliver this Accession. Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lenders to continue to extend credit to the Borrower under the Credit Agreement, the New Guarantor hereby agrees as follows:

The New Guarantor hereby joins in and agrees to be bound by each and all of the provisions of the Guaranty as a Guarantor thereunder. In furtherance (and without limitation) of the foregoing, pursuant to Section 1 of the Guaranty, the New Guarantor hereby irrevocably, absolutely and unconditionally, and jointly and severally with each other Guarantor, guarantees to the Guaranteed Parties the full and prompt payment, at any time and from time to time as and when due (whether at the stated maturity, by acceleration or otherwise), of all of the Guaranteed Obligations, and agrees to pay or reimburse upon demand all other obligations of the Guarantors under the Guaranty, all on the terms and subject to the conditions set forth in the Guaranty.

The New Guarantor hereby represents and warrants that after giving effect to this Accession, each representation and warranty related to it contained in the Credit Agreement is true and correct with respect to the New Guarantor as of the date hereof.

This Accession shall be a Loan Document (within the meaning of such term under the Credit Agreement), shall be binding upon and enforceable against the New Guarantor and its successors and assigns, and shall inure to the benefit of and be enforceable by each Guaranteed Party and its successors and assigns. This Accession and its attachments are hereby incorporated into the Guaranty and made a part thereof.

IN WITNESS WHEREOF, the New Guarantor has caused this Accession to be executed under seal by its duly authorized officer as of the date first above written.

[NAME OF NEW GUARANTOR]

By:
Title:

EXHIBIT G

[Form of SecuritY AGREEMENT]

COLLATERAL AGREEMENT

dated as of

November 4, 2019,

among

SYMANTEC CORPORATION,

THE OTHER GRANTORS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

-i-

Schedules

Schedule I	Grantors
Schedule II	Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Copyright Security Agreement
Exhibit III	Form of Patent Security Agreement
Exhibit IV	Form of Trademark Security Agreement

-ii-

COLLATERAL AGREEMENT, dated as of November 4, 2019 (this “Agreement”), among SYMANTEC CORPORATION, a Delaware corporation (the “Borrower”), the other GRANTORS party hereto from time to time and JPMORGAN CHASE BANK, N.A., as Collateral Agent (in such capacity and together with successors in such capacity, the “Collateral Agent”).

Reference is made to the Credit Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent (in such capacity and together with successors in such capacity, the “Term Agent”), Wells Fargo Bank, National Association, as Revolver Administrative Agent (in such capacity and together with successors in such capacity, the “Revolver Agent”) and the Collateral Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.          Defined Terms. Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Credit Agreement; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement shall have the meaning specified in the New York UCC.

The rules of construction specified in Sections 1.3 and 1.4 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

SECTION 1.02.          Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person that is or may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Borrower” has the meaning assigned to such term in the introductory paragraphs to this Agreement.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Copyright License” means any agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Copyright Security Agreement” means the Copyright Security Agreement substantially in the form of Exhibit II.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work arising under the copyright laws of the United States or any other country, whether as author, assignee, transferee, exclusive licensee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office (or any similar office in any other country), including, in the case of any Grantor, registrations, supplemental registrations and pending applications for registration in the United States Copyright Office set forth next to its name on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Excluded Account” means (a) any Deposit Account exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Grantor’s or any of its Subsidiary’s employees, and (b) any Deposit Account exclusively used for purposes of cash deposits or pledges consisting of Permitted Encumbrances pursuant to clauses (c), (d) or (i) of the definition of “Permitted Encumbrances” set forth in the Credit Agreement.

“Excluded Assets” means (a) any ownership, leasehold or other interests in real property, (b) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction), (c) any asset if and to the extent that and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any requirements of law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable requirements of law), (d) any U.S. intent-to-use trademark or service mark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” by the United States Patent and Trademark Office with respect thereto, to the extent that the grant of a security interest therein would impair the validity of or enforceability of such intent-to-use trademark or service mark, (e) any lease or other agreement or any property subject to a purchase money security interest, capital lease or similar arrangement permitted under the Credit Agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, agreement, purchase money arrangement or similar arrangement, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition, (f) any Equity Interests in any Subsidiary or, to the extent prohibited by the organization documents thereof, any joint venture, (g) intercompany Indebtedness owed to any Grantor, (h) commercial tort claims with an aggregate value of less than $60,000,000 and letter-of-credit rights with an aggregate value of less than $50,000,000 (except to the extent a security interest therein can be perfected by a UCC filing), (i) Vehicles and other assets subject to certificates of title, (j) Excluded Accounts, and (k) any property with respect to which the cost of obtaining a security interest in such property, in the reasonable opinion of the Collateral Agent, are unreasonable in light of all the circumstances or otherwise disproportionate to the benefit to be obtained by the Secured Parties.

“Federal Securities Laws” has the meaning assigned to such term in Section 4.04.

“Grantors” means (a) the Borrower, (b) each Subsidiary identified on Schedule I hereto and (c) each Subsidiary of the Borrower that becomes a party to this Agreement as a Grantor after the Effective Date.

“Insolvency or Liquidation Proceeding” means:

(1)       any case commenced by or against a Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of a Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to a Borrower or any other Grantor or any similar case or proceeding relative to a Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)       any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to a Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)       any other proceeding of any type or nature in which substantially all claims of creditors of a Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means, with respect to any Person, all intellectual and similar property of every kind and nature now owned or hereafter acquired by any such Person, including Patents, Copyrights, Licenses, Trademarks and Technology.

“IP Security Agreements” means the Trademark Security Agreement, the Patent Security Agreement and the Copyright Security Agreement.

“License” means any Patent License, Trademark License, Copyright License, Technology License or other license or sublicense agreement to which any Person is a party, including those exclusive Copyright Licenses of registered Copyrights under which any Grantor is a licensee listed on Schedule III.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Article 9 Collateral is governed by the Uniform Commercial Code or similar law as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Patent License” means any agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any invention or design on which a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Patent Security Agreement” means the Patent Security Agreement substantially in the form of Exhibit III.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all patents of the United States or the equivalent thereof in any other country, all registrations thereof and all applications for patents of the United States or the equivalent thereof in any other country, including registrations and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including, in the case of any Grantor, those filed in connection therewith in the United States Patent and Trademark Office listed on Schedule III, and (b) all reissues, reexaminations, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions or designs disclosed or claimed therein, including the right to make, use and/or sell the inventions or designs disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.

“Revolver Agent” has the meaning assigned to such term in the introductory paragraphs to this Agreement.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Supplement” means an instrument in the form of Exhibit I hereto, or any other form approved by the Collateral Agent, and in each case reasonably satisfactory to the Collateral Agent.

“Technology” means, collectively, all trade secrets, know how, technology (whether patented or not), rights in Software (including source code and object code), rights in data and databases, rights in Internet web sites, customer and supplier lists, proprietary information, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals.

“Technology License” means any agreement, now or hereafter in effect, granting to any Person any right to make, use or sell any Technology, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, is in existence, and all rights of any such Person under any such agreement.

“Term Agent” has the meaning assigned to such term in the introductory paragraphs to this Agreement.

“Trademark License” means any agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that any other Person otherwise has the right to license, and all rights of any such Person under any such agreement.

“Trademark Security Agreement” means the Trademark Security Agreement in the form of Exhibit IV.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all trademarks, service marks, trade names, brand names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, domain names, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof, and all registration and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including, in the case of any Grantor, any registrations and applications filed in connection therewith in the United States Patent and Trademark Office set forth next to its name on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Pledge of Securities

SECTION 2.01.          Pledge. As security for the payment or performance, as the case may be, in full of all Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties and hereby grants to the Collateral Agent, its successor and assigns, for the benefit of the Secured Parties a security interest in the Pledged Collateral. “Pledged Collateral” shall mean the collective reference to the following: all of such Grantor’s right, title and interest in, to and under (a)(i) the debt securities owned by such Grantor, including those listed opposite the name of such Grantor on Schedule II, (ii) any debt securities in the future issued to or otherwise acquired by such Grantor and (iii) the promissory notes and any other instruments evidencing all such debt securities (collectively, the “Pledged Debt Securities”); provided that the Pledged Debt Securities shall not include any Excluded Assets; (b) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01 and Section 2.02; (c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing. Notwithstanding the foregoing, Pledged Collateral shall not include Excluded Assets of any kind.

SECTION 2.02.          Delivery of the Pledged Collateral. Each Grantor agrees to deliver or cause to be delivered to the Collateral Agent any and all Pledged Debt Securities (i) on the date hereof in the case of any such Pledged Debt Securities owned by such Grantor on the date hereof, and (ii) promptly (and in any event within 45 days after the end of each fiscal quarter (or such later date as the Collateral Agent may reasonably agree)) after the acquisition thereof, in the case of any such Pledged Debt Securities acquired by such Grantor after the date hereof.

Upon delivery to the Collateral Agent, (i) any certificate or promissory note representing Pledged Debt Securities shall be accompanied by undated note powers duly executed in blank or other undated instruments of transfer duly executed in blank and reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed in blank by the applicable Grantor and such other instruments and documents as the Collateral Agent may reasonably request. Each delivery of Pledged Debt Securities shall be accompanied by a schedule describing such Pledged Debt Securities, which schedule shall be deemed attached to, and shall supplement, Schedule II and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Debt Securities.

SECTION 2.03.          Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a)                as of the Effective Date, Schedule II sets forth a true and complete list, with respect to each Grantor, of all the Pledged Debt Securities owned by such Grantor;

(b)                [reserved];

(c)                except for the security interests granted hereunder, or referenced under any other Loan Documents, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Debt Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens not prohibited by Section 6.2 of the Credit Agreement and transfers made in compliance with the Credit Agreement, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens permitted pursuant to Section 6.2 of the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and the other Loan Documents and Liens not prohibited by Section 6.2 of the Credit Agreement), however arising, of all Persons whomsoever;

(d)                [reserved];

(e)                each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated; and

(f)                 by virtue of the execution and delivery by the Grantors of this Agreement, the Collateral Agent will obtain a legal and valid lien upon and security interest in the Pledged Collateral and when any Pledged Debt Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Debt Securities under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Secured Obligations.

SECTION 2.04.          Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and is continuing and the Collateral Agent shall have notified the Grantors of its intent to exercise such rights, the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Debt Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent), and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Debt Securities registered in the name of such Grantor. If an Event of Default shall have occurred and is continuing and the Collateral Agent shall have notified the Grantors of its intent to exercise such rights, the Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Debt Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01.          Security Interest.

(a)                As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(I)           all Accounts;

(II)          all Chattel Paper;

(III)        all Cash and Deposit Accounts;

(IV)        all Documents;

(V)          all Equipment;

(VI)        all General Intangibles, including all Intellectual Property;

(VII)       all Instruments;

(VIII)      all Inventory;

(IX)        all other Goods and Fixtures;

(X)         all Investment Property;

(XI)        all Letter-of-Credit Rights;

(XII)      all Commercial Tort Claims specifically described on Schedule IV hereto, as such schedule may be supplemented from time to time pursuant to Section 3.04(d);

(XIII)     all books and records pertaining to the Article 9 Collateral; and

(XIV)     to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that in no event shall the Security Interest attach to any Excluded Assets (it being understood that the term “Article 9 Collateral” shall not include any Excluded Assets).

(b)                Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Collateral Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including indicating the Collateral as “all assets” of such Grantor or words of similar effect, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, and the type of organization. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

The Collateral Agent is further authorized by each Grantor to file with the United States Patent and Trademark Office or the United States Copyright Office (or any successor office or any similar office in any other jurisdiction) such documents as may be reasonably necessary or advisable for the purpose of perfecting, recording, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party. The Security Interest and the security interest granted pursuant to Article II are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

SECTION 3.02.          Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent, for the benefit of the Secured Parties, that:

(a)                Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has full power and authority to grant to the Collateral Agent, for the benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and except to the extent that failure to obtain or make such consent or approval, as the case may be, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and jurisdiction of organization of each Grantor, is correct and complete in all material respects as of the Effective Date (except that the information therein with respect to the exact legal name of each Grantor shall be true and correct in all respects). The Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the Borrower to the Collateral Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.11 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office and/or a Form MM19(E) (or any successor form) with the International Bureau of the World Intellectual Property Organization with respect to U.S. Trademarks arising under Section 66 of the Lanham Act (15 U.S.C. §1141) in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral in the United States in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions and/or a Form MM19(E) (or any successor form) with the International Bureau of the World Intellectual Property Organization with respect to U.S. Trademarks arising under Section 66 of the Lanham Act (15 U.S.C. §1141), and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of registered or applied for Patents, Trademarks and Copyrights acquired or developed by a Grantor after the date hereof). The Grantors represent and warrant that one or more fully executed Patent Security Agreement(s), Trademark Security Agreement(s) and Copyright Security Agreement(s), in each case containing a description of the Article 9 Collateral consisting of United States registered Patents, United States registered Trademarks and United States registered Copyrights (and applications for any of the foregoing), as applicable, and executed by each Grantor owning (and in case of registered Copyrights exclusively licensed) any such Article 9 Collateral, have been prepared (copies of which are delivered to the Collateral Agent) for recording with the United States Patent and Trademark Office or the United States Copyright Office pursuant to 35 U.S.C.  § 261, 15 U.S.C.  § 1060 or 17 U.S.C. § 205 and the regulations thereunder and/or a Form MM19(E) (or any successor form) with the International Bureau of the World Intellectual Property Organization with respect to U.S. Trademarks arising under Section 66 of the Lanham Act (15 U.S.C. §1141), as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of registered or applied for Patents, Trademarks and Copyrights acquired or developed by a Grantor after the date hereof).

(c)                The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in paragraph (b) of this Section 3.02, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) subject to the filings described in paragraph (b) of this Section 3.02, a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office and/or a Form MM19(E) (or any successor form) with the International Bureau of the World Intellectual Property Organization with respect to U.S. Trademarks arising under Section 66 of the Lanham Act (15 U.S.C. §1141), as applicable, within the three-month period after the date hereof pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period after the date hereof pursuant to 17 U.S.C. § 205.

(d)                The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens not prohibited by Section 6.2 of the Credit Agreement. The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens not prohibited by Section 6.2 of the Credit Agreement.

SECTION 3.03.          Covenants. Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Grantor’s business, and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 6.2 of the Credit Agreement, subject to the rights of such Grantor under Section 8.9 of the Credit Agreement and corresponding provisions of the Security Documents to obtain a release of the Liens created under the Security Documents.

Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with prompt written notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to identify specifically any asset or item that may constitute an application or registration for any Copyright, Patent or Trademark; provided that any Grantor shall have the right, exercisable within 20 days (or such longer period as shall be agreed by the Borrower and the Collateral Agent) after it has been notified in writing by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy (i) with respect to such supplement or additional schedule or (ii) of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that, at the reasonable request of the Collateral Agent, it will use commercially reasonable efforts to take such action as shall be reasonably necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 20 days (or such longer period as shall be agreed by the Borrower and the Collateral Agent) after the date it has been notified in writing by the Collateral Agent of the specific identification of such Collateral.

In the event that any such Grantor, whether by acquisition, assignment, filing or otherwise, acquires any right in Intellectual Property (including, without limitation, continuation-in-part patent applications) after the date hereof (collectively, the “After-Acquired Intellectual Property”), such After-Acquired Intellectual Property shall automatically be included as part of the Collateral and shall be subject to the terms and conditions of this Agreement. Promptly upon the end of each fiscal quarter, but no later than 5 days after delivery of financial statements pursuant to Section 6.1(b) of the Credit Agreement, such Grantor shall provide the Collateral Agent an updated Schedule III identifying the After-Acquired Intellectual Property issued by, registered with or filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, acquired during such fiscal quarter. Such Grantor shall, promptly after providing such updated Schedule III, execute and file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, supplements to Exhibits II, III or IV, as applicable, to record the grant of the security interest hereunder in such After-Acquired Intellectual Property. As soon as practicable upon each such filing and recording, such Grantor shall deliver to the Collateral Agent true and correct copies of the relevant documents, instruments and receipts evidencing such filing and recording.

If an Event of Default shall have occurred and is continuing and the Collateral Agent shall have notified the Grantors of its intent to exercise such rights, at its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.2 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent, within 20 days after demand, for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

Each Grantor shall remain liable, as between such Grantor and the relevant counterparty under each contract, agreement or instrument relating to the Article 9 Collateral, to observe and perform all the conditions and obligations to be observed and performed by it under such contract, agreement or instrument, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the other Secured Parties from and against any and all liability for such performance.

It is understood that no Grantor shall be required by this Agreement to perfect the security interests created hereunder by any means other than (i) filings pursuant to the Uniform Commercial Code, (ii) filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) and/or a Form MM19(E) (or any successor form) with the International Bureau of the World Intellectual Property Organization with respect to U.S. Trademarks arising under Section 66 of the Lanham Act (15 U.S.C. §1141) in respect of registered Intellectual Property (provided that, with respect to Licenses, such filings shall be limited to exclusive Copyright Licenses under which such Grantor is a licensee) and (iii) in the case of Collateral that constitutes Tangible Chattel Paper, Pledged Debt Securities, Instruments, or Negotiable Documents, delivery thereof to the Collateral Agent in accordance with the terms hereof (together with, where applicable, undated note powers or other undated proper instruments of assignment). No Grantor shall be required to deliver control agreements or other control or similar arrangements with respect to Deposit Accounts and other bank or securities or commodities accounts.

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, effective upon the occurrence and during the continuance of an Event of Default and after notice to the Borrower of its intent to exercise such rights, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 20 days of demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

SECTION 3.04.          Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)                Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral (other than Instruments with an aggregate face amount of less than $50,000,000 and other than checks to be deposited in the ordinary course of business), such Grantor shall promptly (but in any event within 45 days after the end of each fiscal quarter following receipt by such Grantor or such longer period as the Collateral Agent may agree in its reasonable discretion) endorse, assign and deliver the same to the Collateral Agent, accompanied by undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)                Investment Property. If any Grantor shall at any time hold or acquire any certificated securities constituting Collateral, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(c)                Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under letters of credit with an aggregate face amount in excess of $50,000,000 now or hereafter issued in favor of such Grantor that is not a Supporting Obligation with respect to any of the Collateral, such Grantor shall promptly (but in any event within 45 days after the end of each fiscal quarter following receipt by such Grantor or such longer period as the Collateral Agent may agree in its reasonable discretion) notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) use commercially reasonable efforts to arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be paid directly to the applicable Grantor unless an Event of Default has occurred and is continuing. No actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement.

(d)                Commercial Tort Claims. If any Grantor shall at any time hold or acquire Commercial Tort Claims in an aggregate amount reasonably estimated to exceed $60,000,000, such Grantor shall promptly (but in any event within 45 days after the end of each fiscal quarter following receipt by such Grantor or such longer period as the Collateral Agent may agree in its reasonable discretion) notify the Collateral Agent thereof in a writing signed by such Grantor, including a summary description of such claim, and Schedule IV shall be deemed to be supplemented to include such description of such commercial tort claim as set forth in such writing.

(e)                Limitations on Perfection. Notwithstanding anything herein to the contrary, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of any Foreign Subsidiary and foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) governed under the laws of any non-U.S. jurisdiction).

SECTION 3.05.          Covenants Regarding Patent, Trademark and Copyright Collateral. Except to the extent failure so to act would not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Credit Agreement, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees (i) to maintain the validity and enforceability of any registered Intellectual Property (or applications therefor) and to maintain such registrations and applications of Intellectual Property in full force and effect and (ii) to pursue the registration and maintenance of each Patent, Trademark or Copyright registration or application, now or hereafter included in the Intellectual Property of such Grantor, including the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

Except as would not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Credit Agreement, no Grantor shall do or permit any act or knowingly omit to do any act whereby any material item of its Intellectual Property may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (including, with respect to trade secrets, compromise its secrecy) or exclusively license any source code with respect to source code..

Except where failure to do so could not reasonably be expected to have a Material Adverse Effect of the type referred to in clause (a) or (b) of the definition of such term in the Credit Agreement, each Grantor shall take commercially reasonable steps to preserve and protect each item of its Intellectual Property in full force and effect.

Nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its good faith business judgment that such discontinuance is desirable in the conduct of its business.

ARTICLE IV

Remedies

SECTION 4.01.          Remedies upon Default. If an Event of Default shall have occurred and is continuing and the Collateral Agent shall have notified the Grantors of its intent to exercise such rights, each Grantor agrees to deliver, on demand, each item of Collateral to the Collateral Agent or any Person designated by the Collateral Agent, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, for the benefit of the Secured Parties, or to license or sublicense, whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall reasonably determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without demand for performance but with notice to the Grantors, to take possession of the Article 9 Collateral and the Pledged Collateral and without liability for trespass to enter any premises where the Article 9 Collateral or the Pledged Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and the Pledged Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors no fewer than 10 days’ prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned, provided such time and place was so announced at the time and place last fixed for sale. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof provided such sale is consistent with the terms hereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full, unless provided otherwise in such sale agreement. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 4.02.          Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs, fees and expenses incurred by or owed to the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment of any fees owed to either Administrative Agent or the Collateral Agent hereunder or under any other Loan Document, ratably among them in proportion to the amounts described in this clause SECOND payable to them;

THIRD, to the payment of all reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ and consultants’ fees irrespective of whether such fees are allowed as a claim after the initiation of any proceeding under any Insolvency Law) of each of the Lenders in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Secured Obligations owing to such Lender, ratably among the Lenders in proportion to the amounts described in this clause THIRD payable to them;

FOURTH, to the payment of all of the Secured Obligations consisting of accrued fees and interest (including, without limitation, fees incurred and interest accruing at the then applicable rate after the initiation of any proceeding under any Insolvency Law irrespective of whether a claim for such fees incurred and interest accruing is allowed in such proceeding), ratably among the Secured Parties in proportion to the respective amounts described in this clause FOURTH payable to them;

FIFTH, to the payment of the outstanding principal amount of the Secured Obligations and Secured Obligations constituting Secured Hedging Obligations and Secured Cash Pooling Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause FIFTH payable to them;

SIXTH, to the payment of all other Secured Obligations and other obligations that shall have become due and payable under the Loan Documents or otherwise and not repaid, ratably among the Secured Parties in proportion to the respective amounts described in this clause SIXTH payable to them; and

SEVENTH, to the payment of the surplus (if any) to whomever may be lawfully entitled to receive such surplus.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 4.03.          Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement, each Grantor, solely during the continuance of an Event of Default, grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, in each case subject to any Grantor’s reasonable security policies and obligations of confidentiality; provided, however, that such licenses to be granted hereunder with respect to Trademarks shall be subject to the maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided, further, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

ARTICLE V

Miscellaneous

SECTION 5.01.          Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.1 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower as provided in Section 10.1 of the Credit Agreement.

SECTION 5.02.          Waivers; Amendment. No failure or delay by the Collateral Agent or any Lender or any other Secured Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent, the Lenders and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any Lender or any other Secured Party may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.2 of the Credit Agreement; provided that the Collateral Agent may, without the consent of any Secured Party, consent to a departure by any Grantor from any covenant of such Grantor set forth herein to the extent such departure is consistent with the authority of the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement” in the Credit Agreement.

SECTION 5.03.          Collateral Agent’s Fees and Expenses; Indemnification. Each Grantor, jointly with the other Grantors and severally, agrees to reimburse the Collateral Agent for its fees and expenses incurred hereunder and to indemnify the Collateral Agent, in each case as provided in subsections 10.3(a) and (b) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Grantor” and each reference therein to the “Administrative Agent” or “Administrative Agents” shall be deemed to be a reference to the “Collateral Agent.”

The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Secured Party. All amounts due under this Section shall be payable not later than 20 days after written demand therefor; provided, however, any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 5.03. Any such amounts payable as provided hereunder shall be additional Secured Obligations.

SECTION 5.04.          Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 5.05.          Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement or any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by or on behalf of any Secured Party and notwithstanding that the Collateral Agent, any Lender or any other Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until such time as (a) all the Loan Document Obligations (excluding contingent obligations not yet due) have been paid in full in cash, (b) all Commitments have terminated or expired and (c) all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement.

SECTION 5.06.          Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Agreement and the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

SECTION 5.07.          Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.

SECTION 5.08.          Right of Set-Off. If an Event of Default under Sections 8.1(a), (b), (h) or (i) of the Credit Agreement shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Grantor against any of and all the obligations of such Grantor then due and owing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the applicable Grantor and the Collateral Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 5.08. The rights of each Lender under this Section 5.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

SECTION 5.09.          Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent, Lender or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its respective properties in the courts of any jurisdiction.

Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Each Grantor hereby irrevocably designates, appoints and empowers the Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding.

SECTION 5.10.          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11.          Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.12.          Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

SECTION 5.13.          Termination or Release.

(a)                This Agreement, the Security Interest and all other security interests granted hereby shall automatically terminate when (i) all the Loan Document Obligations (other than contingent obligations not yet due) have been paid in full in cash, (ii) all Commitments have terminated or expired and (iii) all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement.

(b)                The Security Interest and all other security interests granted hereby shall also terminate and be released at the time or times and in the manner set forth in Section 9.9 of the Credit Agreement. A Subsidiary Loan Party shall also be released from its obligations under this Agreement at the time or times and in the manner set forth in Section 9.9 of the Credit Agreement.

(c)                In connection with any termination or release pursuant to paragraph (a) or (b) of this Section, the Collateral Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Collateral Agent pursuant to this Section shall be without recourse to or warranty by the Collateral Agent.

SECTION 5.14.          Additional Grantors. Pursuant to the Credit Agreement, additional Subsidiaries of the Borrower may or may be required to become Grantors after the date hereof. Upon execution and delivery by the Collateral Agent and such Subsidiary of the Borrower of a Supplement (which shall be accompanied by a supplement to the Perfection Certificate duly executed by such Subsidiary), any such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any Subsidiary of the Borrower as a party to this Agreement.

SECTION 5.15.          Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, all as provided in Loan Documents, and to do all other acts and things necessary to carry out the terms of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

[Signature Pages Follow]

SYMANTEC CORPORATION

By:
Name:
Title:

Blue Coat LLC

By:
Name:
Title:

LifeLock, Inc.

By:
Name:
Title:

Symantec Operating Corporation

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

Schedule I to the
Collateral Agreement

GRANTORS

Name	Jurisdiction of Formation
Symantec Corporation	Delaware
Blue Coat LLC	Delaware
LifeLock, Inc.	Delaware
Symantec Operating Corporation	Delaware

Schedule I-1

Schedule II to the
Collateral Agreement

Pledged Debt Securities

Schedule 10 of the Perfection Certificate is herein incorporated by reference.

Schedule II-1

Schedule III to the
Collateral Agreement

Intellectual Property

Schedule 11(a) of the Perfection Certificate is incorporated herein by reference.

Schedule IV to the
Collateral Agreement

Commercial Tort Claims

Schedule 12 of the Perfection Certificate is incorporated herein by reference.

Schedule IV-1

Exhibit I to the
Collateral Agreement

SUPPLEMENT NO. __ dated as of [ ] (this “Supplement”), to the Collateral Agreement, dated as of November 4, 2019 (the “Collateral Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), the other Grantors party hereto from time to time and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity and together with successors in such capacity, the “Collateral Agent”).

Reference is made to the Credit Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Term Agent, Wells Fargo Bank, National Association, as Revolver Agent and the Collateral Agent and (b) the Collateral Agreement.

A.       Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement, as applicable.

B.       The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans. Section 5.14 of the Collateral Agreement provides that additional Subsidiaries of the Borrower may become Grantors under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Collateral Agreement in order to induce Lenders to make additional loans as consideration for Loans previously issued pursuant to the Credit Agreement.

Accordingly, the Collateral Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.14 of the Collateral Agreement, the New Grantor by its signature below becomes a Grantor under the Collateral Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in and lien on all of the New Grantor’s right, title and interest in, to and under the Pledged Collateral and the Article 9 Collateral (as each such term is defined in the Collateral Agreement). Each reference to a “Grantor” in the Collateral Agreement shall be deemed to include the New Grantor. The Collateral Agreement is hereby incorporated by reference herein.

SECTION 2. The New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability of such obligations may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Supplement. This Supplement shall become effective as to the New Grantor when a counterpart hereof executed on behalf of the New Grantor shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon the New Grantor and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of the New Grantor, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that the New Grantor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Supplement, the Collateral Agreement and the Credit Agreement.

Exhibit I-1

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a schedule with the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office, (b) Schedule II sets forth a true and complete list, with respect to the New Grantor, of all the Pledged Debt Securities owned by the New Grantor and (c) Schedule III attached hereto sets forth, as of the date hereof, (i) all of the New Grantor’s Patents constituting Article 9 Collateral, including the name of the registered owner, type, registration or application number and the expiration date (if already registered) of each such Patent owned by the New Grantor, (ii) all of the New Grantor’s Trademarks constituting Article 9 Collateral, including the name of the registered owner, the registration or application number and the expiration date (if already registered) of each such Trademark owned by the New Grantor, and (iii) all of the New Grantor’s Copyrights constituting Article 9 Collateral, including the name of the registered owner, title and, if applicable, the registration number of each such Copyright owned by the New Grantor, and (d) Schedule IV attached hereto sets forth, as of the date hereof, each Commercial Tort Claim in respect of which a complaint or counterclaim has been filed by the New Grantor seeking damages in an amount which, collectively with all other Commercial Tort Claims, would cause the aggregate amount of damages sought to exceed $50,000,000.

SECTION 5. Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace any invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 9.3(a) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “the New Grantor” and each reference therein to the “Administrative Agent” shall be deemed to be a reference to the “Collateral Agent.”

SECTION 9. The New Grantor agrees to reimburse the Collateral Agent for its fees and expenses incurred hereunder and under the Collateral Agreement.

SECTION 10. The recitals contained herein shall be taken as the statements of the New Grantor and the Collateral Agent assumes no responsibility for their correctness. The Collateral Agent makes no representations as to the validity or sufficiency of this Supplement to the Collateral Agreement.

Exhibit I-2

IN WITNESS WHEREOF, the New Grantor and the Collateral Agent have duly executed this Supplement to the Collateral Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By:	Name:
Title:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	Name:
Title:

Exhibit I-3

Schedule I
to Supplement No. __ to the
Collateral Agreement

Name	Jurisdiction of Formation	Chief Executive Office

Exh. I-Sch. I-1

Schedule II
to Supplement No. __ to the
Collateral Agreement

PLEDGED DEBT SECURITIES

Grantor	Issuer	Principal Amount	Date of Note	Maturity Date

Exh. I-Sch. II-1

Schedule III
to Supplement No. __ to the
Collateral Agreement

INTELLECTUAL PROPERTY

Exh. I-Sch. III-1

Schedule IV
to Supplement No. __ to the
Collateral Agreement

COMMERCIAL TORT CLAIMS

Exh. I-Sch. IV-1

Exhibit II
to the Collateral Agreement

COPYRIGHT SECURITY AGREEMENT dated as of [ ], 20[ ] (this “Agreement”), among [       ] (the “Grantor”) and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”).

Reference is made to (a) the Credit Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Term Agent, Wells Fargo Bank, National Association, as Revolver Agent and the Collateral Agent and (b) the Collateral Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the other grantors from time to time party thereto and the Collateral Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Copyrights now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I, and any exclusive Copyright Licenses under which such Grantor is a licensee, including those listed on Schedule II (collectively, the “Copyright Collateral”).

SECTION 3. Collateral Agreement. The Security Interest granted to the Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Copyright Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Exh. II-1

[Remainder of this page intentionally left blank]

Exh. II-2

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[ ]

By:
Name:
Title:

Exh. II-3

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

Exh. II-4

Schedule I

Exh. II-Sch. I-1

Schedule II

Exh. II-Sch. II-1

Exhibit III to the
Collateral Agreement

PATENT SECURITY AGREEMENT dated as of [ ], 20[ ] (this “Agreement”), among [ ] (the “Grantor”) and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”).

Reference is made to (a) the Credit Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Term Agent, Wells Fargo Bank, National Association, as Revolver Agent and the Collateral Agent and (b) the Collateral Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the other grantors from time to time party thereto and the Collateral Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1 Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Patents now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I (the “Patent Collateral”).

SECTION 3. Collateral Agreement. The Security Interest granted to the Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Patent Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

Exh. III- 1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[ ]

By:
Name:
Title:

Exh. III- 2

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

Exh. III- 3

Schedule I

Exh. III-Sch. I-1

Exhibit IV to the
Collateral Agreement

TRADEMARK SECURITY AGREEMENT dated as of [ ], 20[ ] (this “Agreement”), among [ ] (the “Grantor”) and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”).

Reference is made to (a) the Credit Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), Symantec Corporation, a Delaware corporation (the “Borrower”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Term Agent, Wells Fargo Bank, National Association, as Revolver Agent and the Collateral Agent and (b) the Collateral Agreement dated as of November 4, 2019 (as amended, supplemented or otherwise modified from time to time, the “Collateral Agreement”), among the Borrower, the other grantors from time to time party thereto and the Collateral Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Grantors (other than the Borrower) are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Collateral Agreement or the Credit Agreement, as applicable. The rules of construction specified in Section 1.01(b) of the Collateral Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Secured Obligations, the Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any Trademarks now owned or at any time hereafter acquired by such Grantor, including those listed on Schedule I (the “Trademark Collateral”).

SECTION 3. Collateral Agreement. The Security Interest granted to the Collateral Agent herein is granted in furtherance, and not in limitation, of the security interests granted to the Collateral Agent pursuant to the Collateral Agreement. The Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the Trademark Collateral are more fully set forth in the Collateral Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Collateral Agreement, the terms of the Collateral Agreement shall govern.

SECTION 4. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

Exh. IV-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[ ]

By:
Name:
Title:

Exh. IV-2

JPMORGAN CHASE BANK, N.A., as Collateral Agent,

By:
Name:
Title:

Exh. IV-3

Schedule I

Exh. IV-Sch. I-1

EXHIBIT H

FORM OF COMPLIANCE CERTIFICATE

THIS CERTIFICATE is delivered pursuant to Section 6.1(c) of the Credit Agreement, dated as of November 4, 2019 (as otherwise amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), among Symantec Corporation, a Delaware corporation (the “Borrower”), certain Lenders from time to time parties thereto, Wells Fargo Bank, National Association, as Revolver Administrative Agent and Swingline Lender, and JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent and Collateral Agent. Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

The undersigned hereby certifies that:

1.	He is a duly elected Financial Officer of the Borrower.

2.	Enclosed with this Certificate are copies of the financial statements of the Borrower and its consolidated Subsidiaries as of _____________, and for the [________-month period][year] then ended, required to be delivered under Section [6.1(a)][6.1(b)] of the Credit Agreement. Such financial statements have been prepared in accordance with GAAP consistently applied [(subject to normal year-end audit adjustments and the absence of footnotes)][1] and present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the date indicated and the results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis for the period covered thereby.

3.	The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

4.	The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the accounting period covered by such financial statements or as of the date of this Certificate[, except as set forth below].

[Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto.]

1       Insert in the case of quarterly financial statements.

5.	No change in GAAP or the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4(a) of the Credit Agreement[, except as set forth below].

[Describe here or in a separate attachment any changes in GAAP or the application thereof that have occurred since the audited financial statements referred to in Section 4.4(a) of the Credit Agreement, specifying the effect of such change on the financial statements accompanying this Certificate.]

6.	Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenant set forth in Section 6.9 of the Credit Agreement as of the last day of the period covered by the financial statements enclosed herewith and the relevant Measurement Period.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _______ day of _____________, ____.

SYMANTEC CORPORATION

By:

Name:

Title:

Signature Page to Compliance Certificate

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

A.        Consolidated Leverage Ratio (Section 6.9 of the Credit Agreement)

(1)	Consolidated Funded Debt as of the date of determination	$____________
(2)	Consolidated EBITDA for the Measurement Period ending on the date of determination (from Line C(1) below)	$____________
(3)	Consolidated Leverage Ratio: Divide Line A(1) by Line A(2)	____________
(4)	Maximum Consolidated Leverage Ratio as of the date of determination[1]	___ to 1.0

1       Refer to Section 6.9 of the Credit Agreement to determine the maximum permitted Consolidated Leverage Ratio as of date of calculation.

B.                 Consolidated EBITDA1

(1)	Consolidated Net Income for the most recently completed four consecutive fiscal quarters ending on the date of determination (the “Measurement Period”)		$____________
(2)	Add to Consolidated Net Income (without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income):
	(a) Total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income, and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities	$___________
	(b) Provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations	$____________
	(c) Depreciation and amortization (including amortization of capitalized software expenditures and other intangibles and amortization of deferred financing fees or costs)	$___________
	(d) Other non-cash charges (including stock option expense and impairment charges) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$____________

1        There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); provided that the Borrower may choose not to make such an adjustment with respect any acquisition having consideration in an amount less than $100,000,000. There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

(e) The amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof	$___________
(f) Losses or discounts on sales of receivables and related assets in connection with any Securitization Transaction	$___________
(g) Fees and expenses and other cash charges incurred during such period, or any amortization thereof for such period in connection with any acquisition, divestiture, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument or as a result of other restructuring, separation, integration and transition activities and any charges or non-recurring costs incurred during such period as a result of any such transaction, including retention and integration costs and transaction-related compensation, earn-out obligations and indemnity payments, in each case whether or not successful and including in any event in connection with the Blue Coat Transaction and the Specified Divestiture	$___________
(h) Any unusual or non-recurring charges or losses for such period and any restructuring charges, accruals or reserves, severance or retention costs, litigation costs, costs associated with new business or cost savings initiatives, costs associated with facilities closures and any other business optimization expenses	$___________
(i) Any loss on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) and any corporate charges, overhead and similar costs previously allocated to any discontinued business but not included within discontinued operations	$___________

(j) Any losses for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments	$___________
(k) Without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies (including costs to achieve such cost savings, operating expense reductions and synergies) related to the Blue Coat Transactions and other business combinations, acquisitions, mergers, divestitures (including the Specified Divestiture), restructurings, cost savings initiatives and other similar initiatives of the Borrower that are reasonably identifiable and factually supportable and projected by the Borrower reasonably and in good faith to result from actions that have been taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the reasonable and good faith determination of the Borrower) within 24 months after such business combination, acquisition, merger, divestiture, restructuring, cost savings initiative or other initiative is consummated or initiated (as applicable), including planned reduction of “stranded costs” resulting from the Specified Divestiture, net of the amount of actual benefits realized during such period from such actions, in each case calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period; provided that the aggregate amount added back pursuant to this clause (b) relating to standalone cost saving initiatives and similar initiatives that are not related to, or otherwise initiated in connection with, any acquisition or other business combination or the Specified Divestiture and, in each case, that are commenced after (and for the avoidance of doubt are not part of an initiative announced prior to) the Effective Date (and comparable add backs in the definition of “Pro Forma Effect”) shall not exceed 20% of Consolidated EBITDA for any four quarter period (calculated after giving effect to any such add backs for such period)
(l) Add Lines B(2)(a) through B(2)(k)	$___________

(3)	Consolidated Net Income plus additions: Add Lines B(1) and B(2)(l)		$___________
(4)	Reductions from Consolidated Net Income (without duplication and to the extent included in arriving at such Consolidated Net Income):
	(a) Non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period)	$___________
	(b) The amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly owned subsidiary added (and not deducted in such period from Consolidated Net Income)	$___________
	(c) Any gain on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of)	$___________
	(d) Add Lines B(4)(a) through B(4)(c)	$___________
(5)	Consolidated EBITDA: Subtract Line B(4)(d) from Line B(3)		$___________

Itemized Schedule of Non-Cash Charges

Itemized Schedule of Non-Cash Gains
Added into Consolidated Net Income

EXHIBIT I

FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated as of ___, 20___, is entered into by and among the Persons listed on the signature pages hereof, in favor of the Agents (as defined below).

Reference is made to that certain Credit Agreement, dated as of November 4, 2019 (the “Closing Date”) (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Symantec Corporation, a Delaware Corporation (the “Borrower”), the Lenders party thereto, Wells Fargo Bank, National Association, as Revolver Administrative Agent (in such capacity, the “Revolver Agent”) and Swingline Lender, and JPMorgan Chase Bank, N.A., as Term Loan Administrative Agent (in such capacity, the “Term Agent” and, together with the Revolver Agent, the “Agents”) and Collateral Agent. Capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement.

Each of the undersigned Loan Parties listed on the signature page hereto as a “Payor” (each, in such capacity, a “Payor”) is now or may hereafter become indebted or otherwise obligated to such other Person listed below as a “Payee” (each, in such capacity, a “Payee”) in respect of Indebtedness (including trade payables) (the unpaid principal amount and all other amounts payable in respect thereof, “Intercompany Subordinated Indebtedness”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.             Anything in this Agreement to the contrary notwithstanding, any Intercompany Subordinated Indebtedness owed by any Payor that is a Loan Party to any Payee that is not a Loan Party shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the Loans until the payment in full in cash of all Loans (other than contingent obligations not yet due) and the termination or expiration of all Commitments; provided that each Payor may make payments to the applicable Payee so long as no Event of Default under and as defined in the Credit Agreement shall have occurred and be continuing and such Payor has not received notice thereof from the Agents (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.1(h), 8.1(i) or 8.1(j) of the Credit Agreement) (such Loans and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”).

(i)            In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor (except as expressly permitted by the Credit Agreement), whether or not involving insolvency or bankruptcy, then, if an Event of Default (as defined in the Credit Agreement) has occurred and is continuing, (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations not yet due) before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Agreement and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent obligations not yet due), any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Agreement, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness.

I-1

(ii)            If any Event of Default (as defined in the Credit Agreement) occurs and is continuing after prior written notice from the Agents (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.1(h), 8.1(i) or 8.1(j) of the Credit Agreement) to the Borrower, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor, or any other Person on its behalf, with respect to any Intercompany Subordinated Indebtedness.

(iii)          If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any amounts outstanding under any Intercompany Subordinated Indebtedness shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above prior to all Senior Indebtedness having been paid in full in cash (other than contingent obligations not yet due), such payment or distribution shall be held by such Payee in trust (segregated from other property of such Payee) for the benefit of the Agents, and shall be paid over or delivered in accordance with the Loan Documents.

(iv)          Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Intercompany Subordinated Indebtedness, and the Agents shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints each Agent as its true and lawful attorney-in-fact and each Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in such Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Agents the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Agents all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Agents shall pay the excess amount to the party entitled thereto pursuant to the Loan Documents and applicable law. In addition, each Payee hereby irrevocably appoints each Agent as its attorney-in-fact to exercise all of such Payee’s voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of each relevant Payor.

(v)           Each Payee waives the right to compel that any property of any Payor or any property of any guarantor of any Senior Indebtedness or any other Person be applied in any particular order to discharge such Senior Indebtedness. Each Payee expressly waives the right to require any Agent or any other holder of Senior Indebtedness to proceed against any Payor, any guarantor of any Senior Indebtedness or any other Person, or to pursue any other remedy in its or their power that such Payee cannot pursue and that would lighten such Payee’s burden, notwithstanding that the failure of any Agent or any such other holder to do so may thereby prejudice such Payee. Each Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced (i) as a result of any delay by either Agent or any other holder of Senior Indebtedness in proceeding against or enforcing any remedy against any Payor, any guarantor of any Senior Indebtedness or any other Person; (ii) by any Agent or any holder of Senior Indebtedness releasing any Payor, any guarantor of any Senior Indebtedness or any other Person from all or any part of the Senior Indebtedness; or (iii) by the discharge of any Payor, any guarantor of any Senior Indebtedness or any other Person by an operation of law or otherwise, with or without the intervention or omission of any Agent or any such holder.

I-2

(v)           Each Payee waives all rights and defenses arising out of an election of remedies by any Agent or any other holder of Senior Indebtedness, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Indebtedness (if any), has impaired the value of such Payee’s rights of subrogation, reimbursement, or contribution against any Payor, any guarantor of any Senior Indebtedness or any other Person. Each Payee expressly waives any rights or defenses it may have by reason of protection afforded to any Payor, any guarantor of any Senior Indebtedness or any other Person with respect to the Senior Indebtedness pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Indebtedness (if any).

(vi)          Each Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by any Agent or any other holder of Senior Indebtedness may be rescinded in whole or in part by such Agent or such holder, and any Senior Indebtedness may be continued, and the Senior Indebtedness or the liability of any Payee, any guarantor thereof or any other Person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by any Agent or any other holder of Senior Indebtedness, in each case without notice to or further assent by such Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(vii)         Each Payee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth herein. The Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payee with respect to Intercompa-ny Subordinated Indebtedness shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

(viii)        To the maximum extent permitted by law, each Payee waives any claim it might have against any Agent or any other holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of such Agent or any such holder, or any of their Related Parties, with respect to any exercise of rights or remedies under the Loan Documents, except to the extent due to the gross negligence or willful misconduct of such Agent or any such holder, as the case may be, or any of its Related Parties, as determined by a court of competent jurisdiction in a final and non-appealable judgment. None of the Agents, any other holder of Senior Indebtedness or any of their Related Parties shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Indebtedness, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any Payor, any Payee or any other Person or to take any other action whatsoever with regard to any such guarantee or any other property.

I-3

Each Payee and each Payor hereby agree that the subordination provisions set forth in this Agreement are for the benefit of the Agents and the other holders of Senior Indebtedness. The Agents and the other holders of Senior Indebtedness are obligees under this Agreement to the same extent as if their names were written herein as such and each Agent may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth herein.

All rights and interests of the Agents and the other holders of Senior Indebtedness hereunder, and the subordination provisions and the related agreements of the Payors and Payees set forth herein, shall remain in full force and effect irrespective of:

(i)             any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(iii)           any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Senior Indebtedness; or

(iv)          any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Payor in respect of any Senior Indebtedness or of any Payee or any Payor in respect of the subordination provisions set forth herein.

The Indebtedness owed by any Payor to a Loan Party that is a Payee shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on any Intercompany Subordinated Indebtedness as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

This Agreement shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Agreement shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Agreement supplements any and all promissory notes or other instruments which create or evidence any loans or advances made on, before or after the date hereof by any Payee to the Borrower or any Subsidiary.

I-4

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Agreement (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Agreement shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Agreement shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, until such time as (i) all the Loans have been paid in full in cash (other than contingent obligations not yet due) and (ii) all Commitments have terminated or expired, each Agent shall have provided its prior written consent to such amendment, modification, waiver or consent (such consent not to be unreasonably withheld to the extent such amendment or modification is required to comply with any applicable law or is not adverse to the interests of the Lenders in any material respects).

I-5

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Payor

[ ]

By:
Name:
Title:

I-6

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Payee

[ ]

By:
Name:
Title:

I-7

EXHIBIT J

FORM OF PERFECTION CERTIFICATE

November 4, 2019

Reference is hereby made to (i) that certain Security Agreement dated as of November 4, 2019 (the “Security Agreement”), between Symantec Corporation, a Delaware corporation (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of November 4, 2019 (the “Credit Agreement”) among the Borrower, the Guarantors, the Administrative Agents, certain other parties thereto, JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means the Borrower and each of its Material Subsidiaries.

The undersigned hereby certify to the Collateral Agent as follows:

1.                   Names.

(a)                The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b)                Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company (or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the past five years, together with the date of the relevant change.

(c)                Set forth in Schedule 1(c) is a list of all other names used by each Company on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization or formation, as applicable at any time during the past four months.

2.                   Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3.                   Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral within the past five (5) years has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4.                   File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral. A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5.                   UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6.                   Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7.                   [Reserved].

8.                   Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9.                   Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its direct Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

10.               Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness in an aggregate face amount of greater than $50,000,000 held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

11.               Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the Security Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c) Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d) Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12.              Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) in an aggregate amount reasonably estimated to exceed $60,000,000 held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13.              [Reserved].

14.              Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit in an aggregate face amount in excess of $50,000,000 issued in favor of each Company, as beneficiary thereunder, stating if letter-of-credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreement.

15.              Motor Vehicles. Attached hereto as Schedule 15 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) valued at over $50,000 and owned by each Company, and the owner and approximate value of such motor vehicles.

16.              Insurance. Attached hereto as Schedule 16 is a true and correct list of all insurance policies of the Companies.

17.              Other Collateral. Attached hereto as Schedule 17 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all rolling stock and trains, (f) all oil, gas, minerals and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreement.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

SYMANTEC CORPORATION

By:
Name:
Title:

SYMANTEC OPERATING CORPORATION

By:
Name:
Title:

BLUE COAT LLC

By:
Name:
Title:

LIFELOCK, INC.

By:
Name:
Title:

[Symantec - Signature Page to Perfection Certificate]